As filed with the Securities and Exchange Commission on December 23, 2005

Registration No. 333-
Registration No. 333- -01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDIACOM BROADBAND LLC
MEDIACOM BROADBAND CORPORATION
(Exact names of registrants as specified in their charters)

Delaware	4841	06-1615412
Delaware	4841	06-1630167
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code	Identification Numbers)
	Numbers)
100 Crystal Run Road
Middletown, New York 10941
(845) 695-2600
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Rocco B. Commisso
Chairman and Chief Executive Officer
Mediacom Communications Corporation
100 Crystal Run Road
Middletown, New York 10941
(845) 695-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert L. Winikoff, Esq.
Kenneth A. Rosenblum, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price	Fee
8 1/2% Senior Notes due 2015	$200,000,000	100%	$200,000,000	$21,400

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.
The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and it is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.
Subject to Completion, dated December 23, 2005
Preliminary Prospectus
Mediacom Broadband LLC
Mediacom Broadband Corporation

Offer to Exchange $200,000,000 of our
8 1/2% Senior Notes due 2015

          The notes being offered by this prospectus are being issued in exchange for notes sold by us in a private placement on August 30, 2005. The exchange notes will be governed by the same indenture governing the initial notes. The exchange notes will be substantially identical to the initial notes, except the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.
•	The exchange offer expires at 5:00 p.m., New York City time, on [ ], 2006, unless extended.

•	No public market exists for the initial notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.
           Before you tender your initial notes, you should consider carefully the section entitled “Risk Factors” beginning on page 9 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2006

          We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus or any sales made hereunder after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of Mediacom Broadband LLC and Mediacom Broadband Corporation have not changed since the date hereof.
          Each broker-dealer that receives the exchange notes offered by this prospectus for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of this exchange offer and ending on the close of business nine months after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.
Industry and Market Data
          In this prospectus, we rely on and refer to information regarding the cable television industry and our competitors. We obtained this information from various third party sources and our own internal estimates. We believe that these sources and estimates provided by third parties are reliable, but we have not independently verified the information provided by third parties and cannot guarantee the accuracy or completeness of such information.

- i -

PROSPECTUS SUMMARY
          This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before making a decision to exchange the initial notes. You should read the entire prospectus prior to deciding to exchange the initial notes.
Our Manager
          We are a wholly-owned subsidiary of Mediacom Communications Corporation, which is also our manager. Mediacom Communications is the nation’s eighth largest cable television company based on customers served and the leading cable operator focused on serving the smaller cities and towns in the United States. Mediacom Communications was founded in July 1995 by Rocco B. Commisso, its Chairman and Chief Executive Officer.
          As of September 30, 2005, our manager’s cable systems, which are owned and operated through our operating subsidiaries and those of Mediacom LLC, which is also a wholly-owned subsidiary of our manager, passed an estimated 2.80 million homes and served approximately 1.43 million basic subscribers and 2.36 million revenue generating units (“RGUs”). A basic subscriber is a customer who receives a package of cable television services. RGUs represent the sum of basic subscribers, digital customers, high-speed data customers and phone customers.
          Our manager’s Class A common stock is traded on The Nasdaq National Market under the symbol “MCCC.” Mr. Commisso and the senior management team of Mediacom Communications owned in the aggregate approximately 23.9% of Mediacom Communications’ common stock outstanding as of November 30, 2005.
Mediacom Broadband LLC
          As of September 30, 2005, our cable systems passed an estimated 1.46 million homes and served approximately 774,000 basic subscribers and 1.31 million RGUs. Through our interactive broadband network we provide our customers with a wide array of broadband products and services, including analog and digital video services, such as video-on-demand, high definition television and digital video recorders, high-speed Internet access and phone service. We currently offer triple-play bundles of video, high-speed Internet access and voice services.
Principal Executive Offices
          Our principal executive offices are located at 100 Crystal Run Road, Middletown, New York 10941. Our telephone number is (845) 695-2600.
Initial Offering
          The initial notes were originally issued by Mediacom Broadband LLC and Mediacom Broadband Corporation on August 30, 2005 in a private offering. We are parties to a registration rights agreement with the initial purchasers of the initial notes pursuant to which we agreed, among other things, to file a registration statement with respect to the exchange notes on or before February 27, 2006 and to use our best efforts to have the registration statement declared effective by June 26, 2006.

Summary of Exchange Offer
          We are offering to exchange $200.0 million aggregate principal amount of our exchange notes for $200.0 million aggregate principal amount of our initial notes. To exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes, subject to certain restrictions, that are validly tendered and not validly withdrawn.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we extend it.

Registration Rights Agreement	You have the right, subject to certain restrictions, to exchange the initial notes that you hold for exchange notes that are substantially identical in all material respects to the initial notes. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your initial notes.

Accrued Interest on the Exchange Notes and Initial Notes	The exchange notes will bear interest from their issuance date. Holders of initial notes which are accepted for exchange will receive, in cash, accrued and unpaid interest on the initial notes to, but not including, the issuance date of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. You should read the discussion under “Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions of the exchange offer.

Procedures for Tendering Initial Notes	If you are a holder of initial notes and wish to accept the exchange offer, you must either:
•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; or

•	arrange for The Depository Trust Company to transmit required information to the exchange agent in connection with a book-entry transfer.

The exchange agent must receive such documentation or information and your initial notes on or prior to the expiration date at the address set forth in the section of this prospectus entitled “Exchange Offer—Exchange Agent.”

Representation Upon Tender	By tendering your initial notes in this manner, you will be representing, among other things, that:

•	the exchange notes you acquire in the exchange offer are acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not a party related to us.

Procedures for Beneficial Owners	If you are the beneficial owner of initial notes registered in the name of a broker, dealer or other nominee and you wish to tender your initial notes, you should contact the person in whose name your initial notes are registered and promptly instruct the person to tender on your behalf within the time period set forth in the section of this prospectus entitled “Exchange Offer.”

Procedures for Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Material U.S. Federal Tax Consequences	The exchange of initial notes for exchange notes will not result in any gain or loss to you for U.S. federal income tax purposes. Your holding period for the exchange notes will include the holding period for the initial notes and your adjusted tax basis of the exchange notes will be the same as your adjusted tax basis of the initial notes at the time of the exchange. For additional information, you should read the discussion under “U.S. Federal Tax Considerations.”

Failure to Exchange Will Affect You Adversely	Initial notes that are not tendered, or that are tendered but not accepted, will be subject to the existing transfer restrictions on the initial notes after the exchange offer and, subject to certain exceptions, we will have no further obligation to register the initial notes under the Securities Act of 1933. If you do not participate in the exchange offer, the liquidity of your initial notes could be adversely affected.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on or prior to the expiration date, you may tender your initial notes according to the guaranteed delivery procedures set forth in the section of this prospectus entitled “Exchange Offer—Guaranteed Delivery Procedure.”

Acceptance of Initial Notes; Delivery of Exchange Notes	Subject to customary conditions, we will accept initial notes which are properly tendered in the exchange offer and not withdrawn, before 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange notes will be delivered as promptly as practicable following the expiration date.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer.

Summary of Terms of the Exchange Notes
          For a more complete description of the terms of the notes, see “Description of the Notes.”
          The exchange notes are substantially identical to the initial notes, with limited exceptions. The exchange notes will evidence the same debt as the initial notes and are subject to the same indenture as the initial notes.

Issuers	Mediacom Broadband LLC and Mediacom Broadband Corporation.

Securities Offered	$200,000,000 aggregate principal amount of 8 1/2% senior notes due 2015.

Maturity	October 15, 2015

Interest	Interest on the notes will accrue at the rate of 8 1/2% per year, payable semiannually in cash in arrears on each April 15 and October 15, having commenced October 15, 2005.

Ranking	The notes will be our senior unsecured obligations. They will:
•	effectively rank behind any of our secured debt and all existing and future indebtedness and other liabilities of our subsidiaries;

•	rank equally in right of payment with our 11% senior notes due 2013;

•	rank equally in right of payment to all of our unsecured debt that does not expressly provide that it is subordinated to the notes; and

•	rank ahead of all our future debt that expressly provides that it is subordinated to the notes.

As of September 30, 2005, we had approximately $1,411.5 million of debt outstanding reflected on our consolidated balance sheet (including approximately $811.5 million of debt of our subsidiaries), and our subsidiaries had $493.1 million of unused credit commitments under the revolving credit portion of the bank credit facility of our subsidiaries, referred to as our subsidiary credit facility.

Neither our manager, any of our subsidiaries, other than Mediacom Broadband Corporation, the co-issuer of the exchange notes, nor any of our manager’s other subsidiaries, including Mediacom LLC, will guarantee or otherwise be an obligor under the exchange notes, unless the covenant described in “Description of the Notes-Covenants-Limitation on Guarantees of Certain Indebtedness” applies.

Optional Redemption	We may redeem some or all of the exchange notes at any time on or prior to October 14, 2010 at a redemption price equal to 100% of the principal amount of the notes redeemed plus an applicable premium calculated as set forth in this prospectus. We may redeem some or all of the notes at any time after that date at the redemption prices set forth in this prospectus. The redemption prices are described in the section “Description of the Notes—Optional Redemption.”

Change of Control	Upon a change of control, as defined under the section entitled “Description of the Notes,” you will have the right, as a holder of exchange notes, to require us to repurchase your exchange notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Restrictive Covenants	The indenture governing the exchange notes contains certain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:
•	incur additional debt;

•	pay dividends on our equity interests or repurchase our equity interests;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

These restrictive covenants are subject to a number of important qualifications.

Summary Historical Consolidated Financial Data
          The summary historical consolidated financial data set forth below (except for operating data) for the three years ended December 31, 2004 have been derived from our audited consolidated financial statements. The summary historical consolidated financial data set forth below (except for operating data) for the nine month periods ended September 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements, which include all adjustments (consisting of normal recurring accruals) that we consider necessary for a fair presentation of the financial position and result of operations for these periods.
          The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results Of Operations,” our consolidated financial statements and notes thereto, and other financial information included in this prospectus.

	Mediacom Broadband LLC
				Nine Months Ended
	Year Ended December 31,			September 30,
	2002	2003	2004	2004	2005
	(dollars in thousands)
Statement of Operations Data:
Revenues	$512,792	$552,342	$585,039	$436,101	$455,725
Costs and expenses:
Service costs, exclusive of depreciation and amortization shown separately below	207,053	215,310	225,764	165,458	177,283
Selling, general and administrative expenses	105,407	118,918	126,575	96,489	101,863
Management fee expense	6,967	9,322	10,585	8,206	8,981
Depreciation and amortization	123,704	113,007	107,592	80,300	85,575

Operating income	69,661	95,785	114,523	85,648	82,023
Interest expense, net	(76,790)	(82,536)	(86,125)	(64,223)	(71,481)
Gain (loss) on derivative instruments, net	(15,049)	2,807	10,929	6,700	6,217
Other expense	(5,066)	(5,974)	(4,475)	(3,560)	(2,898)

Net income (loss)	$(27,244)	$10,082	$34,852	$24,565	$13,861

Balance Sheet Data (end of period):
Total assets	$2,281,948	$2,287,784	$2,258,245	$2,253,781	$2,280,900
Total debt	1,298,000	1,354,668	1,363,955	1,360,534	1,411,461
Total member’s equity	610,522	589,016	595,157	600,081	580,127
Other Data:
Operating income before depreciation and amortization(1)	$193,365	$208,792	$222,115	$165,948	$167,598
Ratio of earnings to fixed charges or deficiency of earnings over fixed charges	$(31,186)	1.08	1.37	1.35	1.18
Operating income before depreciation and amortization margin(2)	37.7%	37.8%	38.0%	38.1%	36.8%
Net cash flows provided by (used in):
Operating activities	125,059	96,627	106,304	63,939	69,940
Investing activities	(239,310)	(116,613)	(85,394)	(62,186)	(84,758)
Financing activities	68,980	19,058	(21,159)	(7,634)	12,284
Operating Data (end of period):
Estimated homes passed(3)	1,463,000	1,472,500	1,456,000	1,453,000	1,458,000
Basic subscribers(4)	840,000	819,300	783,000	780,000	774,000
Basic penetration(5)	57.4%	55.6%	53.8%	53.7%	53.1%
Digital customers(6)	238,000	231,600	236,000	228,000	280,000
Data customers(7)	110,000	157,800	205,000	197,000	252,000
Phone customers(8)	—	—	—	—	1,000
Revenue generating units(9)	1,188,000	1,208,700	1,224,000	1,205,000	1,307,000

(1)	Operating income before depreciation and amortization (“OIBDA”) is not a financial measure calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.

However, OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies.

A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.

OIBDA should not be regarded as an alternative to either operating income or net income (loss) as an indicator of operating performance nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

	Mediacom Broadband LLC
				Nine Months Ended
	Year Ended December 31,			September 30,
	2002	2003	2004	2004	2005
	(dollars in thousands)
OIBDA	$193,365	$208,792	$222,115	$165,948	$167,598
Depreciation and amortization	(123,704)	(113,007)	(107,592)	(80,300)	(85,575)

Operating income	$69,661	$95,785	$114,523	$85,648	$82,023

(2)	Represents OIBDA as a percentage of revenue. See Note 1 above.

(3)	Represents an estimate of the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system’s service area.

(4)	Represents a dwelling with one or more television sets that receives a package of over-the-air broadcast stations, local access channels or certain satellite-delivered cable television services. Accounts that are billed on a bulk basis, which typically receive discounted rates, are converted into full-price equivalent basic subscribers by dividing total bulk billed basic revenues of a particular system by the applicable combined limited and expanded cable rate charged to basic subscribers in that system. Basic subscribers include connections to schools, libraries, local government offices and employee households that may not be charged for limited and expanded cable services, but may be charged for digital cable, video-on-demand, high-definition television, digital video recorders or high-speed Internet service. Customers who exclusively purchase high-speed Internet service are not counted as basic subscribers. Our methodology of calculating the number of basic subscribers may not be identical to those used by other cable companies.

(5)	Represents basic subscribers as a percentage of estimated homes passed.

(6)	Represents customers that receive digital cable services.

(7)	Represents residential high-speed Internet customers and small to medium-sized commercial cable modem accounts billed at higher rates than residential customers. Small to medium-sized commercial accounts generally represent customers with bandwidth requirements of up to 5 Mbps. These commercial accounts are converted to equivalent residential data customers by dividing their associated revenues by the applicable residential rate. Our high-speed Internet customers exclude large commercial accounts and include an insignificant number of dial-up customers. Our methodology of calculating high-speed Internet customers may not be identical to those used by other cable companies.

(8)	Represents customers that receive phone service.

(9)	Represents the sum of basic subscribers, digital customers, high-speed Internet customers and phone customers.

RISK FACTORS
          You should carefully consider the risk factors set forth below, as well as the other information appearing elsewhere in this prospectus before tendering your initial notes in exchange for exchange notes.
Risks related to the exchange offer, the exchange notes and our debt levels
Your failure to participate in this exchange offer will have adverse consequences.
          Holders of initial notes who do not tender their initial notes in exchange for exchange notes pursuant to this exchange offer will continue to be subject to the restrictions on transfer of the initial notes as a consequence of the issuance of the initial notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933. In general, initial notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the initial notes under the Securities Act.
Because of the lack of a public market for the exchange notes, you may not be able to sell your exchange notes at all or at an attractive price.
          We do not intend to have the exchange notes listed on a national securities exchange, although we expect that they will be eligible for trading on the PORTAL system. While several financial companies have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and may discontinue market making at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. As a result, we cannot assure you that an active trading market will develop for the exchange notes or, if one does develop, that it will be maintained.
          The liquidity of the trading market in the exchange notes, if any active trading market develops, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for debt securities generally or the interest of securities dealers in making a market in the exchange notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance. Accordingly, we cannot assure you as to the liquidity of the market for the exchange notes or the prices at which you may be able to sell the exchange notes.
We have substantial existing debt and have significant interest payment requirements, which could adversely affect our ability to obtain financing in the future and require our operating subsidiaries to apply a substantial portion of their cash flow to debt service.
          We have a substantial amount of debt. As of September 30, 2005, we had approximately $1,411.5 million of debt outstanding reflected on our consolidated balance sheet (including approximately $811.5 million of debt of our subsidiaries), and our subsidiaries had $493.1 million of unused credit commitments under the revolving credit portion of our subsidiary credit facility. In October 2005, we amended our credit facility to (i) increase the revolving credit commitment portion from approximately $543.0 million to $650.5 million, of which approximately $430.3 million is not subject to scheduled reductions prior to the termination date, and (ii) extend the termination date of the commitments not subject to reductions from March 2010 to December 2012. Giving effect to this amendment, as of September 30, 2005, we had $600.6 million of unused credit commitments under the revolving credit portion of our subsidiary credit facility, of which $581.9 million could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. We expect to continue to borrow under this facility.
          Our ratio of earnings to fixed charges was 1.18 and 1.35 for the nine months ended September 30, 2004 and 2005, respectively, and 1.37 and 1.08 for the years ended December 31, 2004 and 2003, respectively. Our deficiency of earnings over fixed charges was $31.2 million for the year ended December 31, 2002. The ratio of earnings to fixed charges is often used by investors to evaluate a company’s capital structure and its ability to make payments on its debt.
          Subject to restrictions in our subsidiary credit facility, the indenture governing our existing 11% senior notes due 2013 and the indenture governing the exchange notes, we may incur significant amounts of additional debt for working capital, capital expenditures, acquisitions and other purposes.
          Our high level of combined debt could have important consequences for you, including the following:
•	Our ability to access new sources of financing for working capital, capital expenditures, acquisitions or other purposes may be limited;

•	We will need to use a large portion of our revenues to pay interest on borrowings under our subsidiary credit facility, our existing senior notes and the exchange notes, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

•	Some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

•	Borrowings under our subsidiary credit facility are secured and will mature prior to the exchange notes;

•	We may be more vulnerable to economic downturns and adverse developments in our business;

•	We may be less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services;

•	We may be at a disadvantage when compared to our competitors that have less debt; and

•	We may not be able to implement our business strategy.
We and our subsidiaries may still be able to incur substantially more debt which could exacerbate the risks described in this section.
          We and our subsidiaries may be able to incur substantial additional debt in the future. If we or our subsidiaries do so, the risks described above could intensify. The terms of the indentures governing the existing senior notes and the exchange notes do not fully prohibit us or our subsidiaries from doing so. Giving effect to our recent credit facility amendment, as of September 30, 2005, we had $600.6 million of unused credit commitments under the revolving credit portion of our subsidiary credit facility, of which $581.9 million could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. We expect to continue to borrow under this facility.
The exchange notes will be effectively subordinated to all debt and other liabilities of our subsidiaries.
          Mediacom Broadband LLC is a holding company. As a result, the exchange notes are effectively subordinated to all existing and future liabilities of our subsidiaries, including debt under our subsidiary credit facility. If the maturity of the loans under our subsidiary credit facility were accelerated, our subsidiaries would have to repay all debt outstanding under that credit facility before they could distribute any assets or cash to us. Remedies to the lenders under our subsidiary credit facility could constitute events of default under the indenture governing the exchange notes. If these remedies were exercised, the maturity of the exchange notes could be accelerated, and our subsidiaries’ obligations under our subsidiary credit facility could be accelerated also. In such circumstances, there can be no assurance that our subsidiaries’ assets would be sufficient to repay all of their debt and then to make distributions to us to enable us to meet our obligations under the indenture. Claims of creditors of our subsidiaries, including general trade creditors, will generally have priority over holders of the exchange notes as to the assets of our subsidiaries. Additionally, any right we may have to receive assets of any of our subsidiaries upon such subsidiary’s liquidation or reorganization will be effectively subordinated to the claims of the subsidiary’s creditors, except to the extent, if any, that we ourselves are recognized as a creditor of such subsidiary. If we are recognized as a creditor, our claims would still be subordinate to the claims of such creditors who hold security in the assets of such subsidiary to the extent of such assets and to the claims of such creditors who hold indebtedness of such subsidiary senior to that held by us. As of September 30, 2005, giving effect to our recent credit facility amendment, the aggregate amount of the debt and other liabilities of our subsidiaries reflected on our consolidated balance sheet as to which holders of the exchange notes are effectively subordinated was approximately $811.5 million and our subsidiaries had $600.6 million of unused credit commitments under the revolving credit portion of our subsidiary credit facility, of which $581.9 million could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. Our subsidiaries may incur additional debt or other obligations in the future and the exchange notes are effectively subordinated to such debt or other obligations.
The exchange notes are obligations of a holding company which has no operations and depends on its subsidiaries for cash.
          As a holding company, we will not hold any assets other than our investments in and our advances to our operating subsidiaries. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Our only source of the cash we need to pay current interest on the exchange notes and our other obligations and to repay the principal amount of these obligations, including the exchange notes, is the cash that our subsidiaries generate from their operations and their borrowings. Our subsidiaries are not obligated to make funds available to us.
          Our subsidiaries’ ability to make payments to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our subsidiary credit facility permits our subsidiaries to distribute cash to us to pay interest on the exchange notes, but only so long as there is no default under such credit facility. If there is a default under our subsidiary credit facility, we would not have any cash to pay interest on our obligations, including the exchange notes.
Our ownership interests in our subsidiaries are pledged as collateral under our subsidiary credit facility and may not be available to holders of the exchange notes.
          All of our ownership interests in our subsidiaries are pledged as collateral under our subsidiary credit facility. Therefore, if we were unable to pay principal or interest on the exchange notes, the ability of the holders of the exchange notes to proceed against the ownership interests in our subsidiaries to satisfy such amounts would be subject to the prior satisfaction in full of all amounts owing under our subsidiary credit facility. Any action to proceed against such interests by or on behalf of the holders of exchange notes would constitute an event of default under our subsidiary credit facility entitling the lenders thereunder to declare all amounts owing thereunder to be immediately due and payable. In addition, as secured creditors, the lenders under our subsidiary credit facility would control the disposition and sale of our subsidiaries’ interests after an event of default under our subsidiary credit facility and would not be legally required to take into account the interests of our unsecured creditors, such as the holders of the exchange notes, with respect to any such disposition or sale. There can be no assurance that our assets after the satisfaction of claims of our secured creditors would be sufficient to satisfy any amounts owing with respect to the exchange notes.
We may not be able to generate enough cash to service our debt.
          Our ability to make payments on and to refinance our debt, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flows from operations or that future distributions will be available to us in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs.
          We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Under certain circumstances, federal and state laws may allow courts to void or subordinate claims with respect to the exchange notes or to modify the contractual or structural relationship between different classes of creditors.
          Under the federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could void claims with respect to the exchange notes, or subordinate them, if, among other things, we, at the time the exchange notes were issued:
•	received less than reasonably equivalent value or fair consideration for the exchange notes; and

•	were insolvent or rendered insolvent by reason of the incurrence;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they became due.
The measures of insolvency for purposes of these fraudulent or preferential transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent or preferential transfer has occurred. Generally, however, we would be considered insolvent if:
•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•	the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they became absolute and mature; or

•	we could not pay our debts as they became due.
Based upon information currently available to us, we believe that the initial notes were incurred for proper purposes and in good faith.
          In addition, if there were to be a bankruptcy of our parent and/or its subsidiaries, creditors of our parent may attempt to make claims against us and our subsidiaries, including seeking substantive consolidation of our and our subsidiaries’ assets and liabilities with the liabilities of our parent, which, if successful, could have an adverse effect on holders of the exchange notes and their recoveries in any bankruptcy proceeding.
Our ability to purchase your exchange notes on a change of control may be limited.
          If we undergo a change of control, we may need to refinance large amounts of our debt, including our subsidiary credit facility, and we must offer to buy back the exchange notes for a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. We cannot assure you that we will have sufficient funds available to make the required repurchases of the exchange notes in that event, or that we will have sufficient funds to pay our other debts.
          In addition, our subsidiary credit facility prohibits our subsidiaries from providing us with funds to finance a change of control offer after a change of control until our subsidiaries have repaid in full their debt under our subsidiary credit facility. If we fail to repurchase the exchange notes upon a change of control, we will be in default under the indenture governing the exchange notes and the indenture governing our existing senior notes. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These repurchase requirements may delay or make it harder to obtain control of our company.
          The change of control provisions may not protect you in a transaction in which we incur a large amount of debt, including a reorganization, restructuring, merger or other similar transaction, because that kind of transaction may not involve any shift in voting power or beneficial ownership, or may not involve a shift large enough to trigger a change of control.
You should not expect Mediacom Broadband Corporation to participate in making payments on the exchange notes.
          Mediacom Broadband Corporation is a wholly-owned subsidiary of Mediacom Broadband LLC that was incorporated to accommodate the issuance of the existing senior notes by Mediacom Broadband LLC. Mediacom Broadband Corporation has no operations, revenues or cash flows and has no assets, liabilities or stockholders’ equity on its balance sheet, other than a one hundred dollar receivable from an affiliate and the same dollar amount of common stock on its consolidated balance sheets. You should not expect Mediacom Broadband Corporation to participate in servicing the interest or principal obligations on the notes.
A default under the indentures governing our existing senior notes and the exchange notes or under our subsidiary credit facility could result in an acceleration of our indebtedness and other material adverse effects.
          The agreements and instruments governing our own and our subsidiaries’ indebtedness contain numerous financial and operating covenants. The breach of any of these covenants could cause a default, which could result in the indebtedness becoming immediately due and payable. If this were to occur, we would be unable to adequately finance our operations. In addition, a default could result in a default or acceleration of our other indebtedness subject to cross-default provisions. If this occurs, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing is available, it may not be on terms that are acceptable to us. The membership interests of our operating subsidiaries are pledged as collateral under our subsidiary credit facility. A default under our subsidiary credit facility could result in a foreclosure by the lenders on the membership interests pledged under that facility. Because we are dependent upon our operating subsidiaries for all of our revenues, a foreclosure would have a material adverse effect on our business, financial condition and results of operations.
We have a history of net losses.
          We have a history of net losses. Although we reported net income of $13.9 million and $24.6 million for the nine months ended September 30, 2005 and 2004, respectively, and net income of $34.9 million and $10.1 million for the years ended December 31, 2004 and 2003, respectively, we reported net losses of $27.2 million and $50.6 million for the year ended December 31, 2002 and for the period from April 5, 2001 (date of inception) through December 31, 2001, respectively. The principal reasons for our prior net losses include the depreciation and amortization expenses associated with our acquired assets and capital expenditures related to expanding and upgrading our cable systems, as well as interest costs on borrowed money.
Our subsidiary credit facility imposes significant restrictions.
          Our subsidiary credit facility contains covenants that restrict our subsidiaries’ ability to:
•	distribute funds or pay dividends to us;

•	incur additional indebtedness or issue additional equity;

•	repurchase or redeem equity interests and indebtedness;

•	pledge or sell assets or merge with another entity;

•	create liens; and

•	make certain capital expenditures, investments or acquisitions.
The ability of our subsidiaries to comply with these provisions may be affected by events beyond our control. If they were to breach any of these covenants, they would be in default under the credit facilities and they would be prohibited from making distributions to us.
          Under certain circumstances, lenders could elect to declare all amounts borrowed under our subsidiary credit facility, together with accrued interest and other fees, to be due and payable. If that occurred, our obligations under the existing senior notes and the exchange notes could also become payable immediately. Under such circumstances, we may not be able to repay such amounts or the senior notes.
The terms of our indebtedness could materially limit our financial and operating flexibility.
          Several of the covenants contained in the agreements and instruments governing our own and our subsidiaries’ indebtedness could materially limit our financial and operating flexibility by restricting, among other things, our ability and the ability of our operating subsidiaries to:
•	incur additional indebtedness;

•	create liens and other encumbrances;

•	pay dividends and make other payments, investments, loans and guarantees;

•	enter into transactions with related parties;

•	sell or otherwise dispose of assets and merge or consolidate with another entity;

•	repurchase or redeem capital stock, other equity interests or debt;

•	pledge assets; and

•	issue capital stock or other equity interests.
Complying with these covenants could cause us to take actions that we otherwise would not take or cause us not to take actions that we otherwise would take.
Risks relating to our business
We may not be able to obtain additional capital to continue the development of our business.
          We have invested substantial capital for the upgrade, expansion and maintenance of our cable systems and the launch and expansion of new or additional products and services. While we have substantially completed our planned system upgrades, if there is accelerated growth in our video, high-speed Internet (“HSD”, “data” or “cable modem service”) and voice products and services, or we decide to introduce other new advanced products and services, or the cost to provide these products and services increases, or we consummate one or more acquisitions, we may need to make unplanned additional capital expenditures. We may not be able to obtain the funds necessary to finance additional capital requirements through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, we would not be able to implement our business strategy and our results of operations would be adversely affected.
If we are unsuccessful in implementing our growth strategy, our business and results of operations could be adversely affected.
          We currently expect that a substantial portion of our future growth in revenues will come from the expansion of relatively new services, the introduction of additional new services, and, possibly, acquisitions. Relatively new services include HSD, video-on-demand (“VOD”), digital video recorders (“DVRs”), high definition television (“HDTV”) and phone service. We may not be able to successfully expand existing services due to unpredictable technical, operational or regulatory challenges. It is also possible that these services will not generate significant revenue growth.
The acquisition and integration of additional cable systems could adversely affect our business and results of operations.
          From time to time we evaluate opportunities to acquire additional cable systems. If we make acquisitions in the future, we may need to incur more debt and we may incur contingent liabilities and amortization expenses, which could adversely affect our operating results and financial condition. If we make acquisitions in the future and the expected operating efficiencies do not materialize, or if we fail to effectively integrate acquired cable systems into our existing business, or if the costs of such integration exceed expectations, our operating results and financial condition could be adversely affected.

Our programming costs are increasing, and our business and results of operations will be adversely affected if we cannot pass through a sufficient part of the additional costs to subscribers.
          Our programming costs have been, and are expected to continue to be, one of our largest single expense items. In recent years, the cable and satellite video industries have experienced a rapid increase in the cost of programming, particularly sports programming. This increase in programming costs is expected to continue, and we may not be able to pass on all programming cost increases to our customers. In addition, as we add programming to our basic and expanded basic programming tiers, we may not be able to pass on all of our costs of the additional programming to our customers without the potential loss of basic subscribers. To the extent that we may not be able to pass on increased or additional programming costs, particularly sports programming, to subscribers, our business and results of operations will be adversely affected.
          We also expect to be subject to increasing financial and other demands by broadcasters to obtain the required consents for the transmission of broadcast programming to our subscribers. We cannot predict the impact of these negotiations on our business and results of operations or the effect on our subscribers should we be required to suspend the carriage of this programming.
We operate in a highly competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations. We have lost a significant number of customers to direct broadcast satellite competition, and further loss of customers could have a material negative impact on our business.
          The industry in which we operate is highly competitive and is often subject to rapid and significant changes and developments in the marketplace and in the regulatory and legislative environment. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater resources and operating capabilities, greater brand name recognition and long-standing relationships with regulatory authorities and customers.
          Our video business faces competition primarily from DBS service providers. The two largest DBS companies, DIRECTV, Inc. and EchoStar Communications, are each among the four largest providers of multichannel video programming services based on reported customers. In addition, DIRECTV’s affiliation with News Corporation could strengthen that company’s competitive positioning, as News Corporation also owns Fox Television Network and several cable programming services. Competition from DBS has had an adverse effect on our ability to retain customers. DBS has grown rapidly over the past several years and continues to do so. We have lost a significant number of customers to DBS competition, and will continue to face significant challenges from DBS providers.
          Local telephone companies are capable of offering video and other services in competition with us and they may increasingly do so in the future. Certain telephone companies have begun to deploy fiber more extensively in their networks and some have announced plans to deploy broadband services, including video programming services, in a manner which avoids the same regulatory burdens imposed on our business. These deployments will enable them to begin providing video services, as well as telephone and Internet access services, to residential and business customers. New laws or regulations at the federal or state level may clarify, modify or enhance the ability of the local telephone companies to provide their services either without obtaining state or local cable franchises or to obtain such franchises under terms and conditions more favorable than those imposed on us. If local telephone companies are not required to obtain local cable franchises comparable to ours, it would be adverse to our business.
          Certain telephone companies, together with DBS service providers, have launched bundled offerings of satellite delivered video service combined with phone, Internet and wireless service delivered by the telephone companies.
          We also face growing competition from municipal entities that construct facilities and provide cable television, HSD, telephony and/or other related services. In addition to hard-wired facilities, some municipal entities are exploring building wireless fidelity networks to deliver these services. In Iowa, our largest market, an organization named Opportunity Iowa began in early 2004 to actively encourage Iowa municipalities to construct facilities that could be used to provide services that compete with the services we offer. Referenda were on the November 2005 ballot in thirty-two municipalities to authorize the formation of a communications utility, a prerequisite to funding and construction of facilities that may compete with ours. Referenda were successfully passed in seventeen of those communities. In many of the communities that passed a referendum, proponents and officials publicly stated that a second vote would be taken prior to any actual construction or funding of a competitive system, and only after a preliminary cost benefit analysis is undertaken. Despite the public statements, it is possible that certain of these communities may proceed with funding and construction without holding a second referendum or completing a cost-benefit analysis.
          Other Iowa communities may also hold elections to authorize the creation of a telecommunications utility in their communities. Proponents or officials in those communities may not take the same approach with regard to a second vote or a cost-benefit analysis.
          We also face competition from over-the-air television and radio broadcasters and from other communications and entertainment media such as movie theaters, live entertainment and sports events, newspapers and home video products. Further losses of customers to DBS or other alternative video and HSD services could also have a material adverse effect on our business.
          Our principal competitor in the HSD business, in markets where it is available, is telephone service, or DSL. In our HSD business, we face competition primarily from telephone companies and other providers of “dial-up” and DSL which already have telephone lines into the household, an existing customer base and other operational functions in place. DSL service is competitive with HSD service over cable systems. In addition, certain DBS providers are currently offering two-way broadband data access services, which compete with our ability to offer bundled services to our customers.
          Our HSD business may also face competition in the future from registered utility holding companies and subsidiaries. In 2004, the FCC adopted rules: (i) that affirmed the ability of electric service providers to provide broadband Internet access services over their distribution systems; and (ii) that seek to avoid interference with existing services. Electric utilities could be formidable competitors to us.
          Some of our competitors, including franchised, wireless or private cable operators, satellite television providers and local exchange carriers, may benefit from permanent or temporary business combinations such as mergers, joint ventures and alliances and the potential repeal of certain ownership rules, either through access to financing, resources or efficiencies of scale, or the ability to provide multiple services in direct competition with us. Some of our present or future competitors may have greater financial resources or, through their affiliates, greater access to programming or other services, than we do.
If we are unable to keep pace with technological change, our business and results of operations could be adversely affected.
          Our industry is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with future technological developments. We also cannot assure you that we will successfully anticipate the demand of our customers for products and services requiring new technology. This type of rapid technological change could adversely affect our ability to maintain, expand or upgrade our systems and respond to competitive pressures. An inability to maintain and expand our systems and provide advanced services in a timely manner, or to anticipate the demands of the market place, could adversely affect our ability to compete and our results of operations.
The loss of key personnel could have a material adverse effect on our business.
          If any of our manager’s key personnel ceases to participate in our business and operations, our profitability could suffer. Our success is substantially dependent upon the retention of, and the continued performance by, our manager’s key personnel, including Rocco B. Commisso, the Chairman and Chief Executive Officer of our manager. Our manager has not entered into a long-term employment agreement with Mr. Commisso. Neither our manager nor we currently maintain key man life insurance on Mr. Commisso or other key personnel.
The Chairman and Chief Executive Officer of our Manager has the ability to control all major corporate decisions, which could inhibit or prevent a change of control or change in management.
          We are a wholly-owned subsidiary of our manager, Mediacom Communications. Rocco B. Commisso, Mediacom Communications’ Chairman and Chief Executive Officer, controls approximately 75.4% of the combined voting power of Mediacom Communications’ common stock. As a result, Mr. Commisso will generally have the ability to control the outcome of all matters requiring stockholder approval, including the election of its entire board of directors, the approval of any merger or consolidation and the sale of all or substantially all of its assets.
We may not be able to obtain critical items at a reasonable cost or when required, which could adversely affect business, financial condition and results of operations.
          We depend on third-party suppliers for equipment, software, services and other items that are critical for the operation of our cable systems and the provision of advanced services, including digital set-top converter boxes, digital video recorders and routers, fiber-optic cable, telephone circuits, software, the “backbone” telecommunications network for our high-speed data service and construction services for expansion and upgrades of our cable systems. In certain cases, these items are available from a limited number of suppliers. Demand for these items has increased with the general growth in demand for Internet and telecommunications services. We typically do not carry significant inventories of equipment. Moreover, if there are no suppliers that are able to provide set-top converter boxes that comply with evolving Internet and telecommunications standards or that are compatible with other equipment and software that we use, our business, financial condition and results of operations could be materially adversely affected. If we are unable to obtain critical equipment, software, communications or other services on a timely basis and at an acceptable cost, our ability to offer our products and services and roll out advanced services may be impaired, and our business, financial condition and results of operations could be materially adversely affected.
We rely on our parent and affiliate companies for various services and joint endeavors.
          We rely on our parent, Mediacom Communications, for various services such as corporate and administrative support. In addition, as permitted by the indenture governing the existing senior notes and the exchange notes, we enter into many types of transactions with Mediacom Communications or its subsidiaries, such as Mediacom LLC, the primary purpose of which is to result in cost savings and related synergies. These transactions relate to, among other things:
•	the sharing of centralized services, personnel, facilities, headends and plant;

•	the joint procurement of goods and services;

•	the allocation of certain costs and expenses; and

•	other matters reasonably related to the foregoing.
          Our financial position, results of operations and cash flows could differ from those that would have resulted had Mediacom Broadband operated autonomously or as an entity independent of Mediacom Communications. Similarly, our financial position, results of operations and cash flows would be impacted if, for any reason, transactions such as those described above were unavailable to us or if we were required to fulfill any jointly contracted obligations that an affiliate outside of our control failed to perform. We are unable to predict or quantify the impact of any changes that would result if joint transactions such as those described above were unavailable to us.
Risks related to legislative and regulatory matters
Our cable television business is subject to extensive governmental regulation.
          The cable television industry is subject to extensive legislation and regulation at the federal and local levels, and, in some instances, at the state level. Many aspects of such regulation are currently the subject of judicial and administrative proceedings and legislative and administrative proposals, and lobbying efforts by us and our competitors. We expect that court actions and regulatory proceedings will continue to refine our rights and obligations under applicable federal, state and local laws. The results of these judicial and administrative proceedings and legislative activities may materially affect our business operations. Local authorities grant us non-exclusive franchises that permit us to operate our cable systems. We renew or renegotiate these franchises from time to time. Local franchising authorities may demand concessions, or other commitments, as a condition to renewal, and these concessions or other commitments could be costly. The Communications Act of 1934, as amended (“Communications Act”) contains renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal, and although such Act requires the local franchising authorities to take into account the costs of meeting such concessions or commitments, there is no assurance that we will not be compelled to meet their demands in order to obtain renewals. We cannot predict whether any of the markets in which we operate will expand the regulation of our cable systems in the future or the impact that any such expanded regulation may have upon our business.
          Similarly, due to the increasing popularity and use of commercial online services and the Internet, certain aspects have become subject to regulation at the federal and state level such as collection of information online from children, disclosure of certain subscriber information to governmental agencies, commercial emails or “spam,” privacy, security and distribution of material in violation of copyrights. In addition to the possibility that additional federal laws and regulations may be adopted with respect to commercial online services and the Internet, several individual states have imposed such restrictions and others may also impose similar restrictions, potentially creating an intricate patchwork of laws and regulations. Future federal and/or state laws may cover such issues as privacy, access to some types of content by minors, pricing, encryption standards, consumer protection, electronic commerce, taxation of e-commerce, copyright infringement and other intellectual property matters. The adoption of such laws or regulations in the future may decrease the growth of such services and the Internet, which could in turn decrease the demand for our cable modem service, increase our costs of providing such service or have other adverse effects on our business, financial condition and results of operations. Such laws or regulations may also require disclosure of failures of our procedures or breaches to our system by third parties, which can increase the likelihood of claims against us by affected subscribers.
Changes in channel carriage regulations could impose significant additional costs on us.
          Cable operators face significant regulation of their channel carriage. Currently, they can be required to devote substantial capacity to the carriage of programming that they might not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. If the Federal Communications Commission (“FCC”) or Congress were to require cable systems to carry both the analog and digital versions of local broadcast signals or to carry multiple program streams included with a single digital broadcast transmission, this carriage burden would increase substantially. Recently, the FCC reaffirmed that cable operators need only carry one programming service of each television broadcaster to fulfill its must-carry obligation, however, changes in the composition of the FCC as well as proposals currently under consideration could result in an obligation to carry both the analog and digital version of local broadcast stations and/or to carry multiple digital program streams. Further, this decision has been appealed to the D.C. Circuit Court of Appeals.
          Recently, the FCC indicated that it was reevaluating whether it had the legal authority to, and whether it would, require cable operators to offer, on an a-la-carte basis, video programming that is currently offered only as part of a tier of programming. As an alternative to a-la-carte programming, some commissioners at the FCC have also publicly called for cable operators to create new tiers of “family-friendly” programming that would provide a tier devoid of cable programming that is alleged to be indecent or inappropriate for children. Certain cable operators have responded by announcing plans to create “family-friendly” programming tiers. It is not certain whether those efforts will ultimately be regarded as a sufficient response. Congress may also consider legislation regarding programming packaging, bundling or a-la-carte delivery of programming. Any such requirements could fundamentally change the way in which we package and price our services. We cannot predict the outcome of any future FCC proceedings or litigation in this area, or the impact of such proceedings on our business at this time.
          Recently, the FCC imposed “reciprocal” good faith retransmission consent negotiation obligations extending the rules that apply to broadcasters to cable operators. These rules identify seven types of conduct that would constitute “per se” violations of the new requirements. Thus, even though we may have no interest in carrying a particular broadcaster’s programming, we may be required under the new rules to engage in negotiations within the parameters of the FCC’s rules. While noting that the parties in retransmission consent negotiations were now subject to a “heightened duty of negotiation,” the FCC emphasized that failure to ultimately reach an agreement is not a violation of the rules. The impact of these rules on our business cannot be determined at this time.

Our franchises are non-exclusive and local franchising authorities may grant competing franchises in our markets.
          Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. As a result, competing operators of cable systems and other potential competitors, such as municipal utility providers, may be granted franchises and may build cable systems in markets where we hold franchises. Some may not require local franchises at all, such as certain municipal utility providers. Any such competition could adversely affect our business. The existence of multiple cable systems in the same geographic area is generally referred to as an “overbuild.” As of September 30, 2005, approximately 15.9% of the estimated homes passed by our cable systems were overbuilt by other cable operators. We cannot assure you that competition from overbuilders will not develop in other markets that we now serve or will serve after any future acquisitions.
          Legislation recently passed in one state (in which we do not currently operate cable systems) and similar legislation is pending, or has been proposed in certain other states and in Congress, that would allow local telephone companies to deliver services that would compete with our cable service, without obtaining equivalent local franchises. Such a legislatively granted advantage to our competitors could adversely affect our business. The effect of such initiatives, if any, on our obligation to obtain local franchises in the future or on any of our existing franchises, many of which have years remaining in their terms, cannot be predicted.
          The FCC recently issued a Notice of Proposed Rulemaking seeking comment on whether the current local franchising process constitutes an impediment to widespread issuance of franchises to competitive cable providers in terms of the sheer number of franchising authorities, the impact of state-level franchising authorities, the burdens some local franchising authorities seek to impose as conditions of granting franchises and whether state “level-playing field” statutes also create barriers to entry. We cannot determine the outcome of any potential new rules on our business; however, any change that would lessen the local franchising burdens and requirements imposed on our competitors relative to those that are or have been imposed on us could harm our business.
Pending FCC and court proceedings could adversely affect our HSD service.
          The legal and regulatory status of providing high-speed Internet access service by cable television companies is uncertain. Although the United States Supreme Court recently held that cable modem service was properly classified by the FCC as an “information service,” freeing it from regulation as a “telecommunications service,” it recognized that the FCC has jurisdiction to impose regulatory obligations on facilities based Internet Service Providers. The FCC has an ongoing rulemaking to determine whether to impose regulatory obligations on such providers, including us. The FCC has issued a declaratory ruling that cable modem service, as it is currently offered, is properly classified as an interstate information service that is not subject to common carrier regulation. However, the FCC is still considering the following: whether to require cable companies to provide capacity on their systems to other entities to deliver high-speed Internet directly to customers, also known as open access; whether certain other regulatory requirements do or should apply to cable modem service; and whether and to what extent cable modem service should be subject to local franchise authorities’ regulatory requirements or franchise fees. The adoption of new rules by the FCC could place additional costs and regulatory burdens on us, reduce our anticipated revenues or increase our anticipated costs for this service, complicate the franchise renewal process, result in greater competition or otherwise adversely affect our business. While we cannot predict the outcome of this proceeding, we do note that the FCC recently removed the requirement that telecommunications carriers provide access to competitors to resell their DSL Internet access service citing the need for competitive parity with cable modem service which has no similar access requirement.
We may be subject to legal liability because of the acts of our HSD customers or because of our own negligence.
          Our HSD service enables individuals to access the Internet and to exchange information, generate content, conduct business and engage in various online activities on an international basis. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Potentially, third parties could seek to hold us liable for the actions and omissions of our cable modem service customers, such as defamation, negligence, copyright or trademark infringement, fraud or other theories based on the nature and content of information that our customers use our service to post, download or distribute. We also could be subject to similar claims based on the content of other Websites to which we provide links or third-party products, services or content that we may offer through our Internet service. Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws.
          It is also possible that information provided directly by us will contain errors or otherwise be negligently provided to users, resulting in third parties making claims against us. For example, we offer Web-based email services, which expose us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Additionally, we host website “portal pages” designed for use as a home page by, but not limited to, our HSD customers. These portal pages offer a wide variety of content from us and third parties which could contain errors or other material that could give rise to liability.
          To date, we have not been served notice that such a claim has been filed against us. However, in the future someone may serve such a claim on us in either a domestic or international jurisdiction and may succeed in imposing liability on us. Our defense of any such actions could be costly and involve significant distraction of our management and other resources. If we are held or threatened with significant liability, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some features or our cable modem service.
          Since we launched our proprietary Mediacom Online® HSD service in February 2002, from time to time, we receive notices of claimed infringements by our cable modem service users. The owners of copyrights and trademarks have been increasingly active in seeking to prevent use of the Internet to violate their rights. In many cases, their claims of infringement are based on the acts of customers of an Internet service provider-for example, a customer’s use of an Internet service or the resources it provides to post, download or disseminate copyrighted music, movies, software or other content without the consent of the copyright owner or to seek to profit from the use of the goodwill associated with another person’s trademark. In some cases, copyright and trademark owners have sought to recover damages from the Internet service provider, as well as or instead of the customer. The law relating to the potential liability of Internet service providers in these circumstances is unsettled. In 1996, Congress adopted the Digital Millennium Copyright Act, which is intended to grant ISPs protection against certain claims of copyright infringement resulting from the actions of customers, provided that the ISP complies with certain requirements. So far, Congress has not adopted similar protections for trademark infringement claims.
We may be required to provide access to our networks to other Internet service providers, which could significantly increase our competition and adversely affect our ability to provide new products and services.
          Local authorities and the FCC have been asked to require cable operators to provide nondiscriminatory access over their cable systems to other Internet service providers. The recent decision by the United State Supreme Court upholding the FCC’s classification of cable modem service as an “information service” may effectively forestall efforts by competitors to obtain access to the networks of cable operators to provide Internet access services. As noted above, however, the FCC continues to have jurisdiction over this issue and a rulemaking initiated prior to the Supreme Court’s decision remains ongoing. While we cannot predict the outcome of this proceeding, we do note that the FCC recently removed the requirement that telecommunications carriers provide access to competitors to resell their DSL internet access service citing the need for competitive parity with cable modem service which has no similar access requirement. If we are required to provide access in this manner, it could have a significant adverse impact on our financial results, including by: (i) increasing competition; (ii) increasing the expenses we incur to maintain our systems; and/or (iii) increasing the expense of upgrading and/or expanding our systems.
We may become subject to additional regulatory burdens because we offer cable telephony service.
          The regulatory treatment of VoIP services like those we and others offer remains uncertain. The FCC, Congress, the courts and the states continue to look at issues surrounding the provision of VoIP, including whether this service is properly classified as a telecommunications service or an information service. The regulatory classification decided will determine the primary source of regulation, whether it be federal or state government. Currently, the FCC requires providers of “interconnected” VoIP services, such as ours, to file a letter with the FCC certifying compliance with certain E-911 functionality. Disputes have also arisen with respect to the rights of VoIP providers and their telecommunications provider partners to obtain interconnection and other rights under the Act from incumbent telephone companies. We cannot predict how these issues will be resolved, but uncertainties in the existing law as it applies to VoIP or any determination that results in greater or different regulatory obligations than competing services would result in increased costs, reduce anticipated revenues and impede our ability to effectively compete or otherwise adversely affect our ability to successfully roll-out and conduct our telephony business.
Actions by pole owners might subject us to significantly increased pole attachment costs.
          Our cable facilities are often attached to or use public utility poles, ducts or conduits. Historically, cable system attachments to public utility poles have been regulated at the federal or state level. Generally this regulation resulted in favorable pole attachment rates for attachments used to provide cable service. The FCC clarified that the provision of Internet access does not endanger a cable operator’s favorable pole rates; this approach ultimately was upheld by the Supreme Court of the United States. That ruling, coupled with the recent Supreme Court decision upholding the FCC’s classification of cable modem service as an information service, should strengthen our ability to resist such rate increases based solely on the delivery of cable modem services over our cable systems. As we continue our deployment of cable telephony and certain other advanced services, utilities may continue to invoke higher rates. A formal hearing is currently before the FCC in which Alabama Power is attempting to demonstrate that pole attachment rates above its marginal costs meet the just compensation test approved by the United States Court of Appeals for the 11th Circuit. If successful, Alabama Power will be entitled to increase its pole attachment rate above the FCC cable formula rate. Such a decision could result in higher attachment rates for us in all states where we operate if other utilities where we attach seek to replicate those results
          Proceedings by the FCC or changes in federal law may result in a determination that our VoIP service is a telecommunication service. As a result, our systems and/or facilities providing VoIP services may be subject to the higher telecommunications pole attachment rates.
          Our financial results could suffer a material adverse impact from any significant increased costs, and such increased pole attachment costs could discourage system upgrades and the introduction of new products and services.
Changes in compulsory copyright regulations might significantly increase our license fees.
     Filed petitions for rulemaking with the United States Copyright Office propose revisions to certain compulsory copyright license reporting requirements and seek clarification of certain issues relating to the application of the compulsory license to the carriage of digital broadcast stations. The petitions seek, among other things: (i) clarification of the inclusion in gross revenues of digital converter fees, additional set fees for digital service and revenue from required “buy throughs” to obtain digital service; (ii) reporting of “dual carriage” and multicast signals; and (iii) revisions to the Copyright Office’s rules and Statement of Account forms, including increased detail regarding services, rates and subscribers, additional information regarding non-broadcast tiers of service, cable headend location information, community definition clarification and identification of the county in which the cable community is located and the effect of interest payments on potential liability for late filing. The Copyright Office may open one or more rulemakings in response to these petitions. We cannot predict the outcome of any such rulemakings; however, it is possible that certain changes in the rules or copyright compulsory license fee computations could have an adverse affect on our business by increasing our copyright compulsory license fee costs or by causing us to reduce or discontinue carriage of certain broadcast signals that we currently carry on a discretionary basis.

FORWARD-LOOKING STATEMENTS
          This prospectus contains certain forward-looking statements relating to future events and our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in our video, high-speed Internet access and telephone businesses; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; our ability to generate sufficient cash flow to meet our debt service obligations and the other risks and uncertainties discussed in this prospectus. Statements included in this prospectus are based upon information known to us as of the date that this prospectus, and we assume no obligation to update or alter our forward-looking statements made in this prospectus, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

USE OF PROCEEDS
          This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the initial notes. We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.
          We received net proceeds of approximately $193.7 million from the private offering of the initial notes, after deducting discounts to the initial purchasers and the other fees and expenses of the initial offering in the amount of approximately $6.3 million. We applied the net proceeds to the repayment of borrowings outstanding under the revolving credit portion of our subsidiary credit facility, pending use of the net proceeds for working capital and other general corporate purposes. Borrowings under this revolving facility during the past twelve months were used for general corporate purposes. The revolving credit portion of our subsidiary credit facility expires in December 2012 and, as of September 30, 2005, the average interest rate for borrowings thereunder was LIBOR plus 1.25% per annum.
          As of September 30, 2005, giving effect to our recent credit facility amendment, our subsidiaries had $600.6 million of unused credit commitments under the revolving credit portion of our subsidiary credit facility, of which $581.9 million could be borrowed and used for general corporate purposes, based on the terms and conditions of our debt arrangements. We expect to use these unused commitments from time to time for working capital and general corporate purposes. While no decision to do so has been made, one possible use of borrowings under the revolving facility might be to provide, as permitted by the terms of the indenture governing the exchange notes, funds to Mediacom Communications to allow it to redeem all of its $172.5 million outstanding principal amount of 5.25% convertible senior notes due July 2006.

SELECTED FINANCIAL DATA
          We were organized for the purpose of acquiring cable systems from AT&T Broadband LLC in 2001. In the table below, we provide you with:
•	selected historical financial data for the period from January 1, 2000 through July 18, 2001 and balance sheet data as of December 31, 2000 and July 18, 2001, which are derived from the audited financial statements (except operating data) of the acquired cable systems (“Predecessor Company”);

•	selected historical consolidated financial and operating data for the period from our inception on April 5, 2001 through December 31, 2004 and balance sheet data as of December 31, 2001 through 2004, which are derived from our audited consolidated financial statements (except operating data); and

•	unaudited historical consolidated financial and operating data for the nine months ended September 30, 2004 and 2005 which are derived from our unaudited consolidated financial statements (except operating data).
The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results Of Operations,” our consolidated financial statements and notes thereto, and other financial information included in this prospectus.

	Mediacom Broadband LLC				Predecessor Company		Mediacom Broadband LLC
		Year Ended December 31,					Nine Months Ended
							September 30,
	Inception (April					Period from
	5, 2001) through				Year Ended	January 1
	December 31,				December 31,	through July
	2001	2002	2003	2004	2000	18, 2001	2004	2005
	(dollars in thousands)
Statement of Operations Data:
Revenues	$215,900	$512,792	$552,342	$585,039	$439,541	$249,238	$436,101	$455,725
Costs and expenses:
Service costs	89,006	207,053	215,310	225,764	223,530	117,205	165,458	177,283
Selling, general and administrative expenses	42,442	105,407	118,918	126,575	39,892	42,449	96,489	101,863
Management fee expense (1)	2,875	6,967	9,322	10,585	22,267	18,625	8,206	8,981
Depreciation and amortization	88,463	123,704	113,007	107,592	137,182	83,610	80,300	85,575
Restructuring charge (2)	—	—	—	—	—	570	—	—

Operating income	(6,886)	69,661	95,785	114,523	16,670	(13,221)	85,648	82,023
Interest expense, net (3)	(41,430)	(76,790)	(82,536)	(86,125)	—	—	(64,223)	(71,481)
Gain (loss) on derivative instruments, net	—	(15,049)	2,807	10,929	—	—	6,700	6,217
Other expense	(2,270)	(5,066)	(5,974)	(4,475)	—	—	(3,560)	(2,898)
Gain on disposition of assets (4)	—	—	—	—	—	5,183	—	—

Net income (loss) before income taxes	(50,586)	(27,244)	10,082	34,852	16,670	(8,038)	24,565	13,861
Provision (benefit) for income taxes (5)	—	—	—	—	6,646	(3,546)	—	—

Net income (loss)	$(50,586)	$(27,244)	$10,082	$34,852	$10,024	$(4,492)	$24,565	$13,861

Balance Sheet Data (end of period):
Total assets	$2,234,091	$2,281,948	$2,287,784	$2,258,245	$2,307,354	$1,941,047	$2,253,781	$2,280,900
Total debt	1,200,000	1,298,000	1,354,668	1,363,955	—	—	1,360,534	1,411,461
Total member’s equity	666,294	610,522	589,016	595,157	—	—	600,081	580,127
Other Data:
Operating income before depreciation and amortization(6)	$81,577	$193,365	$208,792	$222,115	$153,852	$70,389	$165,948	$167,598
Operating income before depreciation and amortization margin(7)	37.8%	37.7%	37.8%	38.0%	35.0%	28.2%	38.1%	36.8%
Ratio of earnings to fixed charges or deficiency of earnings over fixed charges	$ NA	(31,186)	1.08	1.37	NA	NA	1.35	1.18
Net cash flows provided by (used in):
Operating activities	$161,651	$125,059	$96,627	$106,304	$119,756	$(34,278)	$63,939	$69,940
Investing activities	(2,151,583)	(239,310)	(116,613)	(85,394)	(131,177)	(34,682)	(62,186)	(84,758)
Financing activities	2,045,510	68,980	19,058	(21,159)	14,493	47,806	(7,634)	12,284
Operating Data (end of period):
Estimated homes passed(8)	1,430,000	1,463,200	1,472,500	1,456,000			1,453,000	1,458,000
Basic subscribers(9)	824,000	840,000	819,300	783,000			780,000	774,000
Basic penetration(10)	57.6%	57.4%	55.6%	53.8%			53.7%	53.1%
Digital customers(11)	233,000	238,000	231,600	236,000			228,000	280,000
Data customers(12)	77,000	110,000	157,800	205,000			197,000	252,000
Telephone customers(13)	—	—	—	—			—	1,000
Revenue generating units(14)	1,134,000	1,188,000	1,208,700	1,224,000			1,205,000	1,307,000

(1)	For all periods presented prior to our inception on April 5, 2001, management fees were paid to AT&T Broadband, LLC. Upon our acquisition of cable systems, in June and July of 2001, from AT&T Broadband, LLC, Mediacom Communications Corporation replaced AT&T Broadband as manager and AT&T Broadband was no longer entitled to receive management fees from our cable systems.

(2)	As part of a cost reduction plan undertaken by our Predecessor Company in 2001, approximately 63 employees were terminated, resulting in a restructuring charge of approximately $570,000. The entire charge was paid in cash by our Predecessor Company.

(3)	For all periods presented prior to our inception on April 5, 2001, our cable systems operated as fully integrated businesses of AT&T Broadband and no debt or interest expense was allocated to these operations.

(4)	Represents the gain on disposition form the sale of the Missouri systems to Mediacom Broadband LLC on June 29, 2001 for cash proceeds of approximately $308.1 million, before final closing adjustments.

(5)	Provision (benefit) for income taxes in Predecessor Company combined financial statements were based upon the AT&T cable systems’ contribution to the overall tax liability or benefit of A&T Corp. and its affiliates. Under our ownership, these cable systems are organized as limited liability companies and are subject to minimum income taxes.

(6)	Operating income before depreciation and amortization (“OIBDA”) is not a financial measure calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. However, OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies.

A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.

OIBDA should not be regarded as an alternative to either operating income or net income (loss) as an indicator of operating performance nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

The following represents a reconciliation of OIBDA to operating income (loss), which is the most directly comparable GAAP measure:

	Mediacom Broadband LLC				Predecessor Company		Mediacom Broadband LLC
							Nine Months Ended
		Year Ended December 31,					September 30,
	Inception					Period
	(April 5,					from
	2001)				Year	January 1
	through				Ended	through
	December				December	July 18,
	31, 2001	2002	2003	2004	31, 2000	2001	2004	2005

OIBDA	$81,577	$193,365	$208,792	$222,115	$153,852	$70,389	$165,948	$167,598

Depreciation and amortization	(88,463)	(123,704)	(113,007)	(107,592)	(137,182)	(83,610)	(80,300)	(85,575)

Operating income (loss)	$(6,886)	$69,661	$95,785	$114,523	$16,670	$(13,221)	$85,648	$82,023

(7)	Represents OIBDA as a percentage of revenue. See Note 6 above.

(8)	Represents an estimate of the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system’s service area.

(9)	Represents a dwelling with one or more television sets that receives a package of over-the-air broadcast stations, local access channels or certain satellite-delivered cable television services. Accounts that are billed on a bulk basis, which typically receive discounted rates, are converted into full-price equivalent basic subscribers by dividing total bulk billed basic revenues of a particular system by the applicable combined limited and expanded cable rate charged to basic subscribers in that system. Basic subscribers include connections to schools, libraries, local government offices and employee households that may not be charged for limited and expanded cable services, but may be charged for digital cable, VOD, HDTV, DVR or high-speed Internet service. Customers who exclusively purchase high-speed Internet service are not counted as basic subscribers. Our methodology of calculating the number of basic subscribers may not be identical to those used by other cable companies.

(10)	Represents basic subscribers as a percentage of estimated homes passed.

(11)	Represents customers that receive digital cable services.

(12)	Represents residential data customers and small to medium-sized commercial cable modem accounts billed at higher rates than residential customers. Small to medium-sized commercial accounts generally represent customers with bandwidth requirements of up to 5 Mbps. These commercial accounts are converted to equivalent residential data customers by dividing their associated revenues by the applicable residential rate. Our data customers exclude large commercial accounts and include an insignificant number of dial-up customers. Our methodology of calculating data customers may not be identical to those used by other cable companies.

(13)	Represents customers that receive telephone service.

(14)	Represents the sum of basic subscribers, digital customers, data customers and phone customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion should be read in conjunction with our unaudited consolidated financial statements as of, and for the three and nine months ended, September 30, 2005 and 2004, and with our annual report on Form 10-K for the year ended December 31, 2004.
Overview
          We are a wholly-owned subsidiary of Mediacom Communications Corporation. Through our interactive broadband network, we provide our customers with a wide array of broadband products and services, including analog and digital video services, such as VOD, HDTV, DVRs, HSD and phone service. We currently offer triple-play bundles of video, HSD and voice. Bundled products and services offer our customers a single provider contact for provisioning, billing and customer care.
          As of September 30, 2005, our cable systems passed an estimated 1.46 million homes and served 774,000 basic subscribers. We provide digital video services to 280,000 digital customers and HSD to 252,000 data customers, representing a digital penetration of 36.2% of our basic subscribers and a data penetration of 17.3% of our estimated homes passed, respectively.
          We have faced increasing levels of competition for our video programming services over the past few years, mostly from direct broadcast satellite (“DBS”) service providers. Since they have been permitted to deliver local television broadcast signals beginning in 1999, DirecTV, Inc. and Echostar Communications Corporation, the two largest DBS service providers, have increased the number of markets in which they deliver these local television signals. These “local-into-local” launches have been the primary cause of our loss of basic subscribers in recent periods. As of September 30, 2005 and year-end 2004, competitive local-into-local services in our markets covered an estimated 92% of our basic subscribers, as compared to an estimated 75% and 25% at year-end 2003 and 2002, respectively. We believe, based on publicly announced new market launches, that DBS service providers will launch local television channels in additional markets during the rest of 2005 representing a modest amount of our subscriber base.
Actual Results of Operations
Nine months ended September 30, 2005 Compared to Nine months ended September 30, 2004
          The following table sets forth the unaudited consolidated statement of operations for the nine months ended September 30, 2005 and 2004 (dollars in thousands and percentage changes that are not meaningful are marked NM):

	Nine Months Ended
	September 30,
	2005	2004	$ Change	% Change
Revenues	$455,725	$436,101	$19,624	4.5%
Costs and expenses:
Service costs	177,283	165,458	11,825	7.1%
Selling, general and administrative expenses	101,863	96,489	5,374	5.6%
Management fee expense	8,981	8,206	775	9.4%
Depreciation and amortization	85,575	80,300	5,275	6.6%

Operating income	82,023	85,648	(3,625)	(4.2%)

Interest expense, net	(71,481)	(64,223)	(7,258)	11.3%
Gain on derivatives, net	6,217	6,700	(483)	NM
Other expense	(2,898)	(3,560)	662	(18.6%)

Net income	$13,861	$24,565	$(10,704)	NM

     Revenues
          The following table sets forth revenue information for the nine months ended September 30, 2005 and 2004 (dollars in thousands):

	Nine Months Ended
	September 30,
	2005		2004
		% of		% of
	Amount	Revenues	Amount	Revenues	$ Change	% Change
Video	$348,348	76.4%	$344,624	79.0%	$3,724	1.1%
Data	79,313	17.4%	64,417	14.8%	14,896	23.1%
Advertising	28,064	6.2%	27,060	6.2%	1,004	3.7%

	$455,725	100.0%	$436,101	100.0%	$19,624	4.5%

          Video revenues represent monthly subscription fees charged to customers for our core cable television products and services (including basic, expanded basic and digital cable programming services, wire maintenance, equipment rental and services to commercial establishments), pay-per-view charges, installation, reconnection and late payment fees, and other ancillary revenues. Data revenues primarily represent monthly subscription fees charged to customers, including commercial establishments, for our data products and services and equipment rental fees. Franchise fees charged to customers for payment to local franchising authorities are included in their corresponding revenue category.
          Revenues rose 4.5%, primarily attributable to an increase in data revenues and in part an increase in video and advertising revenues.
          Video revenues increased 1.1%, as a result of rate increases applied on our subscribers and higher fees from our advanced video products and services, offset in part by a 0.8% reduction in basic subscribers from 780,000 as of September 30, 2004, to 774,000 as of September 30, 2005. Average monthly video revenue per basic subscriber increased 2.9% from $47.89 to $49.72. Our loss of basic subscribers resulted from continuing competitive pressures by other video providers.
          To strengthen our competitiveness, we increased the emphasis on product bundling and on enhancing and differentiating our video products and services with new digital packages, VOD, HDTV, DVRs and more local programming. We also extended the discount periods of our promotional campaigns for digital and data services from three and six months to six and twelve months. This has impacted the growth of our video and data revenues.
          Data revenues rose 23.1%, primarily due to a 27.9% year-over-year increase in data customers from 197,000 to 252,000 and, to a lesser extent, the growth of our commercial services and enterprise network businesses. Average monthly data revenue per data customer decreased from $40.35 to $38.54, largely due to promotional offers in 2005.
          Advertising revenues increased 3.7%, as a result of stronger national and regional advertising. This was offset in part by a decline in political advertising, which is expected to be much lower in 2005 when compared to the 2004 election year.
     Costs and Expenses
          Service costs include: programming expenses; employee expenses related to wages and salaries of technical personnel who maintain our cable network, perform customer installation activities, and provide customer support; data costs, including costs of bandwidth connectivity and customer provisioning; and field operating costs, including outside contractors, vehicle, utilities and pole rental expenses. Programming expenses, which are generally paid on a per subscriber basis, have historically increased due to both increases in the rates charged for existing programming services and the introduction of new programming services to our customers.

          Service costs increased 7.1%, primarily due to increases in programming, field operating, data and employee costs. Programming costs increased 5.2%, as a result of lower launch support, which we receive from our programming suppliers in return for our carriage of their services, and higher unit costs charged by them, offset in part by a lower base of basic subscribers during the nine months ended September 30, 2005. Field operating costs rose 22.1%, primarily due to the greater use of outside contractors to service higher levels of customer activity and, to a lesser extent, increases in vehicle fuel costs. Employee related costs grew 6.0%, primarily due to increased headcount and overtime of our technicians to prepare our network for phone service and routine repairs and maintenance, offset in part by a decrease in certain employee insurance costs. Service costs as a percentage of revenues were 38.9% and 37.9% for the nine months ended September 30, 2005 and 2004, respectively.
          Selling, general and administrative expenses include: wages and salaries for our call center, customer service and support and administrative personnel; franchise fees and taxes; and office costs related to billing, telecommunications, marketing, bad debt, advertising and office administration.
          Selling, general and administrative expenses rose 5.6%, principally due to higher employee costs, office costs, and marketing expenses, offset in part by a decrease in bad debt expense. Employee costs increased 15.3%, primarily due to higher staffing, commissions and benefit costs of customer service and direct sales personnel. Office costs increased by 16.3% primarily from higher telephone expenses. Marketing costs grew 4.5%, as a result of an increase in contracted direct sales and television and radio advertising, offset in part by a decrease in print mail advertising campaigns. These increases were offset in part by a 16.2% decrease in bad debt expense as a result of more effective customer credit and collection activities and better collection experience in our advertising business. Selling, general and administrative expenses as a percentage of revenues were 22.4% and 22.1% for the nine months ended September 30, 2005 and 2004, respectively.
          We expect continued revenue growth in advanced services, which include digital video, HDTV, DVRs, HSD and phone. As a result, we expect our service costs and selling, general and administrative expenses to increase.
          Management fee expense reflects charges incurred under our management arrangements with our parent, Mediacom Communications. Management fee expense increased 9.4%, which reflects greater overhead costs charged by Mediacom Communications during the nine month period ended September 30, 2005. As a percentage of revenues, management fee expense was 2.0% and 1.9% for the nine months ended September 30, 2005 and 2004, respectively.
          Depreciation and amortization increased 6.6%, principally due to increased depreciation for ongoing investments to continue the rollout of products and services and for investments in our cable network.
     Interest Expense, Net
          Interest expense, net, increased 11.3%, due to higher market interest rates on variable rate debt and replacement of lower cost bank debt with the issuance of our 8 1/2% Senior Notes due 2015.
     Gain on Derivatives, Net
          We enter into interest rate exchange agreements, or “interest rate swaps,” with counterparties to fix the interest rate on a portion of our variable rate debt to reduce the potential volatility in our interest expense that would otherwise result from changes in variable market interest rates. As of September 30, 2005, we had interest rate swaps with an aggregate principal amount of $400.0 million. The changes in their mark-to-market values are derived from changes in market interest rates, the decrease in their time to maturity and the creditworthiness of the counterparties. As a result of the mark-to-market valuation of these interest rate swaps, we recorded a gain on derivatives amounting to $6.2 million and $6.7 million for the nine months ended September 30, 2005 and 2004, respectively.

     Other Expense
          Other expense was $2.9 million and $3.6 million for the nine months ended September 30, 2005 and 2004, respectively. Other expense primarily represents amortization of deferred financing costs and fees on unused credit commitments.
     Net Income
          As a result of the factors described above, we generated net income for the nine months ended September 30, 2005 of $13.9 million, as compared to net income of $24.6 million for the nine months ended September 30, 2004.
Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
          The following table sets forth the consolidated statement of operations for the years ended December 31, 2004 and 2003 (dollars in thousands and percentage changes that are not meaningful are marked NM):

	Year ended
	December 31,
	2004	2003	$ Change	% Change
Revenues	$585,039	$552,342	$32,697	5.9%

Costs and expenses:
Service costs	225,764	215,310	10,454	4.9%
Selling, general and administrative expenses	126,575	118,918	7,657	6.4%
Management fee expense	10,585	9,322	1,263	13.5%
Depreciation and amortization	107,592	113,007	(5,415)	(4.8%)

Operating income	114,523	95,785	18,738	19.6%

Interest expense, net	(86,125)	(82,536)	(3,589)	4.3%
Gain (loss) on derivatives, net	10,929	2,807	8,122	NM
Other expense	(4,475)	(5,974)	1,499	(25.1%)

Net income	$34,852	$10,082	$24,770	NM

Revenues
          The following table sets forth revenue information for the years ended December 31, 2004 and 2003 (dollars in thousands):

	Year Ended December 31,
	2004		2003
		% of		% of
	Amount	Revenues	Amount	Revenues	$ Change	% Change
Video	$457,513	78.2%	$450,831	81.6%	$6,682	1.5%
Data	88,060	15.1%	66,667	12.1%	21,393	32.1%
Advertising	39,466	6.7%	34,844	6.3%	4,622	13.3%

	$585,039	100.0%	$552,342	100.0%	$32,697	5.9%

          Revenues rose 5.9%, largely attributable to an increase in broadband data customers and basic rate increases applied on our video customers, driven in large part by our own video programming cost increases, offset by a reduction in basic subscribers during the period.

          Video revenues rose 1.5% as a result of the aforementioned basic rate increases, substantially offset by a decline in basic subscribers from 819,300 to 783,000. Digital customers increased 1.9% to 236,000 as compared to 231,600 a year ago. Our loss in basic subscribers resulted primarily from increased competitive pressures by DBS service providers, particularly in those markets where we experienced their local-into-local launches and, to a lesser extent, from our tighter customer credit policies. In an effort to reverse this video subscriber trend, we have been increasing our customer retention efforts and our emphasis on product bundling, enhancing and differentiating our video products and services with new digital packages, VOD, HDTV, DVR and more local programming.
          Data revenues rose 32.1%, due primarily to a 29.9% growth in data customers from 157,800 to 205,000 and an increased contribution from our relatively new commercial enterprise business.
          Advertising revenues increased 13.3%, primarily as a result of political advertising and stronger local advertising. Political advertising accounted for 82.6% of the growth. We do not expect growth in advertising revenues to continue at the same rate in 2005, due to the likely reduction in political advertising.
     Costs and Expenses
          Service costs increased 4.9%, primarily due to increases in employee and plant operating costs and programming expenses. Employee and plant operating costs rose 21.5%, primarily due to greater expensing of such operational costs resulting from the continued transition from upgrade construction in 2003 to maintenance activities in 2004, and higher operational insurance claims and employee benefits. Programming related expense, the largest component of service costs, increased 1.3%, as a result of rate increases on basic and premium services, significantly offset by a reduction in basic subscribers and an increase in launch support received from programmers in return for our carriage of their programming services. Service costs as a percentage of revenues were 38.6% for the year ended December 31, 2004, as compared with 39.0% for the year ended December 31, 2003.
          Selling, general and administrative expenses increased 6.4%, principally due to higher marketing, advertising and employee costs, and higher taxes and fees, partially offset by a decrease in bad debt expense. Marketing costs rose 25.1%, as a result of mass media campaigns to support the rollout of new advanced services, and to promote customer retention and acquisition initiatives. Advertising costs rose 13.2%, primarily as a result of employee commissions on increased revenues. Employee costs increased 4.9%, as a result of increases in employee compensation, benefit costs and customer service overtime, driven by increased activity related to the rollout of new products. Taxes and fees increased 5.1% due to higher state property taxes. This increase in selling, general and administrative expenses was partly offset by a 7.0% decrease in bad debt expense as a result of improved customer credit and collection policies. Selling, general and administrative expenses as a percentage of revenues were 21.6% for the year ended December 31, 2004, as compared with 21.5% for the year ended December 31, 2003.
          We expect continued revenue growth in advanced services, which include digital cable and broadband data access and, in the second quarter of 2005, the launch of cable telephony service. As a result, we expect our service costs and selling, general and administrative expenses to increase.
          Management fee expense increased 13.5% due to greater overhead costs charged by Mediacom Communications. As a percentage of revenues, management fee expense was 1.8% for the year ended December 31, 2004, as compared with 1.7% for the year ended December 31, 2003.
          Depreciation and amortization decreased 4.8%, primarily due to changes, effective July 1, 2003, in the estimated useful lives of our cable systems and equipment in conjunction with the completion of our network upgrade and rebuild program, offset in part by increased depreciation for investments in our cable network and ongoing investments to continue the rollout of products and services including VOD, HDTV, DVRs and HSD. See Note 2 to our consolidated financial statements.
     Interest Expense, net
          Interest expense, net, increased by 4.3%, primarily due to lower interest expense capitalization associated with the substantial reduction of upgrade/rebuild capital expenditures and slightly higher market interest rates on variable rate debt.

     Gain on Derivatives, net
          We enter into interest rate exchange agreements, or “interest rate swaps,” with counterparties to fix the interest rate on a portion of our variable rate debt to reduce the potential volatility in our interest expense that would otherwise result from changes in market interest rates. As of December 31, 2004 we had interest rate swaps with an aggregate principal amount of $500.0 million. The changes in their mark-to-market values are derived from changes in market interest rates, the decrease in their time to maturity and the creditworthiness of the counterparties. As a result of the quarterly mark-to-market valuation of these interest rate swaps, we recorded a gain on derivatives amounting to $10.9 million for the year ended December 31, 2004, as compared to a gain on derivatives of $2.8 million for the year ended December 31, 2003.
     Other Expense
          Other expense was $4.5 million and $6.0 million for the years ended December 31, 2004 and 2003, respectively. Other expense primarily represents amortization of deferred financing costs and fees on unused credit commitments.
     Net Income
          As a result of the factors described above, we generated net income for the years ended December 31, 2004 and 2003 of $34.9 million and $10.1 million, respectively.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
The following table sets forth the consolidated statement of operations for the years ended December 31, 2003 and 2002 (dollars in thousands and percentage changes that are not meaningful are marked NM):

	Year Ended December 31,
	2003	2002	$ Change	% Change
Revenues	$552,342	$512,792	$39,550	7.7%
Costs and expenses:
Service costs	214,091	207,053	7,038	3.4%
Selling, general and administrative expenses	120,137	105,407	14,730	14.0%
Management fee expense	9,322	6,967	2,355	33.8%
Depreciation and amortization	113,007	123,704	(10,697)	(8.6%)

Operating income	95,785	69,661	26,124	37.5%

Interest expense, net	(82,536)	(76,790)	(5,746)	7.5%
Gain on derivatives, net	2,807	(15,049)	17,856	NM
Other expense	(5,974)	(5,066)	(908)	17.9%

Net income	$10,082	$(27,244)	$37,326	NM

     Revenues
          The following table sets forth revenue information for the years ended December 31, 2003 and 2002 (dollars in thousands):

	Year ended December 31,
	2003		2002
		% of		% of
	Amount	Revenues	Amount	Revenues	$ Change	% Change
Video	$450,831	81.6%	$433,069	84.4%	$17,762	4.1%
Data	66,667	12.1%	45,026	8.8%	21,641	48.2%
Advertising	34,844	6.3%	34,697	6.8%	147	0.4%

	$552,342	100.0%	$512,792	100.0%	$39,550	7.7%

          Revenues rose 7.7% attributable to a 43% increase in high-speed data customers and basic rate increases applied on our video customers, driven in large part by our own programming cost increases.
          Video revenues increased 4.1% as a result of the aforementioned basic rate increases, partially offset by a 2.2% decline in basic subscribers, after adjusting for small acquisitions and divestitures during 2003. Our loss in basic subscribers resulted primarily from greater competitive pressures by DBS service providers, particularly in those markets where we experienced their local-to-local launches.
          Data revenues rose 48.2% due, in large part, to a 43% increase in data customers from 110,000 to 157,800.
          Advertising revenues increased slightly by 0.4% primarily as a result of weak conditions in local markets.
     Costs and Expenses
          Service costs increased 4.0% over the prior year, which included $3.0 million of one-time incremental costs related to our transition to our Mediacom Online high-speed Internet access service. These costs represented the excess over the agreed-upon charges owed to our former high-speed provider that were incurred in the first quarter of 2002. Excluding these incremental costs, service costs would have increased 5.5% or $11.3 million. Approximately 68% of this increase was due to the growth in our data customers of 47,800, with the balance primarily represented by increases in unit costs for basic programming. The increase in total programming costs, however, was primarily offset by the aforementioned decline in basic subscribers as well as a decrease in analog premium service units. As a percentage of revenues, service costs were 39.0% for the year ended December 31, 2003, as compared to 40.4% for the year ended December 31, 2002.
          Selling, general and administrative expenses increased 12.8%, principally due to higher customer support, bad debt and marketing expenses, and higher taxes and fees. Customer support expenses increased 38.2% as a result of higher staffing levels and employee commissions. Bad debt expense rose 23.6% primarily as a result of higher customer churn and the implementation throughout the year of tighter customer credit controls. Marketing expenses rose 18.4% to support the digital television and data products and services, to cover the costs of advertising campaigns we deployed to counter competitive pressures from DBS, and to pay commissions to our marketing personnel. Expenses relating to taxes and fees increased 11.2% due to higher levels of franchise fees and property taxes. As a percentage of revenues, selling, general and administrative expenses were 21.5% for the year ended December 31, 2003, as compared with 20.6% for the year ended December 31, 2002.
          Management fee expense increased 33.8% due to greater overhead costs charged by Mediacom Communications. As a percentage of revenues, management fee expense was 1.7% for the year ended December 31, 2003, as compared with 1.4% for the year ended December 31, 2002.
          Depreciation and amortization decreased 8.6%, primarily due to changes, effective July 1, 2003, in the estimated useful lives of our cable systems and equipment in conjunction with the completion of our network upgrade and rebuild program. These changes reduced depreciation by $22.3 million for the year ended December 31, 2003. This decrease was offset in part by increased depreciation for investments in our cable network and ongoing investments to continue the rollout of products and services such as video-on-demand, high-definition television and high-speed Internet access. See Note 2 to our consolidated financial statements.
     Interest Expense, net
          Interest expense, net, increased 7.5%, primarily due to higher average indebtedness, offset in part by a decrease in market interest rates on our variable rate debt.
     Gain (loss) on Derivative Instruments, net
          As of December 31, 2003 we had interest rate swaps with an aggregate principal amount of $500.0 million, compared to $400.0 million as of December 31, 2002. As a result of the quarterly mark-to-market valuations of these interest rate swaps, we recorded a gain on derivatives amounting to $2.8 million for the year ended December 31, 2003, as compared to loss on derivative instruments, net of $15.0 million for the year ended December 31, 2002.
     Other Expense
          Other expense was $6.0 million for the year ended December 31, 2003, as compared to $5.1 million for the year ended December 31, 2002. Other expense primarily represents amortization of deferred financing costs and fees on unused credit commitments.
     Net Income (loss)
          Due to the factors described above, net income was $10.1 million for the year ended December 31, 2003, as compared to a net loss of $27.2 million for the year ended December 31, 2002.
Liquidity and Capital Resources
     Overview
          As an integral part of our business plan, we have invested, and will continue to invest, significant amounts in our cable systems to enhance their reliability and capacity, which allows for the introduction of new advanced broadband services. Our capital investments, however, have recently shifted away from upgrading the cable systems’ broadband network to the deployment of new products and services, including digital video, VOD, HDTV, DVRs, HSD and phone service. In the nine months ended September 30, 2005, we made $84.8 million of capital expenditures.
          We have a significant level of debt. As of September 30, 2005, our total debt was $1.41 billion. Of this amount, $42.0 million matures within the twelve months ending September 30, 2006. We continue to extend our debt maturities through the refinancing of debt, as discussed below. Given our level of indebtedness, we also have significant interest expense obligations. During the nine months ended September 30, 2005, we paid cash interest of $81.4 million. Our cash interest payments have historically been higher in the first and third calendar quarters of the year due to the timing of the cash interest payments on our 11% senior note.
          During the nine months ended September 30, 2005, we generated $69.9 million of net cash flows from operating activities, which together the cash provided by financing activities of $12.3 million and the $2.5 million decrease in our cash balances, funded net cash flows used in investing activities of $84.8 million. Our cash requirements for investing activities were predominantly capital expenditures during the nine months ended September 30, 2005.
          We have a $1.4 billion bank credit facility that expires in 2014 and consists of a revolving credit commitment, a $300.0 million term loan and a $500.0 million term loan. In October 2005, we amended our credit facility (i) to increase the revolving credit commitment portion from approximately $543.0 million to approximately $650.5 million, of which approximately $430.3 million is not subject to scheduled reductions prior to the termination date, and (ii) to extend the termination date of the commitments not subject to reductions from March 2010 to December 2012.

          As of September 30, 2005, we had unused credit commitments of $493.1 million under our bank credit facility, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. As of that same date, giving effect to the amendment, we had unused credit commitments of $600.6 million, of which $581.9 million could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. For all periods through September 30, 2005, we were in compliance with all of the covenants under our debt arrangements. Continued access to our credit facilities is subject to our remaining in compliance with the covenants of these credit facilities, including covenants tied to our operating performance. We believe that we will not have any difficulty in the foreseeable future complying with these covenants and that we will meet our current and long-term debt service, capital spending and other cash requirements through a combination of our net cash flows from operating activities, borrowing availability under our bank credit facilities and our ability to secure future external financing. However, there can be no assurance that we will be able to obtain sufficient future financing, or, if we were able to do so, that the terms would be favorable to us.
     Operating Activities
          Net cash flows provided by operating activities were $69.9 million and $63.9 million for the nine months ended September 30, 2005 and 2004, respectively. This increase was principally due to the timing of cash receipts and expenses in our working capital accounts, offset in part by a decline in operating income.
          Net cash flows provided by operating activities were $106.3 million for the year ended December 31, 2004, as compared to $96.6 million for the prior year, and reflected an increase in operating income before depreciation and amortization, slightly offset by a decrease in working capital.

     Investing Activities
          Net cash flows used in investing activities were $84.8 million and $62.2 million for the nine months ended September 30, 2005 and 2004, respectively. All of the cash flows used in investing activities have been for capital expenditures. Capital expenditures rose $23.2 million from $61.6 million for the nine months ended September 30, 2004 to $84.8 million for the same period in 2005, resulting mainly from greater levels of customer connection activities and, to a lesser extent, from network upgrades and the planned investment in our regional fiber network. The capital expenditures to cover the higher customer connection activity include increased unit purchases of customer premise equipment, including the more expensive HDTV and DVR set-tops, and the related installation costs of our technicians and outside contractors.
          Net cash flows used in investing activities were $85.4 million for the year ended December 31, 2004, as compared to $116.6 million for the prior year, and principally comprised capital expenditures. For the year ended December 31, 2004, we made capital expenditures of $83.7 million, including $2.2 million to fund our cable telephony initiative. This compares to $118.0 million and $234.8 million we invested in 2003 and 2002, respectively, which reflected significantly higher levels of capital expenditures for network upgrade and rebuild activities than in 2004.
     Financing Activities
          Net cash flows provided by financing activities were $12.3 million compared to net cash flows used in financing activities of $7.6 million for the nine months ended September 30, 2005 and 2004, respectively. During the nine months ended September 30, 2005, our financing activities included the following:
•	In May 2005, we refinanced a $496.3 million term loan with a new term loan in the amount of $500.0 million. Borrowings under the new term loan bear interest at a rate that is 0.5% less than the interest rate of the term loan it replaced. The new term loan matures in February 2014, whereas the term loan it replaced had a maturity of September 2010.

•	In January 2005, we borrowed $88.0 million in the form of a demand note from Mediacom LLC, a wholly-owned subsidiary of Mediacom Communications. We repaid the demand note in April 2005.

•	In August 2005, we issued $200.0 million aggregate principal amount of 8 1/2% senior notes due October 2015 (the “8 1/2% Senior Notes”). The 8 1/2% Senior Notes are unsecured obligations of Mediacom Broadband, and the indenture governing the 8 1/2% Senior Notes stipulates, among other things, restrictions on incurrence of Indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of Mediacom Broadband. The proceeds from this offering were used to reduce outstanding balances under our revolving credit facilities. We incurred approximately $6.3 million in financing costs related to the issuance of the 8 1/2% Senior Notes, which included $3.3 million of original issue discount.
          During the nine months ended September 30, 2005, we paid dividends of $15.4 million to Mediacom Communications and dividends on preferred members’ interest of $13.5 million to Mediacom LLC.
          Net cash flows used in financing activities were $21.2 million for the year ended December 31, 2004, as compared to $19.1 million of net cash flows provided by financing activities the prior year, primarily due to a decrease in net borrowings under our credit facility. In 2004, our net borrowings were $9.3 million, compared to $51.3 million for the prior year.

     Other
          We have entered into interest rate exchange agreements with counterparties, which expire from July 2006 through March 2007, to hedge $400.0 million of floating rate debt. Under the terms of all of our interest rate exchange agreements, we are exposed to credit loss in the event of nonperformance by the other parties of the agreements. However, due to the high creditworthiness of our counterparties, which are major banking firms with investment grade ratings, we do not anticipate their nonperformance. As of September 30, 2005, about 71.0% of our outstanding indebtedness was at fixed interest rates or subject to interest rate protection and our annualized cost of debt capital was approximately 7.4%.
          As of September 30, 2005, approximately $9.9 million of letters of credit were issued to various parties as collateral for our performance relating primarily to insurance and franchise requirements.
Contractual Obligations and Commercial Commitments
          The following table summarizes our contractual obligations and commercial commitments, and the effects they are expected to have on our liquidity and cash flow, for the five years subsequent to September 30, 2005 and thereafter (dollars in thousands)*:

		Capital	Operating	Interest
	Debt	Leases	Leases	Expense	Total
October 1, 2005 to September 30, 2006	$40,625	$1,347	$1,835	$114,501	$158,308
October 1, 2006 to September 30, 2007	59,375	1,016	1,363	112,363	174,117
October 1, 2007 to September 30, 2008	65,000	98	1,024	109,384	175,506
October 1, 2008 to September 30, 2009	81,875	—	872	105,812	188,559
October 1, 2009 to September 30, 2010	89,625	—	711	98,030	188,366
Thereafter	1,072,500	—	1,153	—	1,073,653

Total cash obligations	$1,409,000	$2,461	$6,958	$540,089	$1,958,508

* Refer to Note 7 to our consolidated financial statements for a discussion of our long-term debt.

(1)	Interest payments on floating rate debt and interest rate swaps are estimated using amounts outstanding as of September 30, 2005 and the average interest rates applicable under such debt obligations.
Critical Accounting Policies
          The foregoing discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Periodically, we evaluate our estimates, including those related to doubtful accounts, long-lived assets, capitalized costs and accruals. We base our estimates on historical experience and on various other assumptions that we believe are reasonable. Actual results may differ from these estimates under different assumptions or conditions. We believe that the application of the critical accounting policies discussed below requires significant judgments and estimates on the part of management. For a summary of our accounting policies, see Note 1 of our audited consolidated financial statements.
     Revenue Recognition
          Revenues from video, data and phone services are recognized when the services are provided to the customers. Credit risk is managed by disconnecting services to customers who are delinquent. Installation revenues obtained from the connection of customers to our communications network are less than direct installation costs.

Therefore, installation revenues are recognized as connections are completed. Advertising sales are recognized in the period that the advertisements are exhibited. Under the terms of our franchise agreements, we are required to pay up to 5% of our gross revenues, derived from providing cable services, to the local franchising authorities. We normally pass these fees through to our customers. Franchise fees are collected on a monthly basis and are periodically remitted to local franchise authorities. Franchise fees are reported in their respective revenue categories and included in selling, general and administrative expenses.
     Allowance for Doubtful Accounts
          The allowance for doubtful accounts represents our best estimate of probable losses in the accounts receivable balance. The allowance is based on the number of days outstanding, customer balances, historical experience and other currently available information. During the three months ended September 30, 2005, we revised our estimate of probable losses in the accounts receivable of our advertising business to better reflect historical experience. The change in the estimate of probable losses resulted in a benefit to the consolidated statement of operations of $0.9 million for the three and nine months ended September 30, 2005.
     Programming Costs
          We have various fixed-term carriage contracts to obtain programming for our cable systems from content suppliers whose compensation is generally based on a fixed monthly fee per customer. These programming contracts are subject to negotiated renewal. We recognize programming costs when we distribute the related programming. These programming costs are usually payable each month based on calculations performed by us and are subject to adjustments based on the results of periodic audits by the content suppliers. Historically, such audit adjustments have been immaterial to our total programming costs. Some content suppliers offer financial incentives to support the launch of a channel and ongoing marketing support. When such financial incentives are received, we defer them within non-current liabilities in our consolidated balance sheet and recognize such amounts as a reduction of programming costs (which are a component of service costs in our consolidated statement of operations) over the carriage term of the programming contract.
     Property, Plant and Equipment
          We capitalize the costs of new construction and replacement of our cable transmission and distribution facilities; the addition of network and other equipment, and new customer service installations. Capitalized costs include all direct labor and materials as well as certain indirect costs and are based on historical construction and installation costs. Capitalized costs are recorded as additions to property, plant and equipment and depreciate over the life of the related asset. We perform periodic evaluations of certain estimates used to determine the amount and extent of such costs that are capitalized. Any changes to these estimates, which may be significant, are applied prospectively in the periods in which the evaluations were completed.
     Long-Lived Assets
          In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we periodically evaluate the recoverability and estimated lives of our long-lived assets, including property and equipment and intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. When the carrying amount is not recoverable, the measurement for such impairment loss is based on the fair value of the asset, typically based upon the future cash flows discounted at a rate commensurate with the risk involved. Any loss is included as a component of either depreciation expense or amortization expense, as appropriate, unless it is material to the period in question whereby we would present it separately.
     Intangible Assets
          In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the amortization of goodwill and indefinite-lived intangible assets is prohibited and requires such assets to be tested annually for impairment, or more frequently if impairment indicators arise. We have determined that our cable franchise costs are indefinite-lived assets. We completed our most recent annual impairment test as of October 1, 2004, which reflected no impairment of our franchise costs and goodwill. As of September 30, 2005, there were no events since then that would require an analysis to be completed before the next annual test date.
     Derivative Instruments
          We account for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133,” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Our primary objective for holding derivative financial instruments is to manage interest rate risk. Our derivative instruments are recorded at fair value and are included in other current assets, other assets and other liabilities. Our accounting policies for these instruments are based on whether they meet our criteria for designation as hedging transactions, which include the instrument’s effectiveness in risk reduction and, in most cases, a one-to-one matching of the derivative instrument to its underlying transaction. We have no derivative financial instruments designated as hedges. Gains and losses from changes in the mark-to-market values are currently recognized in the consolidated statement of operations. Short-term valuation changes derived from changes in market interest rates, time to maturity and the creditworthiness of the counterparties may increase the volatility of earnings.
Recent Accounting Pronouncements
          In December 2004, the FASB issued SFAS No. 123R, “Amendment of Statement 123 on Share-Based Payment.” SFAS No. 123R requires companies to expense the value of employee stock options, stock granted through the employee stock purchase program and similar awards. SFAS No. 123R was originally effective for interim periods beginning after June 15, 2005. On April 14, 2005, the Securities and Exchange Commission approved a new rule delaying the effective date until the beginning of a company’s next fiscal year that commences after June 15, 2005.
          SFAS No. 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.
          We will adopt SFAS No. 123R effective January 1, 2006 and plans to utilize the “modified prospective” method. We believe the adoption of SFAS No. 123R will have a material impact on our consolidated statement of operations. We currently utilize the Black-Scholes option pricing model to measure the fair value of stock options granted to employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. We have not yet determined which model we will use to measure the fair value of employee stock options granted after the adoption of SFAS 123R.
Inflation and Changing Prices
          Our systems’ costs and expenses are subject to inflation and price fluctuations. Such changes in costs and expenses can generally be passed through to subscribers. Programming costs have historically increased at rates in excess of inflation and are expected to continue to do so. We believe that under the Federal Communications Commission’s existing cable rate regulations we may increase rates for cable television services to more than cover any increases in programming. However, competitive conditions and other factors in the marketplace may limit our ability to increase rates.
Quantitative and Qualitative Disclosures About Market Risk
          In the normal course of business, we use interest rate swaps to fix the interest rate on our variable interest rate debt. As of September 30, 2005, we had $400.0 million of interest rate swaps with various banks at a weighted average fixed rate of approximately 3.4%. The fixed rates of the interest rate swaps are offset against the applicable three-month London Interbank Offering Rate to determine the related interest expense. Under the terms of the interest rate exchange agreements, which expire from 2006 through 2007, we are exposed to credit loss in the event of nonperformance by the other parties. However, due to the high creditworthiness of our counterparties, which are major banking firms with investment grade ratings, we do not anticipate their nonperformance. At September 30, 2005, based on the mark-to-market valuation, we would have received approximately $4.9 million, including accrued interest, if we terminated these agreements.
          The table below provides the expected maturity and estimated fair value of our debt as of September 30, 2005 (dollars in thousands). See Note 7 to our consolidated financial statements.

		Bank Credit	Capital Lease
	Senior Notes	Facilities	Obligations	Total
Expected Maturity:
October 1, 2005 to September 30, 2006	$—	$40,625	$1,347	$41,972
October 1, 2006 to September 30, 2007	—	59,375	1,016	60,391
October 1, 2007 to September 30, 2008	—	65,000	98	65,098
October 1, 2008 to September 30, 2009	—	81,875	—	81,875
October 1, 2009 to September 30, 2010	—	89,625	—	89,625
Thereafter	600,000	472,500	—	1,072,500

Total	$600,000	$809,000	2,461	1,411,461

Fair Value	627,750	$809,000	2,461	1,439,211

Weighted Average Interest Rate	10.2%	5.5%	3.1%	7.5%

BUSINESS
Our Manager
          We are a wholly-owned subsidiary of Mediacom Communications Corporation, who is also our manager. Mediacom Communications is the nation’s eighth largest cable television company based on customers served and the leading cable operator focused on serving the smaller cities and towns in the United States. As of September 30, 2005, our manager’s cable systems, which are owned and operated through our operating subsidiaries and those of Mediacom LLC, which is also a wholly-owned subsidiary of our manager, passed an estimated 2.80 million homes and served approximately 1.43 million basic subscribers and 2.36 million RGUs. A basic subscriber is a customer who subscribes to a package of cable television services. RGUs represent the sum of basic subscribers, digital customers, HSD customers and phone customers. Our manager is a publicly-owned company whose Class A common stock is listed on the Nasdaq National Market under the symbol “MCCC”.
          Our manager’s principal executive offices are located at 100 Crystal Run Road, Middletown, New York 10941 and our manager’s telephone number at that address is (845) 695-2600. Our manager’s website is located at www.mediacomcc.com. The information on our manager’s website is not part of this prospectus.
Mediacom Broadband LLC
          As of September 30, 2005, our cable systems passed an estimated 1.46 million homes and served approximately 774,000 basic subscribers and 1.31 million RGUs. Through our interactive broadband network we provide our customers with a wide array of products and services, including analog and digital video services, advanced video services such as VOD, HDTV, DVRs, HSD, and phone service. We currently offer video and HSD bundles and, with the introduction of cable telephony in certain markets, we have begun to offer triple-play bundles of video, HSD and voice services.
Business Strategy
          Our strategy is to be the leading single-source provider of advanced video, data and voice products and services in our markets, which will allow us to deepen relationships with our existing customers, attract new customers and further diversify our revenue streams. We believe that our interactive broadband network is the superior platform today for the delivery of these products and services within our service areas. We have a local presence, with facilities and employees in the communities where our customers live. We believe that offering products and services in bundles, together with reliable customer service and our local community presence, will enable us to execute our strategy and compete effectively.
          Network Technology
          We operate high-capacity, fiber-optic cable systems, substantially all of which are activated with two-way communications capability. We have also interconnected more than 90% of our estimated homes passed with a regional fiber network. This year, we deployed synchronous optical network (“SONET”) technology to our regional fiber network to create full redundancy. SONET is a fiber-optic transmission system using a self-healing ring architecture to reroute traffic if a break in communications occurs. This technology allows us to extend the reach and expand the capabilities of our broadband network.

          Product Development and New Applications
          Our network technology allows us to offer an array of advanced video, data and voice products and services. As of September 30, 2005, our digital cable service was available to substantially all of our basic subscribers, and we served approximately 280,000 digital customers. Our VOD and HDTV services were available to approximately 86% and 100% of our digital customers, respectively, and DVRs were available to our entire digital customer base. As of the same date, HSD was marketed to substantially all of the estimated homes passed by our cable systems, and we served approximately 252,000 data customers. As of the same date, phone services were marketed to approximately 1.0 million of the estimated homes passed by our cable systems, and we served approximately 1,000 phone customers. We will continue to capitalize on the capabilities of our network technology to develop new products and services that will further differentiate us from our competitors.
          Bundling of Broadband Products and Services
          We believe that bundled products and services offer our customers the convenience of having a single provider contact for ordering, scheduling, provisioning, billing and customer care. Our customers can also realize greater value through bundle discounts as they obtain additional products and services from us. We currently offer triple-play bundles of video, HSD and voice services. We also believe that, as we become more effective in bundling products and services, it will help us to attract new customers and reduce customer churn.
          Customer Service
          Attaining higher levels of customer satisfaction is critical to our success in the increasingly competitive environment we face today. We continue to invest in our customer care personnel and call center technology to improve our capabilities in customer service and have attained internal customer service measures that generally meet or exceed those standards established by the National Cable and Telecommunications Association on a 24 hour per day, seven day per week basis. In 2004, we completed our investment in virtual contact center technology across our call centers and, as a result, raised our level of customer service and improved the productivity of our call center personnel.
          Community Presence
          Historically, one of our key objectives was to bridge the “digital divide,” or technology gap, that had developed between the smaller cities and towns and the large urban markets in the United States. Today, due to the significant investments we have made in our cable systems, substantially all of the communities we serve now have access to the latest in broadband products and services.
          We continue our efforts to build good relationships with the communities we serve by participating in a wide range of local educational and community service initiatives. Our major company-wide programs include the “Mediacom Cable in the Classroom” program which provides approximately 1,350 schools with free video service and 205 schools with free high-speed Internet access. We also provide free cable service to over 1,100 government buildings, libraries, and not-for-profit hospitals in our franchise areas. We develop and offer exclusive local programming in our communities in an effort to foster community awareness. For example, in the communities we serve in Iowa, the Mediacom Connections channel currently airs 60 to 70 hours of programming per week, including high school and college sporting events and statewide public affairs programs.
Products and Services
          Video
          We receive a majority of our revenues from video subscription services. Subscribers typically pay us on a monthly basis and generally may discontinue services at any time. We design our channel line-ups for each system according to demographics, programming preferences, channel capacity, competition, price sensitivity and local regulation. Monthly subscription rates and related charges vary according to the type of service selected and the type of equipment used by subscribers. Our video services include the following:

          Basic Service. Our basic service includes, for a monthly fee, local broadcast channels, network and independent stations, limited satellite-delivered programming, and local public, government, home-shopping and leased access channels.
          Expanded Basic Service. Our expanded basic service includes, for an additional monthly fee, various satellite-delivered channels such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT.
          Pay-Per-View Service. Our pay-per-view services allow customers to pay to view a single showing of a feature film, live sporting event, concert and other special event, on an unedited, commercial-free basis.
          Digital Cable Service. Customers who subscribe to our digital cable offerings receive up to 230 digital channels in many of our cable systems. We currently offer several digital cable programming packages that include digital basic channels, multichannel premium services, pay-per-view movie and sports channels, digital music channels, and an interactive on-screen program guide. Our digital offerings of multichannel premium services include premium channels in HD format and unlimited access to subscription-based VOD (“SVOD”). We believe that these offerings highlight both the value of our digital cable services and our technologically advanced broadband network, and encourage basic subscribers to upgrade to digital cable service. Customers pay a monthly fee for digital cable service, which varies according to the level of service and the number of digital converters selected by the subscriber. A digital converter or cable card is required to receive our digital cable service.
          Video-On-Demand. Our VOD service provides on-demand access to approximately 1,200 hours of movies, special events and general interest titles stored at our headend facilities. With this service, our customers enjoy full functionality, including the ability to pause, rewind and fast forward selected programming. Our VOD service is either free of charge, offered as part of an SVOD premium package, such as Starz!, Showtime or HBO, or ordered on a pay-per-view basis. We currently offer VOD service to approximately 86% of our digital customers.
          High-Definition Television. HDTV features improved, high-resolution picture quality, improved audio quality and a wide-screen, theater-like display. Our HDTV service includes high definition signals for local broadcast stations that make these signals available to us, and, as part of premium channel subscriptions, Starz! HD, Showtime HD and HBO HD. We also provide, as part of our HD Pak tier for an additional monthly fee, certain premium HDTV programming, such as ESPNHD, HDNet, HDNet Movies, Universal HD and Discovery HD. As of September 30, 2005, 78 local broadcast channels in our service areas were transmitting in HDTV, and we had secured agreements to carry 43 of them. We currently offer HDTV service in markets serving substantially all of our digital customers. Our HDTV service requires the use of an advanced digital converter for which we charge a monthly fee.
          Digital Video Recorders. We offer our customers digital converters that have digital video recording capability. Using the interactive program guide, our customers with DVRs can record programming on the hard drive component of the digital converter and view the recorded programming using the play, pause, rewind and fast forward functions. The DVR can also pause live television, and rewind or fast-forward it, as well as record one show while watching another, or record two shows simultaneously. The DVRs we provide our customers are HDTV-capable.
          High-Speed Data
          We offer several packages of HSD services with differing speeds and prices. Our HSD services are always activated, and as a result, the customer does not need to dial into an Internet service provider and await authorization. Our HSD services include our interactive portal, which provides multiple e-mail addresses and personal webspace for customers, as well as local content, such as community Chamber of Commerce news, which we solicit and support.
          Commercial Data
          Through our network technology, we provide a range of advanced data and communications services for the commercial market. We leverage our existing cable systems and cable modem services to offer small and medium-sized businesses a range of high-speed data access products. For larger enterprise customers, we capitalize on the broad reach and capabilities of our regional fiber network, with nearly 3,000 route miles of high-capacity fiber optic cable, to build customized solutions, which may include transparent LAN services, virtual private networks, and high-volume, high-speed data access.
          Telephony
          In June 2005, we launched phone service in certain of our cable systems. Our service uses technology that makes it possible to have a telephone conversation over a dedicated Internet Protocol (“IP”) network instead of dedicated voice transmission lines. This allows the elimination of circuit switching and the associated waste of bandwidth. Instead, packet switching is used, where IP packets with voice data are sent over the network only when data needs to be sent, i.e. when a caller is talking. Its advantages over traditional telephony include: lower costs per call, especially for long-distance calls; lower infrastructure costs because once the IP infrastructure is installed, little or no additional telephony infrastructure is needed; and new advanced features.
          Our telephony service competes primarily with the phone service offered by the incumbent local phone company. Its features include: unlimited local and long-distance calling throughout the U.S. and North America; ability to keep the existing phone number where local number portability is supported; the ability to access enhanced Emergency 911 dialing; and the ability to use existing phones and in-home wiring.
          As of September 30, 2005, we marketed phone service to approximately 1.0 million of the estimated homes passed by our cable systems.
          Advertising
          We generate revenues from the sale of advertising time on up to 44 satellite-delivered channels such as CNN, Lifetime, Discovery, ESPN, TBS and USA. We have an advertising sales infrastructure that includes in-house production facilities, production and administrative employees and a locally based sales workforce. In 2004, we completed the process of extending our advertising infrastructure to our cable systems that previously had third-party advertising agreements. In many of our markets, we have entered into agreements with other cable operators to jointly sell local advertising, simplifying our prospective clients’ purchase of local advertising and expanding the reach of advertising they purchase. In some of these markets, we represent the advertising sales efforts of other cable operators; in other markets, other cable operators represent us.

Description of Our Cable Systems
          Overview
          The following table provides an overview of selected operating and cable network data for our cable systems as of and for the years ended:

	Nine months
	ended
	September 30,
	2005	2004	2003	2002	2001
Operating Data:

Core Video
Estimated homes passed (1)	1,458,000	1,456,000	1,472,500	1,463,000	1,430,000
Basic subscribers (2)	774,000	783,000	819,300	840,000	824,000
Basic penetration(3)	53.1%	53.8%	55.6%	57.4%	57.6%

Digital Cable
Digital customers(4)	280,000	236,000	231,600	238,000	233,000
Digital penetration (5)	36.2%	30.1%	28.3%	28.3%	28.3%

Data
Data customers(6)	252,000	205,000	157,800	110,000	77,000
Data penetration(7)	17.3%	14.1%	10.7%	7.5%	5.4%

Phone Service
Phone customers(8)	1,000	—	—	—	—

Revenue Generating Units (9)	1,307,000	1,224,000	1,208,700	1,188,000	1,134,000

Customer Relationships (10)	798,000	802,000	834,100	851,000	833,000

Cable Network Data:
Miles of plant	19,600	19,500	19,750	19,500	19,100
Density(10)	75	75	75	75	75

(1)	Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system’s service area.

(2)	Represents a dwelling with one or more television sets that receives a package of over-the-air broadcast stations, local access channels or certain satellite-delivered cable television services. Accounts that are billed on a bulk basis, which typically receive discounted rates, are converted into full-price equivalent basic subscribers by dividing total bulk billed basic revenues of a particular system by the most prevalent combined limited and expanded cable rate charged to basic subscribers in that system. Basic subscribers include connections to schools, libraries, local government offices and employee households that may not be charged for limited and expanded cable services, but may be charged for digital cable, VOD, HDTV, DVR or high-speed Internet service. Customers who exclusively purchase high-speed Internet service are not counted as basic subscribers. Our methodology of calculating the number of basic subscribers may not be identical to those used by other cable companies.

(3)	Represents basic subscribers as a percentage of estimated homes passed.

(4)	Represents customers that receive digital cable services.

(5)	Represents digital customers as a percentage of basic subscribers.

(6)	Represents residential data customers and small to medium-sized commercial cable modem accounts billed at higher rates than residential customers. Small to medium-sized commercial accounts generally represent customers with bandwidth requirements of up to 5 Mbps. These commercial accounts are converted to equivalent residential data customers by dividing their associated revenues by the applicable residential rate. Our data customers exclude large commercial accounts and include an insignificant number of dial-up customers. Our methodology of calculating data customers may not be identical to those used by other cable companies.

(7)	Represents the number of total data customers as a percentage of estimated homes passed.

(8)	Represents customers receiving phone services.

(9)	Represents the sum of basic subscribers, digital customers, data customers and phone customers.

(10)	Represents the total number of customers that receive at least one level of service, encompassing video and data services, without regard to which service(s) customers purchase.

(11)	Represents estimated homes passed divided by miles of plant.
Technology Overview
          We believe in investing in our broadband network, our facilities and other equipment to improve our competitive position. During our planned network upgrade, which was completed in 2003, we made substantial investments in our cable network. The primary features of our network are:
•	hybrid fiber-optic coaxial, or HFC, architecture;

•	100% of the network miles with bandwidth capacity of 550MHz to 870MHz;

•	100% of estimated homes passed with two-way communications capability; and

•	the ability to provide advanced broadband services across virtually our entire footprint.
          A central feature of our cable network is the deployment of high capacity, HFC architecture. The HFC architecture combines the use of fiber optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires more extensive signal amplification in order to obtain the desired levels for delivering channels. In most systems, we deliver our signals via fiber optic cable to individual nodes serving an average of 350 homes or commercial buildings. A node is a single connection to a cable system’s main, high-capacity fiber optic cable. Coaxial cable is then connected from each node to the individual homes or buildings. Our network design generally provides for six strands of fiber to each node, with two strands active and four strands reserved for future services. We believe that our design provides high capacity and superior signal quality, as well as providing reserve capacity for the addition of future services.
          The following table describes the technological state of our cable network as of September 30, 2005:

Percentage of Cable Network
	Greater than	Two-Way
550 MHz	550 MHz	Capable
0.2%	99.8%	100%
          A headend facility is the location where signals are received and processed for distribution over a cable system. As of September 30, 2005, our cable systems were operated from 19 headend facilities. Fiber optics and advanced transmission technologies make it cost effective to consolidate our headend facilities, allowing us to realize operating efficiencies and resulting in lower fixed capital costs on a per home basis as we introduce new products and services.
          As part of our headend consolidation program, which was substantially completed in 2003, we deployed nearly 3,000 route miles of fiber optic cable, creating a large regional fiber network with the potential to provide advanced telecommunications services to over 90% of our estimated homes passed. In 2005, we installed SONET technology on our regional fiber network in order to create full redundancy. SONET is a fiber-optic transmission system using a self-healing ring architecture to reroute traffic if a break in communications occurs. This regional network has excess fiber optic capacity which (i) can accommodate new and expanded products and services, such as our commercial data business, and (ii) allows us to reach more households and commercial establishments from a single head end, making it more efficient for us to introduce new and advanced services.

Programming Supply
     We have various fixed-term contracts, to obtain directly and indirectly, programming for our cable systems from programming suppliers whose compensation is typically based on a fixed monthly fee per customer. We negotiate programming contract renewals both directly and through a programming cooperative of which we are a member. Most of our contracts are secured directly due to the need to tailor contracts to our specific business concerns. We attempt to secure longer-term programming contracts which may include marketing support and incentives from programming suppliers.
     We expect our programming costs to remain our largest single expense item for the foreseeable future. In recent years, we have experienced a substantial increase in the cost of our programming, particularly sports programming, well in excess of the inflation rate or the change in the consumer price index. Our programming costs will continue to rise in the future due to increased costs to purchase programming and as we provide additional programming to our customers.
     We also have various retransmission consent arrangements with commercial broadcast stations, which generally expire in December 2005. In some cases, retransmission consents have been contingent upon our carriage of satellite delivered cable programming offered by companies affiliated with the stations’ owners or the broadcast network carried by such stations.
Customer Service
     System reliability, a motivated and productive workforce and customer satisfaction are cornerstones of our business strategy. We expect that investments in our cable network and our regional contact centers significantly strengthen customer service, enhance the reliability of our cable network and allow us to introduce new services to our customers. We benefit from locally-based customer technical support staff who are available to visit customers’ premises if problems arise. We maintain three regional contact centers staffed with dedicated customer service representatives, or CSRs, and technical service representatives, or TSRs, who are available to respond to customer calls 24 hours a day, seven days a week. We believe our regional contact centers allow us to effectively manage resources and reduce response times to customer inquiries. TSRs handle our HSD customers, ensuring prompt and efficient resolution of technical inquiries or issues.
     In 2004, we completed the implementation of virtual contact center technology to provide our customers with extensive self-service capabilities, such as making a payment and verifying service appointments, and to enable us to re-route customer calls among our three regional contact centers and other satellite offices to minimize hold times. Our virtual contact centers also give our CSRs and TSRs instant access to the calling customer’s file and our products and services in the customer’s market. We believe our virtual contact centers will help us ensure the most efficient utilization of our call center personnel and the most effective customer interactions. Reinforcing our commitment to customer service, we have attained customer service standards that meet or exceed those standards established by the National Cable and Telecommunications Association. Also in 2004, we completed the rollout of interactive voice response, or IVR, technology, and today over 30% of all inbound calls to our customer contact centers are handled through the IVR, further enhancing the efficiencies of our customer service operations.
     We continue to invest in personnel, equipment and technology to improve our customer care. In 2004, we implemented a web-based customer service platform called e-Care for bill presentment purposes, and we are currently expanding our e-Care capabilities to include customer self-fulfillment.
Community Relations
     We are dedicated to fostering strong community relations in the communities served by our cable systems. We support local charities and community causes in various ways, including staged events and promotional campaigns to raise funds and supplies for persons in need and in-kind donations that include production services and free airtime on cable networks. We participate in the “Cable in the Classroom” program, which provides approximately 1,350 schools with free video service and 205 schools with free high-speed Internet service. We also provide free cable television service to over 1,100 government buildings, libraries and not-for-profit hospitals in our franchise areas.

     We also develop and offer exclusive local programming to our communities, a capability not available to direct broadcast satellite service providers, our primary competition in the video business. Several of our cable systems have production facilities for the creation of local programming, which includes local school sports events, fund-raising telethons by local chapters of national charitable organizations, local concerts and other entertainment. In Iowa, we are the exclusive broadcaster of city council meetings, the Little League Championships in Des Moines and the Iowa High School State Football Championships. We believe increasing our emphasis on local programming builds customer loyalty.
Franchises
     Cable systems are generally operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as: time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and other public institutions; and the maintenance or posting of insurance or indemnity bonds by the cable operator. Many of the provisions of local franchises are subject to federal regulation under the Communications Act of 1934, or Communications Act, as amended.
     As of September 30, 2005, we held 390 cable television franchises. These franchises provide for the payment of fees to the issuing authority. In most of the cable systems, such franchise fees are passed through directly to the customers. The Cable Communications Policy Act of 1984, or 1984 Cable Act, prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues from specified cable services and also permits the cable operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.
     Substantially all of the basic subscribers of our cable systems are in service areas that require a franchise. The table below groups the franchises of our cable systems by year of expiration and presents the approximate number and percentage of basic subscribers for each group as of September 30, 2005.

		Number of	Number of	Percentage of
	Number of	Total	Basic	Total Basic
Year of Franchise Expiration	Franchises	Franchises	Subscribers	Subscribers
September 30, 2005 through 2008	153	39.2%	371,000	47.9%
2009 and thereafter	237	60.8%	403,000	52.1%

Total	390	100.0%	774,000	100.0%
     We have never had a franchise revoked or failed to have a franchise renewed. In addition, substantially all of our franchises eligible for renewal have been renewed or extended prior to their stated expirations, and no franchise community has refused to consent to a franchise transfer to us. The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the cable system or effects a transfer of the cable system to another person, the cable operator generally is entitled to the “fair market value” for the cable system covered by such franchise. In addition, the 1984 Cable Act established comprehensive renewal procedures, which require that an incumbent franchisee’s renewal application be assessed on its own merits and not as part of a comparative process with competing applications. We believe that we have satisfactory relationships with our franchising communities.
Competition
     Our manager is the eighth largest cable television company based on subscribers and we compete with various communications and entertainment providers. Our competitive positioning is significantly influenced by several factors, such as changes in technology and regulation and the corporate size and affiliations of our competitors. We operate in a constantly changing technological environment, and new technologies may give rise to new products and services that compete against our own. Recent regulatory policies have created a more favorable operating environment for new and existing technologies that provide, or may provide, both opportunities and threats. Acquisitions or combinations that significantly change a company’s size, or permanent and temporary alliances also impact competitiveness as these may provide benefits, such as improved access to resources (including financing, content and equipment), efficiencies of scale and the ability to provide multiple services. We expect the number and types of our competitors to increase as the expansion of our products and services brings us into new businesses and as new providers of alternative products and services enter our markets. We are unable to predict the effects, if any, of such future developments on our business.
     We also face growing competition from municipal entities that construct facilities and provide cable television, HSD, telephony and/or other related services. In addition to hard-wired facilities, some municipal entities are exploring building wireless fidelity networks to deliver these services. In Iowa, our largest market, an organization named Opportunity Iowa, is actively encouraging Iowa municipalities to construct facilities that could be used to provide services that compete with the services we offer.
     In video services our principal competitors are direct broadcast satellite (“DBS”) services. In high-speed data we compete with digital subscriber line (“DSL”) services in markets where it has been made available by telephone companies. In phone services we compete with providers of various types of telephone services, including providers of traditional circuit switched and wireless telephony. Telephone companies now bundle voice and data and are currently marketing DBS video as part of their product bundles. Major telephone companies have also begun to carry out their announced plans to construct new fiber networks over the next several years, which will allow them to offer video services over their own networks. These phone companies may become significant direct video competitors if they deploy new fiber networks and offer video, data and voice bundles on a large scale in our markets.
     We seek to compete effectively by using our broadband network to continue to provide a rich variety of video programming and new products and services including VOD, HDTV, DVRs, HSD and, beginning this year, cable telephony. We believe our ability to deliver multiple services from a single platform and to bundle these services strengthens our competitive position. We also believe it is important for us to continue to provide high quality customer service and foster good community relationships through our locally-based personnel and facilities.
Video
     Direct Broadcast Satellite Providers
     DBS service providers are the cable industry’s most significant competitors, having grown their customer base rapidly over the past several years, far exceeding the basic subscriber growth rate of the cable industry. According to recent industry reports, DBS service providers currently deliver video programming services to over 24 million customers in the United States. The two largest DBS companies, DIRECTV, Inc., or DIRECTV and EchoStar Communications Corporation, or EchoStar, provide service to substantially all of these DBS customers and are each among the four largest providers of multichannel video programming services based on reported customers. The News Corporation Limited, or News Corporation, which acquired a controlling interest in DIRECTV in 2003, owns the Fox Television Network and several cable programming services, as well as DBS operations in Europe, Asia and Latin America. Affiliation with News Corporation could provide DIRECTV with access to financial, programming and other resources that strengthen its competitive position. In early 2005, EchoStar entered into a definitive agreement to acquire from Cablevision Systems Corporation the broadcast satellite and certain related assets of VOOM, a recently launched DBS service offering primarily HDTV services on a national basis. DBS service providers have also entered into alliances with certain telephone companies that allow the telephone companies to bundle DBS video with their voice and data services.
     DBS differs from cable television in certain areas that impact competitiveness. DBS service providers use high-powered satellites to offer their customers services with typically more than 300 channels of programming. DBS service can be received virtually anywhere in the continental United States through the installation of a small rooftop or side-mounted antenna, with the only requirement being an unobstructed view of the southern sky. DBS service providers do not pay the franchise fees of up to 5% of revenues and property taxes that cable operators are required by many localities to pay. These fundamental differences allow DBS providers to offer uniform nationwide service, pricing and branding, giving them greater operating efficiencies overall and allowing them to compete effectively. Furthermore, the initial investment by a DBS customer for equipment has decreased substantially with offers by DBS service providers of discounted or free equipment, installation and multiple units.

     DBS service providers have also benefited meaningfully from a change in legislation in 1999 that allowed them to deliver local broadcast signals, eliminating a significant competitive advantage which we and other cable system operators had over them. As of September 30, 2005, DBS service providers delivered local broadcast stations in markets representing an estimated 92% of our basic subscribers.
     The technological limitations of DBS give us and other cable operators certain advantages. DBS technology has limited two-way interactivity, which restricts its ability to compete in interactive video, HSD and voice services. In contrast, our broadband network allows full two-way interactivity and greater varieties of advanced services. In video, we are able to offer VOD, SVOD and DVR products and services while DBS is limited to DVRs. We also believe our cable-delivered VOD and SVOD services are superior to DBS DVR service, as our VOD/SVOD customer can access and independently control thousands of titles stored at a headend facility, while a DBS DVR customer is limited to the much smaller number of titles that can be stored in the disk drive of the DVR box sitting in the home. We are also able to deliver greater quantities of HDTV programming for the foreseeable future, as DBS service providers currently face technological and other limitations on their ability to deliver local HDTV broadcast signals in most of our markets.
     Our broadband network allows single platform delivery of video, HSD and cable telephony. DBS service providers and certain phone companies have partnered to provide these services in bundles. However, we believe our ability to deliver comparable bundles from one platform is an advantage, as it allows us to provide customers a single provider contact for ordering, provisioning, billing and customer care.
     We also believe our subscribers continue to prefer our meaningful presence in their communities and the proprietary local content we produce and broadcast in several of our systems. DBS service providers are not locally-based and do not have the ability to offer locally-produced programming.
     Traditional Overbuilds
     Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area by another cable operator, a local utility or another service provider. Some of these competitors, such as municipally-owned entities, may be granted franchises on more favorable terms or conditions or enjoy other advantages such as exemptions from taxes or regulatory requirements to which we are subject. Well-financed businesses from outside the cable industry, such as utilities which already possess or are developing fiber optic and other transmission facilities in the areas they serve, are also competitors. We believe that various entities are currently offering cable service to an estimated 15.9% of the estimated homes passed in the service areas of our franchises.
     We also face growing competition from municipal entities that construct facilities and provide cable television, HSD, telephone and/or other related services. In addition to hard-wired facilities, some municipal entities are exploring building wireless fidelity networks to deliver these services. In Iowa, our largest market, an organization named Opportunity Iowa began in early 2004 to actively encourage Iowa municipalities to construct facilities that could be used to provide services that compete with the services we offer. Referenda were on the November 2005 ballot in thirty-two municipalities to authorize the formation of a communications utilities, a prerequisite to funding and construction of systems that may compete with ours. Referenda were successfully passed in seventeen of those communities. In many of the communities that passed a referendum, proponents and officials publicly stated that a second vote would be taken prior to any actual construction or funding of a competitive system, and only after a preliminary cost-benefit analysis is undertaken. Despite the public statements, it is possible that certain of these communities may proceed to with funding and construction without holding a second referendum or completing a cost benefit analysis.
     Other Iowa communities may also hold elections to authorize the creation of a telecommunications utility in their communities. Proponents or officials in those communities may not take the same approach with regard to a second vote or a cost-benefit analysis.
     Multichannel Multipoint Distribution Systems
     Multichannel multipoint distribution systems (“MMDS”), or wireless cable systems, deliver programming services over microwave channels licensed by the FCC and received by subscribers with special antennas. These wireless cable systems are less capital intensive and subject to fewer regulatory requirements than cable systems, and are not required to obtain local franchises or pay franchise fees. Although relatively few wireless cable systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The use of digital compression technology, and the FCC’s recent amendment to its rules to permit reverse path or two-way transmission over wireless facilities, enable multichannel multipoint distribution systems to deliver more channels and additional services, including Internet related services. Digital compression technology refers to the conversion of the standard video signal into a digital signal and the compression of that signal to facilitate multiple channel transmissions through a single channel’s signal. Generally, wireless cable operators are now concentrated on data transmission services rather than video-service. We have very limited competition from MMDS operators.
     Private Cable Television Systems
     Private cable television systems, known as satellite master antenna television (“SMATV”) systems, compete with conventional cable television systems for the right to service condominiums, apartment complexes and other multiple dwelling unit facilities. SMATV systems typically use a single satellite dish for an entire building or complex to provide improved reception of local television stations and many of the same satellite-delivered programming services offered by franchised cable systems. SMATV systems typically are not subject to regulation like local franchised cable operators.
     Under the Telecommunications Act of 1996, or 1996 Telecom Act, SMATV systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights of way. The FCC has held that the latter provision is not violated so long as interconnection across public rights of way is provided by a third party.
     SMATV system operators often enter into exclusive agreements with apartment building owners or homeowners’ associations that preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas on nondiscriminatory terms and conditions. Accordingly, where there are preexisting dedicated compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to access to the premises served by those easements. Conflicting judicial decisions have been issued interpreting the scope of the access right granted by the 1984 Cable Act with respect to easements located entirely on private property.
     Providers of Broadcast Television and Other Entertainment
     The extent to which a cable system competes with over-the-air broadcasting, which provides signals that a viewer is able to receive directly, depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. As local over-the-air broadcasters continue their federally-mandated transition to digital-only signal formats, the extent to which those local broadcasters offer digital feeds of their analog programming, additional programming on other digital channels and/or HDTV signals may increase competition for customers with digital or HDTV receivers where such signals are not carried on the cable system. The FCC has issued digital television (“DTV”) licenses that give traditional broadcasters the ability to deliver HDTV and advanced digital services such as data transmission and subscription video. Over-the-air DTV subscription service is now available in a few cities in the United States.
     Cable systems also face competition from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and videodisc players.
Telephone companies
     The 1996 Telecom Act eliminated many restrictions on the ability of local telephone companies to offer video programming. In addition to their joint-marketing alliances with DBS service providers, certain local telephone companies have recently announced that they are now constructing new fiber networks to replace their existing networks, which will enhance their ability to offer video services in addition to improved voice and high speed data services. If these and other telephone companies decide to rebuild their networks in our markets and offer video services they will compete with us and other video providers, which includes DBS service providers.

     Local telephone companies may have a number of different ways to enter the video programming business, some of which do not require obtaining a local franchise. Local telephone companies and other potential competitors have the ability to certify their competing video service as an “open video” system. Open video system operators are not subject to certain requirements imposed by the 1984 Cable Act upon more traditional cable operators. Legislation recently passed in one state (in which we do not currently operate cable systems) and similar legislation is pending or has been proposed in certain other states and in Congress that could allow local telephone companies to deliver services that would compete with our cable service without obtaining equivalent local franchises.
High speed data
     We offer HSD, or cable modem service, in many of our cable systems. Our cable modem service competes mainly with the high-speed Internet access services offered by local and long distance telephone companies. These competitors have substantial resources.
     DSL services offered by telephone companies provide Internet access at data transmission speeds greater than that of standard telephone line or “dial-up” modems, putting DSL service in direct competition with our cable modem service. Telephone companies that have made the necessary plant investment have introduced DSL services in many of our markets, however, we believe their serviceable areas currently do not match our network reach in those markets. The FCC has an ongoing rulemaking proceeding that may materially reduce existing regulation of DSL service, essentially freeing such service from traditional telecommunications regulation. Federal legislation or judicial decisions may also reduce regulation of Internet services offered by incumbent telephone companies.
     As discussed above, certain major telephone companies are currently constructing new fiber networks. These companies have indicated that this will create a new platform that will allow them to offer significantly faster high-speed data services compared to the offerings available under current DSL technology.
     DBS service providers are currently offering two alternatives of satellite-delivered high-speed data. The first is a one-way service that utilizes a telephone return path, in contrast to our two-way, high-speed service, which does not require a telephone line. The other alternative is a two-way, high-speed service, which requires additional equipment purchases by the customer and is offered at higher prices than our own equivalent service. Due to these differences we believe our high-speed data service is superior to the satellite-delivered service.
     Some Internet service providers or ISPs offer dial-up Internet access service over standard telephone lines in our markets. Dial-up service operates at much lower speeds than cable modem service and is therefore not competitive with our high-speed data service. A number of these ISPs have asked local authorities and the FCC to give them rights of access to cable systems’ broadband infrastructure so that they can deliver their services directly to cable systems’ customers. This kind of access is often called “open access”. Many local franchising authorities have examined the issue of open access and a few have required cable operators to provide such access. Several Federal courts have ruled that localities are not authorized to require open access. The FCC has classified cable modem service as an “information service,” not as a “telecommunications service.” As an information service, the FCC has held that cable systems are not required to open their networks for use by others to provide ISP services. Although the United States Supreme Court recently held that cable modem service was properly classified by the FCC as an “information service,” freeing it from regulation as a “telecommunications service,” it recognized that the FCC has jurisdiction to impose regulatory obligations on facilities based Internet Service Providers. The FCC has an ongoing rulemaking to determine whether to impose regulatory obligations on such providers, including us. While we cannot predict the outcome of this proceeding, we do note that the FCC recently removed the requirement that telecommunications carriers provide access to competitors to resell their DSL Internet access service citing the need for competitive parity with cable modem service which has no similar access requirement. If we were required to provide open access to ISPs as a result of FCC action, other companies could use our cable system infrastructure to offer Internet services competitive with our own.
     Certain telecommunications companies are seeking to provide high-speed broadband services, including interactive online services, using wireless technologies that may transcend present service boundaries and avoid certain regulatory restrictions. Moreover, some electric utilities have announced plans to deliver broadband services over their electrical distribution networks. The FCC has an on-going rulemaking which, to date, appears limited to basic regulations to avoid technical interference with existing services. If electric utilities provide broadband services over their existing electrical distribution networks, they could become formidable competitors given their resources.
     Cable Telephony
     We began to roll out our cable telephony service in certain markets beginning in the second quarter of 2005 and plan to expand to additional markets through the end of 2006. Our phone service provides both local and long distance calling. As such, it directly competes with the incumbent local phone company and long-distance service providers. Other competitors include competitive local exchange carriers, which are non-incumbent local phone companies that provide local services and access to long distance services over their own networks or over leased networks, wireless telephone carriers and IP-based service providers. IP phone is becoming more widely deployed by an increasing number of telecommunication service providers, which may result in heightened competition for our cable telephony service. We believe the addition of cable telephony to our video and data service bundles helps us compete with other providers of bundled services, including telephone companies that bundle DBS video with their voice and data services, and the new providers of IP phone service.
     Other Competition
     Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. The FCC has authorized a new interactive television service that permits non-video transmission of information between an individual’s home and entertainment and information service providers. This service, which can be used by DBS systems, television stations and other video programming distributors, including cable systems, is an alternative technology for the delivery of interactive video services. It does not appear at the present time that this service will have a material impact on the operations of cable systems.
     The FCC has allocated spectrum in the 28GHz range for a new multichannel wireless service called Local Multipoint Distribution Service that can be used to provide video and telecommunications services. The FCC completed the process of awarding licenses to use this spectrum via a market-by-market auction. We do not know whether such a service would have a material impact on the operations of cable systems.
     The 1996 Telecom Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television to incumbent television broadcast licensees. Digital television can deliver high-definition television pictures and multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, such as data transfer or subscription video. The FCC also has authorized television broadcast stations to transmit text and graphic information that may be useful to both consumers and businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmission.
     The quality of real-time or streaming of video over the Internet and into homes and businesses continues to improve. These services are also becoming more available as the use of high speed Internet access becomes more widespread. In the future, it is possible that video streaming will compete with the video services offered by cable operators and other providers of video services. For instance, certain broadcast and cable programming suppliers have announced agreements to market their content on a per-episode basis directly to consumers through video streaming over the Internet, bypassing cable operators or DBS providers as video distributors, although the cable operators may remain as the providers of high speed Internet access service.
Employees
     As of September 30, 2005, we employed 2,140 full-time employees and 34 part-time employees. Approximately 30 of our employees have organized but are not covered by a collective bargaining agreement. We consider our relations with our employees to be satisfactory.

LEGISLATION AND REGULATION
General
     Federal, state and local laws regulate the development and operation of cable communications systems. In the following paragraphs, we summarize the federal laws and regulations materially affecting us and other cable operators and the level of competition that we face. We also provide a brief description of certain relevant state and local laws. Currently few laws or regulations apply to Internet services. Existing federal, state and local laws and regulations and state and local franchise requirements are currently the subject of judicial proceedings, legislative hearings and administrative proceedings that could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or our business or operations can be predicted at this time.
Federal regulation
     The principal federal statutes governing the cable industry, the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 (collectively, the “Cable Act”), establish the federal regulatory framework for the industry. The Cable Act allocates principal responsibility for enforcing the federal policies among the Federal Communications Commission, or FCC and state and local governmental authorities.
     The Cable Act and the regulations and policies of the FCC affect significant aspects of our cable system operations, including:
•	subscriber rates;

•	the content of the programming we offer to subscribers, as well as the way we sell our program packages to subscribers;

•	the use of our cable systems by the local franchising authorities, the public and other unrelated companies;

•	our franchise agreements with local governmental authorities;

•	cable system ownership limitations and prohibitions; and

•	our use of utility poles and conduit.
     The FCC and some state regulatory agencies regularly conduct administrative proceedings to adopt or amend regulations implementing the statutory mandate of the Cable Act. At various times, interested parties to these administrative proceedings challenge the new or amended regulations and policies in the courts with varying levels of success. Further court actions and regulatory proceedings may occur that might affect the rights and obligations of various parties under the Cable Act. The results of these judicial and administrative proceedings may materially affect the cable industry and our business and operations.
Subscriber rates
     The Cable Act and the FCC’s regulations and policies limit the ability of cable systems to raise rates for basic services and customer equipment. No other rates are subject to regulation. Federal law exempts cable systems from all rate regulation in communities that are subject to effective competition, as defined by federal law and where affirmatively declared by the FCC. Federal law defines effective competition as existing in a variety of circumstances that historically were rarely satisfied but are increasingly likely to be satisfied with the recent increase in DBS penetration and the announced plans of some local phone companies to offer comparable video service. Although the FCC is conducting a proceeding that may streamline the process for obtaining effective competition determinations, neither the outcome of this proceeding nor its impact upon the cable industry or our business or operations can be predicted at this time.

     Where there is no effective competition to the cable operator’s services, federal law gives local franchising authorities the ability to regulate the rates charged by the operator for:
•	the lowest level of programming service offered by the cable operator, typically called basic service, which includes, at a minimum, the local broadcast channels and any public access or governmental channels that are required by the operator’s franchise;

•	the installation of cable service and related service calls; and

•	the installation, sale and lease of equipment used by subscribers to receive basic service, such as converter boxes and remote control units.
     Local franchising authorities who wish to regulate basic service rates and related equipment rates must first affirmatively seek and obtain FCC certification to regulate by following a simplified FCC certification process and agreeing to follow established FCC rules and policies when regulating the cable operator’s rates. Currently, the majority of the communities we serve have not sought such certification to regulate our rates.
     Several years ago, the FCC adopted detailed rate regulations, guidelines and rate forms that a cable operator and the local franchising authority must use in connection with the regulation of basic service and equipment rates. The FCC adopted a benchmark methodology as the principal method of regulating rates. However, if this methodology produces unacceptable rates, the operator may also justify rates using either a detailed cost-of-service methodology or an add-on to the benchmark rate based on the additional capital cost and certain operating expenses resulting from qualifying upgrades to the cable plant. The Cable Act and FCC rules also allow franchising authorities to regulate equipment rates on the basis of actual cost plus a reasonable profit, as defined by the FCC.
     If the local franchising authority concludes that a cable operator’s rates are too high under the FCC’s rate rules, the local franchising authority may require the cable operator to reduce rates and to refund overcharges to subscribers, with interest. The cable operator may appeal adverse local rate decisions to the FCC.
     The FCC’s regulations allow a cable operator to modify regulated rates on a quarterly or annual basis to account for changes in:
•	the number of regulated channels;

•	inflation; and

•	certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise-imposed obligations.
     The Cable Act and/or the FCC’s regulations also:
•	require cable operators to charge uniform rates throughout each franchise area that is not subject to effective competition;

•	prohibit regulation of non-predatory bulk discount rates offered by cable operators to subscribers in multiple dwelling units; and

•	permit regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.
     The FCC recently conducted an inquiry into the advisability of mandating the a-la-carte offering of programming, as opposed to the cable industry’s practice of packaging numerous channels into tiers. Although the FCC recommended against an a-la-carte mandate, more recently, it indicated that it was reevaluating whether it had the legal authority to, and whether it would, require cable operators to offer, on an a-la-carte basis, video programming that is currently offered only as part of a tier of programming. As an alternative to a-la-carte programming, some commissioners at the FCC have also publicly called for cable operators to create new tiers of “family-friendly” programming that would provide a tier devoid of cable programming that is alleged to be indecent or inappropriate for children. Certain cable operators have responded by creating “family-friendly” programming tiers. It is not certain whether those efforts will ultimately be regarded as a sufficient response. Congress may also consider legislation regarding programming packaging, bundling or a-la-carte delivery of programming. Any such requirements could fundamentally change the way in which we package and price our services. We cannot predict the outcome of any future FCC proceedings or litigation in this area, or the impact of such proceedings on our business at this time.
Content requirements
Must carry and retransmission consent
     The FCC’s regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years whether to require a cable system:
•	to carry the station, subject to certain exceptions; or

•	to negotiate the terms by which the cable system may carry the station on its cable systems, commonly called retransmission consent.
     The Cable Act and the FCC’s regulations require a cable operator to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations. The Cable Act and the FCC’s rules also give certain local non-commercial, educational television stations mandatory carriage rights, but not the option to negotiate retransmission consent. Additionally, cable systems must obtain retransmission consent for carriage of:
•	all distant commercial television stations, except for certain commercial satellite-delivered independent superstations such as WGN;

•	commercial radio stations; and

•	certain low-power television stations.
     Under legislation enacted in 1999, Congress barred broadcasters from entering into exclusive retransmission consent agreements (through 2006) and required that broadcasters negotiate retransmission consent agreements in “good faith.” In November 2004, Congress extended the ban on exclusive retransmission consent agreements to cover all multi-channel video programming distributors, including cable operators.
     In the Satellite Home Viewer Extension and Reauthorization Act of 2004 (“SHVERA”), Congress directed the FCC to conduct an inquiry and submit a report to Congress regarding the impact on competition in the multichannel video programming distribution market of the Cable Act’s provisions and the FCC’s rules on retransmission consent, network-non-duplication, syndicated exclusivity, and sports blackouts. The FCC completed this inquiry and submitted the required report to Congress in September 2005. While generally recommending that Congress continue its efforts to “harmonize” the rules applicable to cable, DBS and other multichannel video programming distributors to the extent feasible in light of technological differences, the FCC found that it was unnecessary to recommend any specific statutory amendments “at this time.” Rather, the FCC concluded that specific suggestions for change should await the results of a pair of companion studies to be conducted by the Copyright Office pursuant to SHVERA. The Copyright Office’s reports are due December 31, 2005 and June 30, 2008 and neither the outcome of those proceedings nor their impact on subsequent legislation, regulations, the cable industry, or our business and operations can be predicted at this time.
     Recently, the FCC imposed “reciprocal” good faith retransmission consent negotiation obligations extending the rules that apply to broadcasters to cable operators. These rules identify seven types of conduct that would constitute “per se” violations of the new requirements. Thus, even though we may have no interest in carrying a particular broadcaster’s programming, we may be required under the new rules to engage in negotiations within the parameters of the FCC’s rules. While noting that the parties in retransmission consent negotiations were now subject to a “heightened duty of negotiation,” the FCC emphasized that failure to ultimately reach an agreement is not a violation of the rules. The impact of these rules on our business cannot be determined at this time.
     Must-carry obligations may decrease the attractiveness of the cable operator’s overall programming offerings by including less popular programming on the channel line-up, while cable operators may need to provide some form of consideration to broadcasters to obtain retransmission consent to carry more popular programming. We carry both broadcast stations based on must-carry obligations and others that have granted retransmission consent.

     The FCC has issued a decision that effectively requires mandatory carriage of local television stations that surrender their analog channel and broadcast only digital signals. These stations are entitled to request carriage in their choice of digital or converted analog format. Stations transmitting in both digital and analog formats (“Dual Format Broadcast Stations”), which is permitted during the current several-year transition period, have no carriage rights for the digital format during the transition unless and until they turn in their analog channel. The FCC has recently reaffirmed that cable operators are not required to carry the digital signal of Dual Format Broadcast Stations that currently have must-carry rights for their analog signals, however, changes in the composition of the Commission as well as proposals currently under consideration could result in an obligation to carry both the analog and digital version of local broadcast stations or to carry multiple digital program streams. In addition to rejecting a “dual carriage” requirement during the transition, the FCC also confirmed that a cable operator need only carry a broadcaster’s “primary video” service (rather than all of the digital “multi-cast” services), both during and after the transition. In addition, in November 2004, Congress passed a non-binding resolution urging that legislation be considered in 2005 that would set a firm date for the broadcasters to return their analog spectrum. The adoption, by legislation or FCC regulation, of additional must-carry requirements would have a negative impact on us because it would reduce available channel capacity and thereby could require us to either discontinue other channels of programming or restrict our ability to carry new channels of programming that may be more desirable to our customers.
Tier buy through
     The Cable Act and the FCC’s regulations require our cable systems, other than those systems which are subject to effective competition, to permit subscribers to purchase video programming we offer on a per channel or a per program basis without the necessity of subscribing to any tier of service other than the basic service tier.
     The FCC has opened a matter with respect to another cable operator to determine whether certain charges routinely assessed by many cable operators, including us, to obtain access to digital services, violate this “anti-buy-through” provision. An adverse decision that could require us to restructure or eliminate such charges would have an adverse effect on our business.
Program access
     To increase competition between cable operators and other video program distributors, the Cable Act and the FCC’s regulations:
•	preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors;

•	require such programmers to sell their programming to other unaffiliated video program distributors; and

•	limit the ability of such programmers to offer exclusive programming arrangements to their related parties.
Other programming
     Federal law actively regulates other aspects of our programming, involving such areas as:
•	our use of syndicated and network programs and local sports broadcast programming;

•	advertising in children’s programming;

•	political advertising;

•	origination cablecasting;

•	adult programming;

•	sponsorship identification; and

•	closed captioning of video programming.

Use of our cable systems by the government and unrelated third parties
     The Cable Act allows local franchising authorities and unrelated third parties to obtain access to a portion of our cable systems’ channel capacity for their own use. For example, the Cable Act:
•	permits franchising authorities to require cable operators to set aside channels for public, educational and governmental access programming; and

•	requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.
     The FCC regulates various aspects of third party commercial use of channel capacity on our cable systems, including:
•	the maximum reasonable rate a cable operator may charge for third party commercial use of the designated channel capacity;

•	the terms and conditions for commercial use of such channels; and

•	the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity.
Franchise matters
     We have non-exclusive franchises in virtually every community in which we operate that authorize us to construct, operate and maintain our cable systems. Although franchising matters are normally regulated at the local level through a franchise agreement and/or a local ordinance, the Cable Act provides oversight and guidelines to govern our relationship with local franchising authorities.
     For example, the Cable Act and/or FCC regulations and determinations:
     Provide guidelines for the exercise of local regulatory authority that:
•	affirm the right of franchising authorities, which may be state or local, depending on the practice in individual states, to award one or more franchises within their jurisdictions;

•	generally prohibit us from operating in communities without a franchise;

•	permit local authorities, when granting or renewing our franchises, to establish requirements for cable-related facilities and equipment, but prohibit franchising authorities from establishing requirements for specific video programming or information services other than in broad categories; and

•	permit us to obtain modification of our franchise requirements from the franchise authority or by judicial action if warranted by commercial impracticability.
     Generally prohibit franchising authorities from:
•	imposing requirements during the initial cable franchising process or during franchise renewal that require, prohibit or restrict us from providing telecommunications services;

•	imposing franchise fees on revenues we derive from providing telecommunications or information services over our cable systems;

•	restricting our use of any type of subscriber equipment or transmission technology; and

•	requiring payment of franchise fees to the local franchising authority in excess of 5.0% of our gross revenues derived from providing cable services over our cable system.
     Encourage competition with existing cable systems by:
•	allowing municipalities to operate their own cable systems without franchises; and

•	preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system’s service area.
     Provide renewal procedures:
•	The Cable Act contains renewal procedures designed to protect us against arbitrary denials of renewal of our franchises although, under certain circumstances, the franchising authority could deny us a franchise renewal. Moreover, even if our franchise is renewed, the franchising authority may seek to impose upon us new and more onerous requirements, such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal to the extent permitted by law. Similarly, if a franchising authority’s consent is required for the purchase or sale of our cable system or franchise, the franchising authority may attempt to impose more burdensome or onerous franchise requirements on the purchaser in connection with a request for such consent. Historically, cable operators providing satisfactory services to their subscribers and complying with the terms of their franchises have almost always obtained franchise renewals. We believe that we have generally met the terms of our franchises and have provided quality levels of service. We anticipate that our future franchise renewal prospects generally will be favorable.

•	Various courts have considered whether franchising authorities have the legal right to limit the number of franchises awarded within a community and to impose substantive franchise requirements. These decisions have been inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators’ First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux. Furthermore, the FCC recently issued a Notice of Proposed Rulemaking seeking comment on whether the current local franchising process constitutes an impediment to widespread issuance of franchises to competitive cable providers in terms of the sheer number of franchising authorities, the impact of state-level franchising authorities, the burdens some local franchising authorities seek to impose as conditions of granting franchises and whether state “level-playing field” statutes also create barriers to entry. We cannot determine the outcome of any potential new rules on our business; however, any change that would lessen the local franchising burdens and requirements imposed on our competitors relative to those that are or have been imposed on us could harm our business.
     The Cable Act and the FCC allow cable operators to pass franchise fees on to subscribers and to separately itemize them on subscriber bills. In 2003 an appellate court affirmed an FCC ruling that franchise fees paid by cable operators on non-subscriber related revenue (such as cable advertising revenue and home shopping commissions) may be passed through to subscribers and itemized on subscriber bills regardless of the source of the revenues on which they were assessed.
     In connection with its decision in March 2002 classifying high-speed Internet services provided over a cable system as interstate information services, the FCC stated that revenues derived from cable operators’ Internet services should not be included in the revenue base from which franchise fees are calculated. Although the United States Supreme Court recently held that cable modem service was properly classified by the FCC as an “information service,” freeing it from regulation as a “telecommunications service,” it recognized that the FCC has jurisdiction to impose regulatory obligations on facilities based Internet Service Providers. The FCC has an ongoing rulemaking to determine whether to impose regulatory obligations on such providers, including us. Because of the FCC’s decision, we are no longer collecting and remitting franchise fees on our high-speed Internet service revenues. We are unable to predict the ultimate resolution of these matters but do not expect that any additional franchise fees we may be required to pay will be material to our business and operations.
Ownership limitations
     The FCC previously adopted nationwide limits on the number of subscribers under the control of a cable operator and on the number of channels which can be occupied on a cable system by video programming in which the cable operator has an interest. The U.S. Court of Appeals for the District of Columbia Circuit overturned the FCC’s rules implementing these statutory provisions and remanded the case to the FCC for further proceedings.
     The 1996 amendments to the Cable Act eliminated the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area. The identical FCC regulation has been invalidated by a federal appellate court. The FCC has eliminated its regulatory restriction on cross-ownership of cable systems and national broadcasting networks.
     The 1996 amendments to the Cable Act made far-reaching changes in the relationship between local telephone companies and cable service providers. These amendments:
•	eliminated federal legal barriers to competition in the local telephone and cable communications businesses, including allowing local telephone companies to offer video services in their local telephone service areas;

•	preempted legal barriers to telecommunications competition that previously existed in state and local laws and regulations;

•	set basic standards for relationships between telecommunications providers; and

•	generally limited acquisitions and prohibited joint ventures between local telephone companies and cable operators in the same market.
     Pursuant to these changes in federal law, local telephone companies may now provide service as traditional cable operators with local franchises or they may opt to provide their programming over open video systems, subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. Open video systems are exempt from certain regulatory obligations that currently apply to cable operators. The decision as to whether an operator of an open video system must obtain a local franchise is left to each community.
     The 1996 amendments to the Cable Act allow registered utility holding companies and subsidiaries to provide telecommunications services, including cable television, notwithstanding the Public Utilities Holding Company Act of 1935, as amended. In 2004, the FCC adopted rules: 1) that affirmed the ability of electric service providers to provide broadband Internet access services over their distribution systems; and 2) that seek to avoid interference with existing services. Electric utilities could be formidable competitors to cable system operators.
     Legislation was recently passed in one state (in which we do not currently operate cable systems) and similar legislation is pending or has been proposed in certain other states and in Congress to allow local telephone companies to deliver services would compete with our cable service without obtaining equivalent local franchises. Such a legislatively granted advantage to our competitors could adversely affect our business. The effect of such initiatives, if any, on our obligation to obtain local franchises in the future or on any of our existing franchises, many of which have years remaining in their terms, cannot be predicted.
     The Cable Act generally prohibits us from owning or operating a satellite master antenna television system or multichannel multipoint distribution system in any area where we provide franchised cable service and do not have effective competition, as defined by federal law. We may, however, acquire and operate a satellite master antenna television system in our existing franchise service areas if the programming and other services provided to the satellite master antenna television system subscribers are offered according to the terms and conditions of our local franchise agreement.
Cable equipment
     The Cable Act and FCC regulations seek to promote competition in the delivery of cable equipment by giving consumers the right to purchase set-top converters from third parties as long as the equipment does not harm the network, does not interfere with services purchased by other customers and is not used to receive unauthorized services. Over a multi-year phase-in period, the rules also require multichannel video programming distributors, other than direct broadcast satellite operators, to separate security from non-security functions in set-top converters to allow third party vendors to provide set-tops with basic converter functions. Beginning July 1, 2007 cable operators will be prohibited from leasing digital set-top terminals that integrate security and basic navigation functions.
     To promote compatibility of cable television systems and consumer electronics equipment the FCC recently adopted rules implementing “plug and play” specifications for one-way digital televisions. The rules require cable operators to provide “CableCard” security modules and support for digital televisions equipped with built-in set-top functionality.
Pole attachment regulation
     The Cable Act requires certain public utilities, defined to include all local telephone companies and electric utilities except those owned by municipalities and co-operatives, to provide cable operators and telecommunications carriers with nondiscriminatory access to poles, ducts, conduit and rights-of-way at just and reasonable rates. This right to access is beneficial to us. Federal law also requires the FCC to regulate the rates, terms and conditions imposed by such public utilities for cable systems’ use of utility pole and conduit space unless state authorities have demonstrated to the FCC that they adequately regulate pole attachment rates, as is the case in certain states in which we operate. In the absence of state regulation, the FCC will regulate pole attachment rates, terms and conditions only in response to a formal complaint. The FCC adopted a new rate formula that became effective in 2001 which governs the maximum rate certain utilities may charge for attachments to their poles and conduit by companies providing telecommunications services, including cable operators.
     Increases in attachment rates due to the FCC’s new rate formula are phased in over a five-year period in equal annual increments, beginning in February 2001. This new formula will result in higher attachment rates than at present, but they will apply only to cable television systems which elect to offer telecommunications services. The FCC ruled that the provision of Internet services will not, in and of itself, trigger use of the new formula. The Supreme Court affirmed this decision and also held that the FCC’s authority to regulate rates for attachments to utility poles extended to attachments by cable operators and telecommunications carriers that are used to provide Internet service or for wireless telecommunications service. The recent Supreme Court decision upholding the FCC’s classification of cable modem service as an information service, should strengthen our ability to resist such rate increases based solely on the delivery of cable modem services over our cable systems. As we continue our deployment of cable telephony and certain other advanced services, utilities may continue to invoke the higher rates.
     At present there is a formal hearing before the FCC in which Alabama Power is attempting to demonstrate that pole attachment rates above its marginal costs meet the just compensation test approved by the United States Court of Appeals for the 11th Circuit. As a result of the Supreme Court case upholding the FCC’s classification of cable modem service as an information service, the 11th Circuit has considered whether there are circumstances in which a utility can ask for and receive rates from cable operators over and above the rates set by FCC regulation. If successful, Alabama Power and perhaps all utilities in areas served by us may have a similar claim thereby increasing their ability to raise rates. It is not known at this time what, if any financial impact could occur.
Other regulatory requirements of the Cable Act and the FCC
     The FCC has adopted cable inside wiring rules to provide a more specific procedure for the disposition of residential home wiring and internal building wiring that belongs to an incumbent cable operator that is forced by the building owner to terminate its cable services in a building with multiple dwelling units.
     The Cable Act and/or FCC rules include provisions, among others, regulating other parts of our cable operations, involving such areas as:
•	equal employment opportunity;

•	consumer protection and customer service;

•	technical standards and testing of cable facilities;

•	consumer electronics equipment compatibility;

•	registration of cable systems;

•	maintenance of various records and public inspection files;

•	microwave frequency usage; and

•	antenna structure notification, marking and lighting.

     The FCC may enforce its regulations through the imposition of fines, the issuance of cease and desist orders or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations. The FCC routinely conducts rulemaking proceedings that may change its existing rules or lead to new regulations. We are unable to predict the impact that any further FCC rule changes may have on our business and operations.
Copyright
     Our cable systems typically include in their channel line-ups local and distant television and radio broadcast signals, which are protected by the copyright laws. We generally do not obtain a license to use this programming directly from the owners of the programming, but instead comply with an alternative federal compulsory copyright licensing process. In exchange for filing certain reports and contributing a percentage of our revenues to a federal copyright royalty pool, we obtain blanket permission to retransmit the copyrighted material carried on these broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time.
     In a report to Congress, the U.S. Copyright Office recommended that Congress make major revisions to both the cable television and satellite compulsory licenses. In 1999, Congress modified the satellite compulsory license in a manner that permits DBS service providers to become more competitive with cable operators. Congress recently adopted legislation extending this authority through 2009. The possible simplification, modification or elimination of the cable communications compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our subscribers. We are unable to predict the outcome of this legislative activity related to either the cable compulsory license or the right of direct broadcast satellite providers to deliver local broadcast signals.
     Two recently filed petitions for rulemaking with the United States Copyright Office propose revisions to certain compulsory copyright license reporting requirements and seek clarification of certain issues relating to the application of the compulsory license to the carriage of digital broadcast stations. The petitions seek, among other things: (i) clarification of the inclusion in gross revenues of digital converter fees, additional set fees for digital service and revenue from required “buy throughs” to obtain digital service; (ii) reporting of “dual carriage” and multicast signals; and (iii) revisions to the Copyright Office’s rules and Statement of Account forms, including increased detail regarding services, rates and subscribers, additional information regarding non-broadcast tiers of service, cable headend location information, community definition clarification and identification of the county in which the cable community is located and the effect of interest payments on potential liability for late filing. The Copyright Office may open one or more rulemakings in response to these petitions. We cannot predict the outcome of any such rulemakings; however, it is possible that certain changes in the rules or copyright compulsory license fee computations could have an adverse affect on our business by increasing our copyright compulsory license fee costs or by causing us to reduce or discontinue carriage of certain broadcast signals that we currently carry on a discretionary basis.
     Copyrighted material in programming supplied to cable television systems by pay cable networks and basic cable networks is licensed by the networks through private agreements with the copyright owners. These entities generally offer through to-the-viewer licenses to the cable networks that cover the retransmission of the cable networks’ programming by cable television systems to their customers.
     Our cable systems also utilize music in other programming and advertising that we provide to subscribers. The rights to use this music are controlled by various music performing rights organizations from which performance licenses must be obtained. Cable industry representatives negotiated standard license agreements with the largest music performing rights organizations covering locally originated programming, including advertising inserted by the cable operator in programming produced by other parties. These standard agreements require the payment of music license fees for earlier time periods, but such license fees have not had a significant impact on our business and operations.

Interactive television
     The FCC has issued a Notice of Inquiry covering a wide range of issues relating to interactive television (“ITV”). Examples of ITV services are interactive electronic program guides and access to a graphic interface that provides supplementary information related to the video display. In the near term, cable systems are likely to be the platform of choice for the distribution of ITV services. The FCC posed a series of questions including the definition of ITV, the potential for discrimination by cable systems in favor of affiliated ITV providers, enforcement mechanisms, and the proper regulatory classification of ITV service.
Privacy
     The Cable Act imposes a number of restrictions on the manner in which cable television operators can collect, disclose and retain data about individual system customers and requires cable operators to take such actions as necessary to prevent unauthorized access to such information. The statute also requires that the system operator periodically provide all customers with written information about its policies including the types of information collected; the use of such information; the nature, frequency and purpose of any disclosures; the period of retention; the times and places where a customer may have access to such information; the limitations placed on the cable operator by the Cable Act; and a customer’s enforcement rights. In the event that a cable television operator is found to have violated the customer privacy provisions of the Cable Act, it could be required to pay damages, attorneys’ fees and other costs. Certain of these Cable Act requirements have been modified by certain more recent federal laws. Other federal laws currently impact the circumstances and the manner in which we disclose certain customer information and future federal legislation may further impact our obligations. In addition, some states in which we operate have also enacted customer privacy statutes that are in some cases more restrictive than those in federal law.
Cable modem service
     There are currently few laws or regulations that specifically regulate communications or commerce over the Internet. Section 230 of the Communications Act declares it to be the policy of the United States to promote the continued development of the Internet and other interactive computer services and interactive media, and to preserve the vibrant and competitive free market that presently exists for the Internet and other interactive computer services, unfettered by federal or state regulation. One area in which Congress did attempt to regulate content over the Internet involved the dissemination of obscene or indecent materials.
     The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights or if customers use the service to publish or disseminate infringing materials. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.
     A number of ISPs have asked local authorities and the FCC to give them rights of access to cable systems’ broadband infrastructure so that they can deliver their services directly to cable systems’ customers, which is often called “open access”. Many local franchising authorities have examined the issue of open access and a few have required cable operators to provide such access, although several federal courts have ruled that localities are not authorized to require open access. The FCC, in connection with its review of the AOL-Time Warner merger, imposed, together with the Federal Trade Commission, limited multiple access and other requirements related to the merged company’s Internet and Instant Messaging platforms.
     In March of 2002, the FCC announced that it was classifying Internet access service provided through cable modems as an interstate information service, a classification that is currently under review by the United States Supreme Court. At the same time, the FCC initiated a rulemaking proceeding designed to address a number of issues resulting from this regulatory classification, including the following:
•	the FCC confirmed that there is no current legal requirement for cable operators to grant open access now that cable modem service is classified as an information service. The FCC is considering, however, whether it has the authority to impose open access requirements and, if so, whether it should do so, or whether to permit local authorities to impose such a requirement.

•	the FCC found that cable modem service is an information service, not a cable service, which has resulted in several court rulings that local franchise authorities may not collect franchise fees on cable modem service revenues under existing laws and regulations.

•	the FCC concluded that federal law does not permit local franchise authorities to impose additional franchise requirements on cable modem service. It is considering, however, whether local franchise authorities nonetheless have the authority to impose restrictions, requirements or fees because cable modem service is delivered over cable using public rights of way.

•	the FCC is considering whether cable operators providing cable modem service should be required to contribute to a “universal service fund” designed to support making service available to all consumers, including those in low income, rural and high-cost areas at rates that are reasonably comparable to those charged in urban areas.

•	the FCC is considering whether it should take steps to ensure that the regulatory burdens on cable systems providing cable modem service are comparable to those of other providers of Internet access service, such as telephone companies. One method of achieving comparability would be to make cable operators subject to some of the regulations that do not now apply to them, but are applicable to telephone companies.
     Challenges to the FCC’s classification of cable Internet access service as an information service and not a cable service or a telecommunications service have been filed in federal court. Although the United States Supreme Court recently held that cable modem service was properly classified by the FCC as an “information service,” freeing it from regulation as a “telecommunications service,” it recognized that the FCC has jurisdiction to impose regulatory obligations on facilities based Internet Service Providers. The FCC has an ongoing rulemaking to determine whether to impose regulatory obligations on such providers, including us. The adoption of new rules by the FCC could impose additional costs and regulatory burdens on us, reduce our anticipated revenues or increase our anticipated costs for this service, complicate the franchise renewal process, result in greater competition or otherwise adversely affect our business. While we cannot predict the outcome of this proceeding, we do note that the FCC recently removed the requirement that telecommunications carriers provide access to competitors to resell their DSL Internet access service citing the need for competitive parity with cable modem service which has no similar access requirement. Any such requirements could adversely affect our results of operations.
Voice-over-Internet protocol telephony
     The 1996 amendments to the Cable Act created a more favorable regulatory environment for cable operators to enter the phone business. Currently, numerous cable operators are exploring, planning or have commenced offering Voice-over-Internet-Protocol (“VoIP”) telephony as a competitive alternative to traditional circuit-switched telephone service. Various states, including states where we operate, have adopted or are considering differing regulatory treatment, ranging from minimal or no regulation to full-blown common carrier status. As part of the proceeding to determine any appropriate regulatory obligations for VoIP telephony, the FCC recently decided that alternative voice technologies, like certain types of VoIP telephony, should be regulated only at the federal level, rather than by individual states. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could either benefit or harm VoIP telephony as a business operation. While the final outcome of the FCC proceedings cannot be predicted, it is generally believed that the FCC favors a “light touch” regulatory approach for VoIP telephony, which might include preemption of certain state or local regulation.
State and local regulation
     Our cable systems use local streets and rights-of-way. Consequently, we must comply with state and local regulation, which is typically imposed through the franchising process. Our cable systems generally are operated in accordance with non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Our franchises generally are granted for fixed terms and in many cases are terminable if we fail to comply with material provisions. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing:
•	franchise fees;

•	franchise term;

•	system construction and maintenance obligations;

•	system channel capacity;

•	design and technical performance;

•	customer service standards;

•	sale or transfer of the franchise;

•	territory of the franchise;

•	indemnification of the franchising authority;

•	use and occupancy of public streets; and

•	types of cable services provided.
     In the process of renewing franchises, a franchising authority may seek to impose new and more onerous requirements, such as upgraded facilities, increased channel capacity or enhanced services, although protections available under the Cable Act require the municipality to take into account the cost of meeting such requirements. The Cable Act also contains renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal.
     A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, other than Delaware, no state in which we operate has enacted such state level regulation. State and local franchising jurisdiction is not unlimited; it must be exercised consistent with federal law. The Cable Act immunizes franchising authorities from most monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.
     Legislation was recently passed in one state (in which we do not currently operate cable systems) and similar legislation is pending or has been proposed in certain other states and in Congress to allow local telephone companies to deliver services that would compete with our cable service without obtaining equivalent local franchises. Such a legislatively granted advantage to our competitors could adversely affect our business. The effect of such initiatives, if any, on our obligation to obtain local franchises in the future or on any of our existing franchises, many of which have years remaining in their terms, cannot be predicted.

MANAGEMENT
     Mediacom Communications is our sole voting member and manager. Mediacom Communications serves as manager of our operating subsidiaries. Our executive officers and the directors and executive officers of Mediacom Communications and Mediacom Broadband Corporation are:

Name	Age	Position
Rocco B. Commisso	56	Chairman and Chief Executive Officer of Mediacom Communications; Manager, Chairman and Chief Executive Officer of Mediacom Broadband LLC; and President, Chief Executive Officer and Director of Mediacom Broadband Corporation
Mark E. Stephan	49	Executive Vice President, Chief Financial Officer and Director of Mediacom Communications; Executive Vice President, Chief Financial Officer and Treasurer of Mediacom Broadband LLC; and Treasurer and Secretary of Mediacom Broadband Corporation
John G. Pascarelli	44	Executive Vice President, Operations of Mediacom Communications
Italia Commisso Weinand	52	Senior Vice President, Programming and Human Resources of Mediacom Communications
Joseph E. Young	57	Senior Vice President, General Counsel and Secretary of Mediacom Communications
Charles J. Bartolotta	50	Senior Vice President, Customer Operations of Mediacom Communications
Calvin G. Craib	51	Senior Vice President, Business Development of Mediacom Communications
Brian Walsh	39	Senior Vice President and Corporate Controller of Mediacom Communications
Craig S. Mitchell	46	Director of Mediacom Communications
William S. Morris III	71	Director of Mediacom Communications
Thomas V. Reifenheiser	70	Director of Mediacom Communications
Natale S. Ricciardi	56	Director of Mediacom Communications
Robert L. Winikoff	59	Director of Mediacom Communications
     Rocco B. Commisso has 27 years of experience with the cable television industry and has served as our Manager, Chairman and Chief Executive Officer since our inception in April 2001 and our manager’s Chairman and Chief Executive Officer since founding its predecessor company in July 1995. Mr. Commisso has served as President, Chief Executive Officer and Director of Mediacom Broadband Corporation since its inception in May 2001. From 1986 to 1995, he served as Executive Vice President, Chief Financial Officer and a director of Cablevision Industries Corporation. Prior to that time, Mr. Commisso served as Senior Vice President of Royal Bank of Canada’s affiliate in the United States from 1981, where he founded and directed a specialized lending group to media and communications companies. Mr. Commisso began his association with the cable industry in 1978 at The Chase Manhattan Bank, where he managed the bank’s lending activities to communications firms including the cable industry. He serves on the board of directors and executive committees of the National Cable Television Association and Cable Television Laboratories, Inc., and on the board of directors of C-SPAN. Mr. Commisso holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from Columbia University.
     Mark E. Stephan has 18 years of experience with the cable television industry and has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2003. Prior to that, he was Senior Vice President, Chief Financial Officer and Treasurer since the commencement of our operations in March 1996. Before joining us, Mr. Stephan served as Vice President, Finance for Cablevision Industries from July 1993. Prior to that time, Mr. Stephan served as Manager of the telecommunications and media lending group of Royal Bank of Canada.
     John G. Pascarelli has 24 years of experience in the cable television industry and has served as our manager’s Executive Vice President, Operations since November 2003. Prior to that he was our manager’s Senior Vice President, Marketing Consumer Services from June 2000 and our manager’s Vice President of Marketing from 1998. Before joining our manager in March 1998, Mr. Pascarelli served as Vice President, Marketing for Helicon from January 1996 to February 1998 and as Corporate Director of Marketing for Cablevision Industries from 1988 to 1995. Prior to that time, Mr. Pascarelli served in various marketing and system management capacities for Continental Cablevision, Cablevision Systems and Storer Communications. Mr. Pascarelli is a member of the board of directors of the Cable and Telecommunications Association for Marketing.
     Italia Commisso Weinand has 28 years of experience in the cable television industry. Before joining our manager in April 1996, Ms. Weinand served as Regional Manager for Comcast Corporation from July 1985. Prior to that time, Ms. Weinand held various management positions with Tele-Communications, Inc, Times Mirror Cable and Time Warner Inc. Ms. Weinand is the sister of Mr. Commisso.
     Joseph E. Young has 20 years of experience with the cable television industry. Before joining our manager in November 2001 as Senior Vice President and General Counsel, Mr. Young served as Executive Vice President, Legal and Business Affairs, for LinkShare Corporation, an Internet-based provider of marketing services, from September 1999 to October 2001. Prior to that time, he practiced corporate law with Baker & Botts, LLP from January 1995 to September 1999. Previously, Mr. Young was a partner with the Law Offices of Jerome H. Kern and a partner with Shea & Gould.
     Charles J. Bartolotta has 22 years of experience in the cable television industry. Before joining our manager in October 2000, Mr. Bartolotta served as Division President for AT&T Broadband, LLC from July 1998, where he was responsible for managing an operating division serving nearly three million customers. Prior to that time, he served as Regional Vice President of Tele-Communications, Inc. from January 1997 and as Vice President and General Manager for TKR Cable Company from 1989. Prior to that time, Mr. Bartolotta held various management positions with Cablevision Systems Corporation.
     Calvin G. Craib has 23 years of experience in the cable television industry and has served as our manager’s Senior Vice President, Business Development since August 2001. Prior to that he was our manager’s Vice President, Business Development since April 1999. Before joining us in April 1999, Mr. Craib served as Vice President, Finance and Administration for Interactive Marketing Group from June 1997 to December 1998 and as Senior Vice President, Operations, and Chief Financial Officer for Douglas Communications from January 1990 to May 1997. Prior to that time, Mr. Craib served in various financial management capacities at Warner Amex Cable and Tribune Cable.
     Brian M. Walsh has 17 years of experience in the cable television industry and has served as our manager’s Senior Vice President and Corporate Controller since February 2005. Prior to that he was our manager’s Senior Vice President, Financial Operations from November 2003, our manager’s Vice President, Finance and Assistant to the Chairman from November 2001, our manager’s Vice President and Corporate Controller from February 1998 and our manager’s Director of Accounting from April 1996. Before joining us in April 1996, Mr. Walsh held various management positions with Cablevision Industries from 1988 to 1995.
     Craig S. Mitchell has held various management positions with Morris Communications Company LLC for more than the past five years. He currently serves as its Senior Vice President of Finance, Treasurer and Secretary and is also a member of its board of directors.
     William S. Morris III has served as the Chairman and Chief Executive Officer of Morris Communications for more than the past five years. He was the Chairman of the board of directors of the Newspapers Association of America for 1999-2000.
     Thomas V. Reifenheiser served for more than five years as a Managing Director and Group Executive of the Global Media and Telecom Group of Chase Securities Inc. until his retirement in September 2000. He joined Chase in 1963 and had been the Global Media and Telecom Group Executive since 1977. He also had been a director of the Management Committee of The Chase Manhattan Bank. Mr. Reifenheiser is also a member of the board of directors of Cablevision Systems Corporation and Lamar Advertising Company.
     Natale S. Ricciardi has held various management positions with Pfizer Inc. for more than the past five years. Mr. Ricciardi joined Pfizer in 1972 and currently serves as its President/Team Leader, Global Manufacturing, with responsibility for all of Pfizer’s manufacturing facilities.

     Robert L. Winikoff has been a partner of the law firm of Sonnenschein Nath & Rosenthal, LLP since August 2000. Prior thereto, he was a partner of the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C. for more than five years. Sonnenschein Nath & Rosenthal, LLP currently serves as Mediacom Communications’ outside general counsel, and prior to such representation, Cooperman Levitt Winikoff Lester & Newman, P.C. served as Mediacom Communications’ outside general counsel from 1995.
     Since we are not a listed company, we are not required to establish an audit committee. Rather, the functions of an audit committee for our company are performed by Mediacom Communications’ audit committee. The audit committee of Mediacom Communications consists of three directors, all of whom are independent directors as defined by the listing standards of the Nasdaq Stock Market. The current members of the audit committee are Thomas V. Reifenheiser (Chairman), Craig S. Mitchell, and Natale S. Ricciardi. The board of directors of Mediacom Communications has determined that Mr. Reifenheiser meets the Securities and Exchange Commission definition of an audit committee financial expert.
     The board of directors of Mediacom Communications has adopted a code of ethics applicable to all of our employees, including our chief executive officer, chief financial officer and chief accounting officer. This code of ethics was filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003.
EXECUTIVE COMPENSATION
     The executive officers and directors of Mediacom Communications are compensated exclusively by Mediacom Communications and do not receive any separate compensation from us or Mediacom Broadband Corporation. Mediacom Communications acts as our manager and in return receives a management fee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
     Mediacom Broadband Corporation is our wholly-owned subsidiary. Mediacom Communications is our sole voting member. The address of Mediacom Communications is 100 Crystal Run Road, Middletown, New York 10941.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management Agreements
     Pursuant to management agreements between Mediacom Communications and our operating subsidiaries, Mediacom Communications is entitled to receive annual management fees in amounts not to exceed 4.0% of our gross operating revenues. For the years ended December 31, 2004, 2003 and 2002 and the nine months ended September 30, 2005, Mediacom Communications received $10.6 million, $9.3 million, $7.0 million and $9.0 million, respectively, of such management fees.
Other Relationships
     On June 29, 2001, we received a $336.4 million equity contribution from Mediacom Communications. We received an additional $388.6 million equity contribution from Mediacom Communications on July 18, 2001.
     On July 18, 2001, we received a $150.0 million preferred equity investment from Mediacom LLC. The preferred equity investment has a 12% annual dividend, payable quarterly in cash. For the years ended December 31, 2004, 2003 and 2002 and the nine months ended September 30, 2005, we paid in aggregate $18.0 million, $18.0 million, $18.0 million and $13.5 million, respectively, in cash dividends on the preferred equity.
     In July and October 2002, we paid cash dividends of $4.5 million and $6.0 million, respectively, to Mediacom Communications.
     On January 25, 2005, we borrowed $88.0 million from Mediacom LLC. The loan was funded with borrowings under Mediacom LLC’s bank credit facility. The loan was in the form of a demand note, which had a

6.7% annual interest rate, payable semi-annually in cash. The proceeds from the loan were used to repay outstanding borrowings under our revolving credit facility. We repaid this loan and accrued interest in April 2005.
     Investment banking firms or their affiliates have in the past engaged in transactions with and performed services for us and our affiliates in the ordinary course of business, including commercial banking, financial advisory and investment banking services. Furthermore, these companies or their affiliates may perform similar services for us and our affiliates in the future. Affiliates of certain of these companies are agents and lenders under our subsidiary credit facility.

DESCRIPTION OF GOVERNING DOCUMENTS
Mediacom Broadband Operating Agreement
     Mediacom Broadband was formed as a limited liability company on April 5, 2001, pursuant to the provisions of the Delaware Limited Liability Company Act. The following is a summary of the material provisions of the operating agreement of Mediacom Broadband.
     The operating agreement provides that the overall management, operation, and control of the business, activities, and affairs of Mediacom Broadband be vested exclusively in its managing member, Mediacom Communications. The managing member serves without compensation, but is entitled to reimbursement for all costs and expenses incurred by it in performing its duties under the operating agreement. The managing member may delegate any of the duties, powers, and authority vested in it under the operating agreement. Anyone to whom it delegates any duties is subject to removal at any time at the managing member’s discretion and must report to and consult with the managing member.
     The operating agreement provides for the establishment of a three member executive committee. Pursuant to the operating agreement, Rocco B. Commisso, the Chairman and Chief Executive Officer of the managing member, serves as Chairman of the executive committee and is entitled to designate the other members, each of whom must be a member of senior management or a director of Mediacom Communications or its subsidiaries. The other current members of the executive committee are Mark E. Stephan and John Pascarelli. Approval of the executive committee (acting by majority vote) is required for certain actions, including certain affiliate transactions. See “Description of the Notes.” None of the members of the executive committee are compensated for their services as such members, but are entitled to reimbursement for travel expenses.
     As of the date of this prospectus, Mediacom Communications is our sole voting member. Upon the consummation of the AT&T acquisitions, (i) Mediacom Communications made capital contributions to us in an aggregate amount of $725.0 million and (ii) operating subsidiaries of Mediacom LLC purchased preferred membership interests in us aggregating $150.0 million. The preferred membership interests entitle the holders to receive, in preference to any distributions to be made to other holders of membership interests, dividends on the investment at a rate per annum equal to 12.0%, payable in cash in quarterly installments. The preferred membership interests are non-voting interests.
     No member has the right to withdraw its capital contribution or to demand and receive property of Mediacom Broadband or any distribution in return for its capital, prior to dissolution of Mediacom Broadband. The holders of the preferred membership interests have the right to have us redeem these interests at any time following the maturity of the notes offered hereby.
     Under the operating agreement, members may not transfer their interests without the consent of the managing member.
Management Agreements
     Mediacom Communications manages each of our operating subsidiaries pursuant to a management agreement with each operating subsidiary. Pursuant to the management agreements, Mediacom Communications has full and exclusive authority to manage the day to day operations and conduct the business of our operating subsidiaries. Our operating subsidiaries remain responsible for all expenses and liabilities relating to the construction, development, operation, maintenance, repair, and ownership of their systems.
     As compensation for the performance of its services, subject to certain restrictions contained in the notes and in our subsidiary credit facility, Mediacom Communications is entitled under each management agreement to receive management fees in an amount not to exceed 4.0% of the annual gross operating revenues of each of our operating subsidiaries. Mediacom Communications is also entitled to the reimbursement of all expenses necessarily incurred in its capacity as manager.

     The management agreements will terminate upon the dissolution or liquidation of the respective operating subsidiary, and are also terminable by any operating subsidiary as follows:
•	if Mediacom Communications materially breaches the management agreement and fails to cure the breach within 20 days of receipt of written notice of the breach (or, if the breach is not susceptible to cure within 20 days, if Mediacom Communications fails to cure the breach as promptly as possible, but in any event, within 60 days of the written notice);

•	if Mediacom Communications engages in any act of gross negligence, dishonesty, willful malfeasance or gross misconduct that is materially injurious to the respective operating subsidiary;

•	if any lender consummates foreclosure proceedings following default under any loan agreement with respect to the equity interests or assets of the respective operating subsidiary; and

•	if Mediacom Communications is unable to pay its debts as such debts become due.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Subsidiary Credit Facility
     Our operating subsidiaries have a bank credit facility (the “subsidiary credit facility”) consisting of a $650.5 million revolving credit facility, a $300.0 million tranche A term loan and a $500.0 million tranche C term loan. The following is a summary of the principal terms of our subsidiary credit facility.
     Commitments of $220.2 million under the revolving credit facility will expire on March 31, 2010 and such commitments are subject to reduction in quarterly installments. Commitments of $430.3 million under the revolving credit facility will expire on December 31, 2012 and such commitments are not subject to scheduled reductions. A portion of the revolving credit facility is available for the issuance of letters of credit.
     The tranche A term loan will mature on March 31, 2010 and the tranche C term loan will mature in February 2014. The term loans are payable in quarterly installments beginning on September 30, 2004.
     Our subsidiary credit facility provides us with two interest rate options, at our election, to which a margin is added: a base rate, the higher of the federal funds effective rate plus 1/2 of 1% and the prime commercial lending rate, and a eurodollar rate, based on the London interbank eurodollar interest rate. Interest rate margins for our subsidiary credit facility depend upon the performance of our operating subsidiaries measured by its leverage ratio, or the ratio of indebtedness to the immediately preceding quarter’s system cash flow, multiplied by four. The interest rate margins for our subsidiary credit facility are as follows:
•	interest on outstanding revolving loans and the tranche A term loan is payable at either the eurodollar rate plus a floating percentage ranging from 1.00% to 2.50% depending on the leverage ratio or the base rate plus a floating percentage ranging from 0.25% to 1.50% depending on the leverage ratio; and

•	interest on the tranche C term loan is payable at either the eurodollar rate plus 2.00% or the base rate plus 1.00%.
We may enter into interest rate swap agreements to hedge any underlying eurodollar rate exposure under our subsidiary credit facility.
     In general, our subsidiary credit facility requires our operating subsidiaries to use the proceeds from specified insurance condemnation awards, debt issuances and asset dispositions to prepay borrowings under our subsidiary credit facility and to reduce permanently commitments thereunder. Our subsidiary credit facility also requires mandatory prepayments of amounts outstanding and, with respect to $220.2 million of the commitments under the revolving credit facility, permanent reductions of such commitments, based on a percentage of excess cash flow for the prior year.
     Our subsidiary credit facility is secured by a pledge of our ownership interests in our operating subsidiaries, and will be guaranteed by us on a limited recourse basis to the extent of such ownership interests. In addition, the holders of certain intercompany indebtedness of Mediacom Broadband and our operating subsidiaries have pledged such intercompany indebtedness on a non-recourse basis to secure the proposed new subsidiary credit facility.
     Our subsidiary credit facility contains covenants, including:
•	maintenance of specified financial ratios;

•	limitations on incurrence of additional indebtedness;

•	limitations on restricted payments;

•	limitations on mergers, consolidations, liquidations and dissolutions and sales of assets;

•	limitations on acquisitions and investments;

•	limitations on liens;

•	limitations on other lines of business;

•	limitations on transactions with affiliates;

•	limitations on restrictive agreements; and

•	limitations on modification of specified documents.

•	In addition, our subsidiary credit facility contains customary events of default.
11% Senior Notes due 2013
     We have outstanding $400.0 million in aggregate principal amount of 11% senior notes due July 15, 2013. Interest on such notes is payable semiannually on January 15 and July 15 of each year.
     The 11% senior notes are our senior unsecured obligations. The 11% senior notes:
• effectively rank behind any of our secured debt and all existing and future indebtedness and other liabilities of our subsidiaries (including the subsidiary credit facility);
• rank equally in right of payment with the notes and the exchange notes;
• rank equally in right of payment to all of our unsecured debt that does not expressly provide that it is subordinated to the 11% senior notes; and
• rank ahead of all our future debt that expressly provides that it is subordinated to the 11% senior notes.
     On or after July 15, 2006, we may redeem some or all of the 11% senior notes at specified redemption prices, plus accrued and unpaid interest.
     If we sell specified assets or if we experience specific kinds of changes of control, holders of the 11% senior notes will have the opportunity to sell their notes to us at 100% or at 101%, respectively, of the principal amount of such notes plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.
     The indenture governing the 11% senior notes contains covenants that are substantially similar to the covenants of the exchange notes.

DESCRIPTION OF THE NOTES
General
     The initial notes (the “Initial Notes”) were issued, and the exchange notes (the “Notes”) will be issued, under an Indenture (the “Indenture”) dated as of August 30, 2005, among Mediacom Broadband LLC and Mediacom Broadband Corporation, as joint and several obligors (the “Issuers”), Law Debenture Trust Company of New York, as Trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar and paying agent. The Notes will not be guaranteed by any Subsidiary of Mediacom Broadband LLC, but Mediacom Broadband LLC agreed in the Indenture to cause a Restricted Subsidiary to guarantee payment of the Notes in certain limited circumstances specified therein. The Notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof. The Notes will be represented by one or more registered Notes in global form and in limited circumstances may be represented by Notes in certificated form.
     The form and terms of the Notes are the same in all material respects as the form and terms of the Initial Notes, except that the Notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. The Initial Notes have not been registered under the Securities Act and are subject to transfer restrictions.
     The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, including, without limitation, the terms made a part thereof by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). A copy of the Indenture will be provided upon request without charge to each person to whom a copy of this prospectus is delivered. Capitalized terms used herein which are not otherwise defined shall have the meaning assigned to them in the Indenture.
Principal, Maturity And Interest
     The Notes will be issued in an aggregate principal amount of up to $200.0 million and will mature on October 15, 2015. Interest on the Notes will accrue at the rate per annum shown on the front cover of this prospectus from October 15, 2005, or from the most recent date on which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on the April 1 or October 1 (whether or not such day is a business day) immediately preceding the interest payment date on April 15 and October 15 of each year during which any portion of the Notes shall be outstanding, commencing April 15, 2006. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     Principal of, premium, if any, and interest, including Additional Interest, if any, on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers maintained for such purpose in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of Deutsche Bank Trust Company Americas, the Paying Agent and Registrar), except that, at the option of the Issuers, payment of interest and Additional Interest, if any, may be made by check mailed to the registered holders of the Notes at their registered addresses; provided that all payments with respect to global Notes and certificated Notes the holders of which have given written wire transfer instructions to the Trustee by no later than five business days prior to the relevant payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof.
Ranking
     The Notes will be unsecured, senior obligations of the Issuers, ranking pari passu in right of payment with all existing and future unsecured Indebtedness of the Issuers, other than any Subordinated Obligations. The Notes will be effectively subordinated to any secured Indebtedness of the Issuers. Since Mediacom Broadband LLC is an intermediate holding company and will conduct its business through its Subsidiaries, the Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities (including trade payables) of the Subsidiaries. Mediacom Communications is not and will not be an obligor or guarantor of the Notes.
     As of September 30, 2005, giving effect to the recent amendment of its Subsidiary Credit Facility, Mediacom Broadband LLC had approximately $1,411.5 million of Indebtedness outstanding (including approximately $811.5 million of Indebtedness of the Subsidiaries), and the Subsidiaries would have had $600.6 million of unused credit commitments under the Subsidiary Credit Facility, of which $581.9 million could be borrowed and used for general corporate purposes based on the terms and conditions of the issuer’s debt arrangements.
Optional Redemption
     Except as set forth below, the Notes are not redeemable prior to October 15, 2010. Thereafter, the Notes will be redeemable, in whole or in part, from time to time at the option of the Issuers, on not less than 30 and not more than 60 days’ notice prior to the redemption date by first class mail to each holder of Notes to be redeemed at such holder’s address appearing in the register of Notes maintained by the Registrar at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning with October 15 of the year indicated below, in each case together with accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption:

Redemption
Year	Price
2010	104.250%
2011	102.833%
2012	101.417%
2013 and thereafter	100.000%
     Notwithstanding the foregoing, at any time prior to October 15, 2010, the Issuers may also redeem the Notes, in whole or in part from time to time, at the option of the Issuers, upon not less than 30 and not more than 60 days’ notice prior to the redemption date by first class mail to each holder of Notes to be redeemed at such holder’s address appearing in the register of Notes maintained by the Registrar, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, thereon to, the date of redemption.
     In addition, at any time and from time to time, on or prior to October 15, 2008 the Issuers may redeem up to 35% of the original principal amount of the Notes (calculated to give effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price in cash equal to 108.50% of the principal to be redeemed plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption; provided that at least 65% of the original principal amount of Notes (as so calculated) remains outstanding immediately after each such redemption. Any such redemption will be required to occur within 90 days following the closing of any such Equity Offering.
     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders; provided that, if a partial redemption is made with the proceeds of any Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued; provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the Paying Agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.
Repurchase At The Option Of Holders
Change Of Control
     The Indenture provides that upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Issuers to repurchase all or any part of such holder’s Notes pursuant to an offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase (the “Change of Control Payment”).

     A “Change of Control” means the occurrence of any of the following events:
          (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests in Mediacom Broadband LLC;
          (ii) Mediacom Broadband LLC consolidates with, or merges with or into, another Person (other than a Wholly Owned Restricted Subsidiary) or Mediacom Broadband LLC or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Mediacom Broadband LLC and its Subsidiaries (determined on a consolidated basis) to any Person (other than Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that “beneficially owned” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests in Mediacom Broadband LLC, “beneficially own” (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding Voting Equity Interests in the surviving or transferee Person;
          (iii) Mediacom Broadband LLC is liquidated or dissolved or adopts a plan of liquidation or dissolution (whether or not otherwise in compliance with the provisions of the Indenture);
          (iv) a majority of the members of the Executive Committee of Mediacom Broadband LLC shall consist of Persons who are not Continuing Members; or
          (v) Mediacom Broadband LLC ceases to own 100% of the issued and outstanding Equity Interests in Mediacom Broadband Corporation, other than by reason of a merger of Mediacom Broadband Corporation into and with a corporate successor to Mediacom Broadband LLC;
provided, however, that a Change of Control will be deemed not to have occurred in any of the circumstances described in clauses (i) through (iv) above if after the occurrence of any such circumstance (A) Mediacom Communications (or any successor thereto), or a Person (or successor thereto) more than 50% of the total voting power of the then outstanding Voting Equity Interests of which is beneficially owned, directly or indirectly, by Mediacom Communications (or any successor thereto), continues to be the manager of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above) pursuant to the Operating Agreement and Rocco B. Commisso continues to be the chief executive officer or chairman of Mediacom Communications (or any successor thereto), (B) Rocco B. Commisso, or a Person more than 50% of the total voting power of the then outstanding Voting Equity Interests of which is beneficially owned, directly or indirectly, by Rocco B. Commisso and the other Permitted Holders together with their respective designees, becomes the manager of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above) or (C) Rocco B. Commisso becomes and thereafter continues to be the chief executive officer or chairman of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above).
     Within 30 days of the occurrence of a Change of Control, the Issuers shall send by first class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register of Notes maintained by the Registrar, a notice stating:
          (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment;
          (2) the purchase price and the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

          (3) that any Note not tendered will continue to accrue interest;
          (4) that, unless the Issuers default in the payment of the Change of Control Payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
          (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date;
          (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing its election to have such Notes purchased;
          (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;
          (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and
          (9) the name and address of the Paying Agent.
     On the Change of Control Payment Date, the Issuers shall, to the extent lawful (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an officers’ certificate stating the Notes or portions thereof tendered to the Issuers. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Issuers shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. The Issuers will send to the Trustee and the holders of Notes on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.
     The Issuers will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuers will not be required to make a Change of Control Offer in the event of a highly leveraged transaction that does not constitute a Change of Control.
     The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.
     The Subsidiary Credit Facility includes a “change of control” provision that permits the lenders thereunder to accelerate the repayment of Indebtedness thereunder. The Subsidiary Credit Facility will not permit the Subsidiaries of Mediacom Broadband LLC to make distributions to the Issuers so as to permit the Issuers to effect a purchase of the Notes upon the Change of Control without the prior satisfaction of certain financial tests and other conditions. Any future credit facilities or other agreements relating to Indebtedness to which the Issuers or Subsidiaries of Mediacom Broadband LLC become a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Issuers may not have sufficient available funds to pay the Change of Control Payment for all Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Subsidiary Credit Facility or other agreements relating to Indebtedness, if accelerated. The failure of the Issuers to make or consummate the Change of Control Offer or to pay the Change of Control Payment when due will give the Trustee and the holders of the Notes the rights described under “Events of Default” below.
     The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of Mediacom Broadband LLC and its Subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is not a precise or established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require the Issuers to repurchase such Notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of the assets of Mediacom Broadband LLC and its Subsidiaries to another Person or group may be uncertain.
Asset Sales
     The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless:
          (i) Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution);
          (ii) not less than 75% of the consideration received by Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
          (iii) the Asset Sale Proceeds received by Mediacom Broadband LLC or such Restricted Subsidiary are applied:
     (a) first, to the extent Mediacom Broadband LLC elects, or is required, to prepay, repay or purchase debt under any then existing Indebtedness of Mediacom Broadband LLC or any Restricted Subsidiary within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale or, to the extent Mediacom Broadband LLC elects to make, or commits pursuant to a written agreement to make, an investment in assets (including, without limitation, Equity Interests or other securities purchased in connection with the acquisition of Equity Interests or property of another Person) used or useful in a Related Business, to make such an investment, provided that such investment occurs and such Asset Sale Proceeds are so applied within 360 days following the receipt of such Asset Sale Proceeds or, in the case of funds committed to be reinvested in such assets pursuant to a written agreement dated within 360 days following the receipt of such Asset Sale Proceeds, such investment occurs within 540 days following the receipt of such Asset Sale Proceeds (such 360th day or 540th day, as the case may be, the “Reinvestment Date”), and
     (b) second, on a pro rata basis (1) to the repayment of an amount of Other Pari Passu Debt not exceeding the Other Pari Passu Debt Pro Rata Share (provided that any such repayment shall result in a permanent reduction of any commitment in respect thereof in an amount equal to the principal amount so repaid) and (2) if on the Reinvestment Date with respect to any Asset Sale the Excess Proceeds exceed $15.0 million, the Issuers shall apply an amount equal to such Excess Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase (an “Excess Proceeds Offer”).
     If an Excess Proceeds Offer is not fully subscribed, the Issuers may retain the portion of the Excess Proceeds not required to repurchase Notes. For purposes of determining in clause (ii) above the percentage of cash consideration received by Mediacom Broadband LLC or any Restricted Subsidiary, the amount of any (x) liabilities (as shown on Mediacom Broadband LLC’s or such Restricted Subsidiary’s most recent balance sheet) of Mediacom Broadband LLC or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which Mediacom Broadband LLC and the Restricted Subsidiaries are fully released shall be deemed to be cash, and (y) securities, notes or other similar obligations received by Mediacom Broadband LLC or such Restricted Subsidiary from such transferee that are immediately converted (or are converted within 30 days of the related Asset

Sale) by Mediacom Broadband LLC or such Restricted Subsidiary into cash shall be deemed to be cash in an amount equal to the net cash proceeds realized upon such conversion.
     If the Issuers are required to make an Excess Proceeds Offer, within 30 days following the Reinvestment Date, the Issuers shall send by first class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register of the Notes maintained by the Registrar, a notice stating, among other things:
          (1) that such holders have the right to require the Issuers to apply the Excess Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase;
          (2) the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;
          (3) the instructions, determined by the Issuers, that each holder must follow in order to have such Notes repurchased; and
          (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such Notes.
If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders. Upon completion of the Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.
     The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.
     Notwithstanding the foregoing, the Indenture provides that Mediacom Broadband LLC or any Restricted Subsidiary will be permitted to consummate an Asset Swap if (i) at the time of entering into the related Asset Swap Agreement or immediately after giving effect to such Asset Swap no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) such Asset Swap shall have been approved in good faith by the Executive Committee, whose approval shall be conclusive and evidenced by a Committee Resolution, which states that such Asset Swap is fair to Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, from a financial point of view.
     If a Restricted Subsidiary were to consummate an Asset Sale, the Subsidiary Credit Facility would not permit such Restricted Subsidiary to make a distribution to the Issuers of the related Asset Sale Proceeds so as to permit the Issuers to effect an Excess Proceeds Offer with such Asset Sale Proceeds without the prior satisfaction of certain financial tests and other conditions. Any future credit agreements or other agreements relating to Indebtedness to which the Issuers or Subsidiaries of Mediacom Broadband LLC become a party may contain similar restrictions or other provisions which would prohibit the Issuers from purchasing any Notes from Asset Sale Proceeds. In the event an Excess Proceeds Offer occurs at a time when the Issuers are prohibited from receiving Asset Sale Proceeds or purchasing the Notes, the Issuers could seek the consent of their lenders to the distribution of Asset Sales Proceeds or the purchase of Notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Issuers do not obtain such a consent or repay such Indebtedness, the Issuers may remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to purchase tendered Notes when due will give the Trustee and the holders of the Notes the rights described under “Events of Default” below.
Events of Default
     An Event of Default is defined in the Indenture as being:
          (a) default in payment of any principal of, or premium, if any, on the Notes when due;

          (b) default for 30 days in payment of any interest or Additional Interest, if any, on the Notes when due;
          (c) default by the Issuers for 60 days after written notice by holders of not less than 25% in principal amount of the Notes then outstanding in the observance or performance of any other covenant in the Notes or the Indenture;
          (d) default in the payment at maturity (continued for the longer of any applicable grace period or 30 days) of any Indebtedness aggregating $25.0 million or more of the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary, or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within 30 days after written notice by holders of not less than 25% in principal amount of the Notes then outstanding;
          (e) any final judgment or judgments for the payment of money in excess of $25.0 million (net of amounts covered by insurance) shall be rendered against the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary, and shall not be discharged for any period of 60 consecutive days, during which a stay of enforcement of such judgment shall not be in effect;
          (f) certain events involving bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary; or
          (g) the guarantee of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor shall deny or disaffirm its obligations under the Indenture or the guarantee of such Guarantor.
     The Indenture provides that the Trustee may withhold notice to the holders of Notes of any default (except in payment of principal of or premium, if any, or interest or Additional Interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.
     The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of all the Notes to be due and payable immediately, but if the Issuers shall cure (or the holders of a majority in principal amount of the Notes then outstanding, if permitted by the Indenture, shall waive) all defaults (except the nonpayment of principal, interest and premium, if any, on any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled by the holders of a majority in principal amount of the Notes then outstanding. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.
     The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee subject to certain limitations specified in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders have offered to the Trustee indemnity satisfactory to it.

Covenants
Limitation on Restricted Payments
     The Indenture provides that, so long as any of the Notes remain outstanding, Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if:
          (i) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment;
          (ii) immediately after giving effect to such proposed Restricted Payment, Mediacom Broadband LLC would not be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” below; or
          (iii) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after the Existing Notes Issue Date (the amount of any Restricted Payment, if other than cash, to be based upon the fair market value thereof on the date of such Restricted Payment (without giving effect to subsequent changes in value) as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution) would exceed an amount equal to the difference between (a) the Cumulative Credit and (b) 1.2 times Cumulative Interest Expense.
     As of September 30, 2005, the total amount available for making Restricted Payments under the foregoing clause (iii) was approximately $383.9 million.
     The provisions of the first paragraph of this covenant shall not prevent any of the following, each of which shall be given independent effect:
          (1) the retirement of any of Mediacom Broadband LLC’s Equity Interests in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or to a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC for the benefit of its employees) of Equity Interests (other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) in Mediacom Broadband LLC;
          (2) the payment of any dividend or distribution on, or redemption of Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture;
          (3) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the provisions described under “Repurchase at the Option of Holders—Asset Sales” above;
          (4) payments of compensation to officers, directors and employees of Mediacom Broad-band LLC or any Restricted Subsidiary so long as the Executive Committee or the manager of Mediacom Broadband LLC in good faith shall have approved the terms thereof;
          (5) (a) the payment of dividends on any Equity Interests in Mediacom Broadband LLC following the issuance thereof in an amount per annum of up to 6% of the net proceeds received by Mediacom Broadband LLC from an Equity Offering of such Equity Interests and (b) the payment of cash dividends on the amount of the Mediacom Broadband Preferred Membership Interest at a rate not to exceed 6.0% per annum;
          (6) (a) the payment of management fees, and any related reimbursement of expenses, to Mediacom Communications or any Affiliate thereof pursuant to the Management Agreements and (b) the reimbursement of expenses and the making of payments in respect of indemnification obligations to Mediacom Communications or any Affiliate thereof pursuant to the Operating Agreement;

          (7) the payment of amounts in connection with any merger, consolidation, or sale of assets effected in accordance with the “—Merger or Sales of Assets” covenant below, provided that no such payment may be made pursuant to this clause (7) unless, after giving effect to such transaction (and the Incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” below such that after incurring that $1.00 of additional Indebtedness, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.5 to 1.0;
          (8) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations in exchange for, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or to a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC for the benefit of its employees) of Equity Interests (other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) in Mediacom Broadband LLC or Subordinated Obligations of Mediacom Broadband LLC;
          (9) the payment of any dividend or distribution on or with respect to any Equity Interests in any Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;
          (10) the making and consummation of (A) an Excess Proceeds Offer in accordance with the provisions of the Indenture with any Excess Proceeds or (B) a Change of Control Offer with respect to the Notes in accordance with the provisions of the Indenture or (C) any offer similar to the offer described in clause (A) or (B) set forth in any other indenture governing debt securities;
          (11) during the period Mediacom Broadband LLC is treated as a partnership for U.S. federal income tax purposes and after such period to the extent relating to the liability for such period, the payment of distributions in respect of members’ or partners income tax liability with respect to Mediacom Broadband LLC in an amount not to exceed the aggregate amount of tax distributions, if any, permitted to be made by Mediacom Broadband LLC to its members under the Operating Agreement (such amount not to include amounts in respect of taxes resulting from Mediacom Broadband LLC’s reorganization as or change in the status to a corporation);
          (12) the payment by any Restricted Subsidiary to Mediacom Broadband LLC or another Restricted Subsidiary of principal and interest due in respect of intercompany Indebtedness and dividends and other distributions in respect of Preferred Equity Interests in such Restricted Subsidiary;
          (13) the distribution of any Investment originally made by Mediacom Broadband LLC or any Restricted Subsidiary pursuant to the first paragraph of this covenant to holders of Equity Interests in Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be;
          (14) payments to Mediacom Communications to effect the redemption, repurchase, retirement or defeasance of up to $172.5 million in the aggregate of the 5.25% convertible senior notes due July 2006 of Mediacom Communications, in any case at a price not to exceed 100% of the outstanding principal amount thereof plus accrued and unpaid interest thereon through the date of such redemption, repurchase, retirement or defeasance; and
          (15) additional Restricted Payments in an aggregate amount not to exceed $25.0 million;
provided, however, that in the case of clauses (2), (5), (7), (9), (10), (13), (14) and (15) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or as a result thereof. In calculating the aggregate amount of Restricted Payments made on or after the Existing Notes Issue Date for purposes of clause (iii) of the first paragraph of this covenant, (x) Restricted Payments made pursuant to clauses (1), (2) and (8) and any Restricted Payment deemed to have been made pursuant to the “—Limitation on Transactions with Affiliates” covenant below shall be included in such calculation and (y) Restricted Payments made pursuant to any of clauses (3) through (7) or (9) through (15) shall be excluded from such calculation.

Limitation on Indebtedness
     The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that Mediacom Broadband LLC or any Restricted Subsidiary may Incur Indebtedness or issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 8.5 to 1.0.
     The foregoing limitations will not apply to the Incurrence of any of the following (collectively, “Permitted Indebtedness”), each of which shall be given independent effect:
          (a) Indebtedness under the Notes issued on the date of the Indenture, the Exchange Notes and the Indenture;
          (b) Indebtedness of and Disqualified Equity Interests in Mediacom Broadband LLC and the Restricted Subsidiaries outstanding on August 30, 2005 other than Indebtedness described in clause (a), (c), (d) or (f) of this paragraph;
          (c) (i) Indebtedness of the Restricted Subsidiaries under the Subsidiary Credit Facility (including, without limitation, any refinancing thereof), and (ii) Indebtedness of the Restricted Subsidiaries (including, without limitation, any refinancing thereof) if (solely for purposes of this clause (ii)), at the time of and immediately after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.5 to 1.0; provided, however, that for purposes of the calculation of such Ratio, the term “Consolidated Total Indebtedness” shall refer only to the Consolidated Total Indebtedness of the Restricted Subsidiaries (including, without limitation, Indebtedness Incurred under the Subsidiary Credit Facility and the Future Subsidiary Credit Facilities, but not including Indebtedness of any Restricted Subsidiary payable solely to Mediacom Broadband LLC that qualifies as “Affiliate Subordinated Indebtedness” (as defined in the Subsidiary Credit Facility in effect as of August 30, 2005)) outstanding as of the Determination Date (as defined hereafter in the term “Debt to Operating Cash Flow Ratio”) and the term “Operating Cash Flow” shall refer only to the Subsidiary Operating Cash Flow of the Restricted Subsidiaries for the related Measurement Period (as defined hereafter in the term “Debt to Operating Cash Flow Ratio”);
          (d) Indebtedness of and Disqualified Equity Interests in (x) any Restricted Subsidiary owed to or issued to and held by Mediacom Broadband LLC or any other Restricted Subsidiary and (y) Mediacom Broadband LLC owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers’ obligations under the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness and Disqualified Equity Interests that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary referred to in this clause (d) to any Person (other than Mediacom Broadband LLC or a Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests in a Restricted Subsidiary which holds Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (iii) any designation of a Restricted Subsidiary which holds Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC as an Unrestricted Subsidiary;
          (e) guarantees by any Restricted Subsidiary of Indebtedness of Mediacom Broadband LLC or any other Restricted Subsidiary Incurred in accordance with the provisions of the Indenture;
          (f) Hedging Agreements of Mediacom Broadband LLC or any Restricted Subsidiary relating to any Indebtedness of Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, Incurred in accordance with the provisions of the Indenture; provided that such Hedging Agreements have been entered into for bona fide business purposes and not for speculation;
          (g) Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a “refinancing”)

of outstanding Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC or any such Restricted Subsidiary, as the case may be, Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC may not be refinanced under this clause (g) with Indebtedness or Disqualified Equity Interests in any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount or liquidation preference or redemption payment value (or, if such Indebtedness or Disqualified Equity Interests provides for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (iii) Indebtedness representing a refinancing of Indebtedness of Mediacom Broadband LLC shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (iv) Subordinated Obligations of Mediacom Broadband LLC or Disqualified Equity Interests in Mediacom Broadband LLC may only be refinanced with Subordinated Obligations of Mediacom Broadband LLC or Disqualified Equity Interests in Mediacom Broadband LLC, and (v) Other Pari Passu Debt which is unsecured may only be refinanced with unsecured Indebtedness, which is either Other Pari Passu Debt or Subordinated Obligations, or with Disqualified Equity Interests;
          (h) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary Incurred as a result of the pledge by Mediacom Broadband LLC or such Restricted Subsidiary of intercompany Indebtedness or Equity Interests in another Restricted Subsidiary or Equity Interests in an Unrestricted Subsidiary in the circumstance where recourse to Mediacom Broadband LLC or such Restricted Subsidiary is limited to the value of the intercompany Indebtedness or the Equity Interests so pledged;
          (i) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or letters of credit, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom Broadband LLC or such Restricted Subsidiary or a Related Business in an aggregate principal amount not to exceed $25.0 million at any time outstanding;
          (j) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary in an aggregate amount not to exceed two times the sum of (i) the aggregate Net Cash Proceeds to Mediacom Broadband LLC from (x) the issuance (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC (for the benefit of its employees)) of any class of Equity Interests in Mediacom Broadband LLC (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) on or after the Existing Notes Issue Date or (y) contributions (other than the AT&T Acquisitions Contributions) to the equity capital of Mediacom Broadband LLC on or after the Existing Notes Issue Date which do not themselves constitute Disqualified Equity Interests and (ii) the fair market value, as determined by an independent nationally recognized accounting, appraisal or investment banking firm experienced in similar types of transactions, of any assets (other than cash or Cash Equivalents) that are used or useful in a Related Business or Equity Interests in a Person engaged in a Related Business that is or becomes a Restricted Subsidiary of Mediacom Broadband LLC, in each case received by Mediacom Broadband LLC after the Existing Notes Issue Date in exchange for the issuance (other than to a Subsidiary of Mediacom Broadband LLC) of its Equity Interests (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions); provided that (A) the amount of such Net Cash Proceeds with respect to which Indebtedness is incurred pursuant to this clause (j) shall not be deemed Net Cash Proceeds from the issue or sale of Equity Interests for purposes of clause (ii) of the definition of “Cumulative Credit” and (B) the issuance of Equity Interests with respect to which Indebtedness is incurred pursuant to this clause (j) shall not also be used to effect a Restricted Payment pursuant to clauses (1) or (8) of the third paragraph of “—Limitation on Restricted Payments” above; and
          (k) in addition to any Indebtedness described in clauses (a) through (j) above, Indebtedness of Mediacom Broadband LLC or any of the Restricted Subsidiaries so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (k) does not exceed $50.0 million at any one time outstanding.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (k) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Mediacom Broadband LLC will, in its sole discretion, be permitted to classify such item of Indebtedness, or to later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been Incurred as so classified or reclassified as the case may be.
Limitation on Transactions with Affiliates
     The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) involving in the aggregate $5.0 million or more with any Affiliate unless such transaction (or series of related transactions) shall have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the disinterested members of the Executive Committee, which approval in each case shall be conclusive, to the effect that such transaction (or series of related transactions) is (a) in the best interest of Mediacom Broadband LLC or such Restricted Subsidiary and (b) upon terms which would be obtainable by Mediacom Broadband LLC or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person which is not an Affiliate, except that the foregoing shall not apply in the case of any of the following transactions (the “Specified Affiliate Transactions”):
          (i) the making of any Restricted Payment (including, without limitation, the making of any Restricted Payment that is permitted pursuant to clauses (1) through (15) of the second paragraph of “—Limitation on Restricted Payments”) and the making of any Permitted Investment;
          (ii) any transaction or series of transactions between Mediacom Broadband LLC and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;
          (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of, and indemnity provided on behalf of, officers, members, directors and employees of Mediacom Broadband LLC or any Restricted Subsidiary, and management, consulting or advisory fees and reimbursements of expenses and indemnity in each case so long as the Executive Committee in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor;
          (iv) any payments for goods or services purchased in the ordinary course of business, upon terms which would be obtainable by Mediacom Broadband LLC or a Restricted Subsidiary in a comparable arm’s-length transaction with a Person which is not an Affiliate;
          (v) any transaction pursuant to any agreement with any Affiliate in effect on the date of the Indenture (including, but not limited to, the Management Agreements, the Operating Agreement and other agreements relating to the payment of management fees, acquisition fees and expense reimbursements), including, without limitation, any amendments thereto entered into after the date of the Indenture, provided, that the terms of any such amendment are not less favorable to Mediacom Broadband LLC than the terms of the relevant agreement in effect prior to any such amendment, as determined in good faith by the Executive Committee whose determination shall be conclusive and evidenced by a Committee Resolution;
          (vi) any transaction or series of transactions between Mediacom Broadband or any of its Restricted Subsidiaries, on the one hand, and Mediacom Communications or any of its direct or indirect Subsidiaries, on the other hand, which relate to (a) the sharing of centralized services, personnel, facilities, headends and plant, (b) the joint procurement of goods and services, (c) the allocation of costs and expenses (other than taxes based on income) and (d) matters reasonably related to any of the foregoing, in each case, which are undertaken pursuant to an established plan of Mediacom Communications the primary purpose of which is to result in cost savings and related synergies for Mediacom Broadband LLC, its Restricted Subsidiaries, Mediacom Communications and each of Mediacom Communications’ other direct or indirect Subsidiaries involved in such transaction or series of transactions; provided that, in the case of this clause (vi), such plan shall have been approved pursuant to a Committee Resolution, rendered in good faith by the Executive Committee, which approval in each case shall be conclusive, to the effect that such plan is in the best interest of Mediacom Broadband LLC or such Restricted

Subsidiary; and provided, further, that such transaction or series of related transactions is fair and reasonable to Mediacom Broadband LLC or such Restricted Subsidiary, on the one hand, and to Mediacom Communications and each such other Subsidiary of Mediacom Communications, on the other hand; and
          (vii) the receipt from any Affiliate of any payment, Investment, distribution, loan or other extension of credit or any other consideration if the payment or making thereof would, if made by Mediacom Broadband LLC or by any Restricted Subsidiary to an Affiliate thereof, constitute a Specified Affiliate Transaction under any of the foregoing clauses (i) through (vi) of this paragraph or would comply with the last two sentences of this description of the “— Limitation on Transactions With Affiliates” covenant.
     The Indenture further provides that, except in the case of a Specified Affiliate Transaction, Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) involving in the aggregate (y) $25.0 million or more in all instances except in the case of Asset Sales or Asset Swaps and (z) $50.0 million or more in the case of any Asset Sale or Asset Swap, in each case, with any Affiliate unless (i) such transaction (or series of related transactions) shall have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the disinterested members of the Executive Committee to the effect set forth in clauses (a) and (b) above, which approval in each case shall be conclusive and evidenced by a Committee Resolution; and (ii) Mediacom Broadband LLC shall have received an opinion from an independent nationally recognized accounting, appraisal or investment banking firm experienced in the review of similar types of transactions stating that the terms of such transaction (or series of related transactions) are fair to Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, from a financial point of view, which opinion shall be conclusive. Notwithstanding the foregoing, any transaction (or series of related transactions) entered into by Mediacom Broadband LLC or any Restricted Subsidiary with any Affiliate without complying with the foregoing provisions of this covenant shall not constitute a violation of the provisions of this covenant if Mediacom Broadband LLC or such Restricted Subsidiary would be permitted to make a Restricted Payment pursuant to the first paragraph of “—Limitation on Restricted Payments” above at the time of the completion of such transaction (or series of related transactions) in an amount equal to the fair market value of such transaction (or series of related transactions), as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution. In such a case, Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, shall be deemed to have made a Restricted Payment in an amount equal to the fair market value of such transaction for purposes of the calculation of Restricted Payments pursuant to clause (iii) of the first paragraph of “—Limitation on Restricted Payments” above.
Limitation on Liens
     The Indenture provides that Mediacom Broadband LLC shall not Incur any Indebtedness secured by a Lien against or on any of its property or assets now owned or hereafter acquired by Mediacom Broadband LLC unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such secured Indebtedness. This restriction does not, however, apply to Indebtedness secured by:
          (i) Liens, if any, in effect on the date of the Indenture;
          (ii) Liens in favor of governmental bodies to secure progress or advance payments; 53
          (iii) Liens on Equity Interests or Indebtedness existing at the time of the acquisition thereof (including, without limitation, acquisition through merger or consolidation); provided that such Liens were not Incurred in anticipation of such acquisition;
          (iv) Liens securing industrial revenue or pollution control bonds;
          (v) Liens securing the Notes;
          (vi) Liens securing Indebtedness of Mediacom Broadband LLC in an amount not to exceed $10.0 million at any time outstanding;
          (vii) Other Permitted Liens; and

          (viii) any extension, renewal or replacement of any Lien referred to in the foregoing clauses (i) through (vii), inclusive.
Limitation on Business Activities of Mediacom Broadband Corporation
     The Indenture provides that Mediacom Broadband Corporation shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary, the Incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness Incurred by Mediacom Broadband LLC, including, without limitation, the Notes and the Exchange Notes, if any, that is permitted to be Incurred by Mediacom Broadband LLC under “—Limitation on Indebtedness” above (provided that the net proceeds of such Indebtedness are retained by Mediacom Broadband LLC or loaned to or contributed as capital to one or more of the Restricted Subsidiaries other than Mediacom Broadband Corporation), and activities incidental thereto. Neither Mediacom Broadband LLC nor any Restricted Subsidiary shall engage in any transactions with Mediacom Broadband Corporation in violation of the immediately preceding sentence.
Designation of Unrestricted Subsidiaries
     The Indenture provides that Mediacom Broadband LLC may designate any Subsidiary (including, without limitation, any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:
          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;
          (b) at the time of and after giving effect to such Designation, Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” above; and
          (c) Mediacom Broadband LLC would be permitted to make a Restricted Payment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of “—Limitation on Restricted Payments” above in an amount equal to Mediacom Broadband LLC’s proportionate interest in the fair market value of such Subsidiary on such date (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution). Notwithstanding the foregoing, neither Mediacom Broadband Corporation nor any of its Subsidiaries may be designated as Unrestricted Subsidiaries.
     The Indenture will further provide that at the time of Designation all of the Indebtedness of such Unrestricted Subsidiary shall consist of, and will at all times thereafter consist of, Non-Recourse Indebtedness, and that neither Mediacom Broadband LLC nor any Restricted Subsidiary shall at any time have any direct or indirect obligation to:
          (x) make additional Investments (other than Permitted Investments) in any Unrestricted Subsidiary;
          (y) maintain or preserve the financial condition of any Unrestricted Subsidiary or cause any Unrestricted Subsidiary to achieve any specified levels of operating results; or
          (z) be party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mediacom Broadband LLC or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of Mediacom Broadband LLC.
     If, at any time, any Unrestricted Subsidiary would violate the foregoing requirements, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

     Mediacom Broadband LLC may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:
          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation;
          (b) at the time of and after giving effect to such Revocation, Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” above; and
          (c) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.
     All Designations and Revocations must be evidenced by Committee Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.
Limitation on Guarantees of Certain Indebtedness
     The Indenture provides that Mediacom Broadband LLC shall not (a) permit any Restricted Subsidiary to guarantee any Indebtedness of either Issuer other than the Notes (the “Other Indebtedness”) or (b) pledge any intercompany Indebtedness representing obligations of any of its Restricted Subsidiaries to secure the payment of Other Indebtedness, in each case unless such Restricted Subsidiary, the Issuers and the Trustee execute and deliver a supplemental indenture causing such Restricted Subsidiary to guarantee the Issuers’ obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Issuers’ obligations under the Other Indebtedness (including, without limitation, waiver of subrogation, if any). Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.
     The guarantee of a Restricted Subsidiary will be released upon:
          (i) the sale of all of the Equity Interests, or all or substantially all of the assets, of the applicable Guarantor (in each case other than to Mediacom Broadband LLC or a Subsidiary);
          (ii) the designation by Mediacom Broadband LLC of the applicable Guarantor as an Unrestricted Subsidiary; or
          (iii) the release of the guarantee of such Guarantor with respect to the obligations which caused such Guarantor to deliver a guarantee of the Notes in accordance with the preceding paragraph, in each case in compliance with the Indenture (including, without limitation, in the event of a sale of Equity Interests or assets described in clause (i) above, that the Net Cash Proceeds are applied in accordance with the requirements of the applicable provision of the Indenture described under “Repurchase at the Option of Holders—Asset Sales” above).
Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries
     The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
          (a) pay dividends or make any other distributions to Mediacom Broadband LLC or any other Restricted Subsidiary on its Equity Interests;
          (b) pay any Indebtedness owed to Mediacom Broadband LLC or any other Restricted Subsidiary;
          (c) make loans or advances, or guarantee any such loans or advances, to Mediacom Broadband LLC or any other Restricted Subsidiary;

          (d) transfer any of its properties or assets to Mediacom Broadband LLC or any other Restricted Subsidiary;
          (e) grant Liens on the assets of Mediacom Broadband LLC or any other Restricted Subsidiary in favor of the holders of the Notes; or
          (f) guarantee the Notes or any renewals or refinancings thereof
(any of the actions described in clauses (a) through (f) above is referred to herein as a “Specified Action”), except for
          (i) such encumbrances or restrictions arising by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary; provided that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to Mediacom Broadband LLC or any other Restricted Subsidiary,
          (ii) such encumbrances or restrictions arising under refinancing Indebtedness permitted by clause (g) of the second paragraph under “—Limitation on Indebtedness” above; provided that the terms and conditions of any such restrictions are no less favorable to the holders of Notes than those under the Indebtedness being refinanced,
          (iii) customary provisions restricting the assignment of any contract or interest of Mediacom Broadband LLC or any Restricted Subsidiary,
          (iv) restrictions contained in the Indenture or any other indenture governing debt securities that are no more restrictive than those contained in the Indenture, and
          (v) restrictions under the Subsidiary Credit Facility and under the Future Subsidiary Credit Facilities; provided that, in the case of any Future Subsidiary Credit Facility, Mediacom Broadband LLC shall have used commercially reasonable efforts to include in the agreements relating to such Future Subsidiary Credit Facility provisions concerning the encumbrance or restriction on the ability of any Restricted Subsidiary to take any Specified Action that are no more restrictive than those in effect in the Subsidiary Credit Facility on the date of the creation of the applicable restriction in such Future Subsidiary Credit Facility (“Comparable Restriction Provisions”); and provided, further, that if Mediacom Broadband LLC shall conclude in its sole discretion based on then prevailing market conditions that it is not in the best interest of Mediacom Broadband LLC and the Restricted Subsidiaries to comply with the foregoing proviso, the failure to include Comparable Restriction Provisions in the agreements relating to such Future Subsidiary Credit Facility shall not constitute a violation of the provisions of this covenant.
Reports
     The Indenture provides that, commencing with the fiscal quarter of the Issuers ending on September 30, 2005, whether or not the Issuers are then subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, the Issuers shall file with the SEC (if permitted by SEC practice and applicable law and regulations) so long as the Notes are outstanding the annual reports, quarterly reports and other periodic reports which the Issuers would have been required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision thereto if the Issuers were so subject on or prior to the respective dates (the “Required Filing Dates”) by which the Issuers would have been required to file such documents if the Issuers were so subject. The Issuers shall also in any event within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) file with the Trustee, copies of the annual reports, quarterly reports and other documents described in the preceding sentence. In addition, for so long as any Notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the effectiveness of the Shelf Registration Statement, if required, the Issuers shall furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger or Sales of Assets
     The Indenture provides that neither of the Issuers shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless:
          (i) either (A) such Issuer shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia (provided that for so long as Mediacom Broadband LLC or any successor Person is a limited liability company or partnership there must be a co-issuer of the Notes that is a Wholly Owned Restricted Subsidiary of Mediacom Broadband LLC and that is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia);
          (ii) the surviving Person (if other than such Issuer) expressly assumes by supplemental indenture all the obligations of such Issuer under the Notes and the Indenture;
          (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
          (iv) immediately after giving effect to such transaction, the surviving Person would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” above; and
          (v) Mediacom Broadband LLC shall have delivered to the Trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.
     The Indenture provides that no Guarantor shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless either the guarantee of such Guarantor is being released in accordance with “—Limitation on Guarantees of Certain Indebtedness” above or:
          (i) either (A) such Guarantor shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia;
          (ii) the surviving Person (if other than such Guarantor) expressly assumes by supplemental indenture all the obligations of such Guarantor under its guarantee of the Notes and the Indenture;
          (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
          (iv) Mediacom Broadband LLC shall have delivered to the Trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.
Certain definitions
     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.
“Additional Interest” has the meaning specified in the section of this prospectus entitled “Exchange Offer.”

“Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by,” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities or otherwise.
“Applicable Premium” means, with respect to the applicable principal amount of Notes on any applicable redemption date, the greater of:
     (1) 1.0% of the then outstanding principal amount of such Notes; and
     (2) the excess of:
     (a) the present value at such redemption date of (i) the redemption price of such Notes at October 15, 2010 (such redemption price being specified in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such Notes through October 15, 2010 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
     (b) the then outstanding principal amount of such Notes.
“Asset Acquisition” means (i) an Investment by Mediacom Broadband LLC or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Mediacom Broadband LLC or any Restricted Subsidiary or (ii) any acquisition by Mediacom Broadband LLC or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit, a division or a line of business of such Person or which is otherwise outside of the ordinary course of business.
“Asset Sale” means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary or any Controlled Subsidiary, in one transaction or a series of related transactions, of:
     (i) any Equity Interest in any Restricted Subsidiary:
     (ii) any material license, franchise or other authorization of Mediacom Broadband LLC or any Restricted Subsidiary;
     (iii) any assets of Mediacom Broadband LLC or any Restricted Subsidiary which constitute substantially all of an operating unit, a division or a line of business of Mediacom Broadband LLC or any Restricted Subsidiary; or
     (iv) any other property or asset of Mediacom Broadband LLC or any Restricted Subsidiary outside of the ordinary course of business.
For the purposes of this definition, the term “Asset Sale” shall not include:
     (i) any transaction consummated in compliance with “Repurchase at the Option of Holders—Change of Control” above and “Covenants—Merger or Sales of Assets” above, and the creation of any Lien not prohibited under “Covenants—Limitation on Liens” above;
     (ii) the sale of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Mediacom Broadband LLC or any Restricted Subsidiary, as the case may be;
     (iii) any transaction consummated in compliance with “Covenants—Limitation on Restricted Payments” above; and

     (iv) Asset Swaps permitted pursuant to “Repurchase at the Option of Holders—Asset Sales” above.
In addition, solely for purposes of “Repurchase at the Option of Holders—Asset Sales” above, any sale, conveyance, transfer, lease or other disposition, whether in one transaction or a series of related transactions, involving assets with a fair market value not in excess of $5.0 million in any fiscal year shall be deemed not to be an Asset Sale.
“Asset Sale Proceeds” means, with respect to any Asset Sale:
     (i) cash received by Mediacom Broadband LLC or any of its Restricted Subsidiaries from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after
     (a) provision for all income or other taxes measured by or resulting from such Asset Sale,
     (b) payment of all brokerage commissions, underwriting, legal, accounting and other fees and expenses related to such Asset Sale, and any relocation expenses incurred as a result thereof,
     (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale by such Restricted Subsidiary,
     (d) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale (including, without limitation, payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and
     (e) deduction of appropriate amounts to be provided by Mediacom Broadband LLC or such Restricted Subsidiary as a reserve, in accordance with generally accepted accounting principles consistently applied, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Mediacom Broadband LLC or such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and
     (ii) promissory notes and other non-cash consideration received by Mediacom Broadband LLC or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.
“Asset Swap” means the substantially concurrent purchase and sale, or exchange, of Productive Assets between Mediacom Broadband LLC or any Restricted Subsidiary and another Person or group of affiliated Persons (including, without limitation, any Person or group of affiliated Persons that is an Affiliate of Mediacom Broadband LLC and the Restricted Subsidiaries, provided that such transaction is otherwise in compliance with “Covenants—Limitation on Transactions with Affiliates” above) pursuant to an Asset Swap Agreement; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith; provided that such cash payment, if received by Mediacom Broadband LLC or any of the Restricted Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with “Repurchase at the Option of Holders—Asset Sales” above.
“Asset Swap Agreement” means a definitive agreement, subject only to customary closing conditions that Mediacom Broadband LLC in good faith believes will be satisfied, providing for an Asset Swap; provided, however, that any amendment to, or waiver of, any closing condition that individually or in the aggregate is material to such Asset Swap shall be deemed to be a new Asset Swap.
“AT&T Acquisitions” means the acquisitions by subsidiaries of Mediacom Broadband LLC on June 29, 2001 and July 18, 2001 of cable systems previously owned by AT&T Broadband, LLC.
“AT&T Acquisitions Contributions” means the capital contributions and preferred equity investment in the amount of $873.7 million made in Mediacom Broadband LLC by Mediacom Communications and/or one or more of its direct or indirect Subsidiaries in connection with the AT&T Acquisitions; provided that “AT&T Acquisitions

Contributions” shall be deemed not to include any additional amounts contributed by Mediacom Communications to the extent that such amounts represent proceeds received by Mediacom Communications from the issuance of its securities upon the exercise of over-allotment options relating to the issuance of its Class A common stock and convertible senior notes.
“Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (iii)(a) and that have not yet been the basis for application in accordance with clause (iii)(b) of the first paragraph of “Repurchase at the Option of Holders—Asset Sales” above.
“Capitalized Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles consistently applied and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles consistently applied.
“Cash Equivalents” means:
     (i) United States dollars;
     (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;
     (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Subsidiary Credit Facility or any Future Subsidiary Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;
     (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;
     (v) commercial paper having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P; and
     (vi) money market mutual or similar funds having assets in excess of $100.0 million, at least 95% of the assets of which are comprised of assets specified in clauses (i) through (v) above.
“Committee Resolution” means with respect to Mediacom Broadband LLC, a duly adopted resolution of the Executive Committee of Mediacom Broadband LLC.
“Consolidated Income Tax Expense” means, with respect to Mediacom Broadband LLC for any period, the provision for federal, state, local and foreign income taxes payable by Mediacom Broadband LLC and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.
“Consolidated Interest Expense” means, with respect to Mediacom Broadband LLC and the Restricted Subsidiaries for any period, without duplication, the sum of:
     (i) the interest expense of Mediacom Broadband LLC and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Hedging Agreements, however denominated, with respect to such Indebtedness;
     (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Mediacom Broadband LLC and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied; and

     (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by Mediacom Broadband LLC and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Mediacom Broadband LLC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.
“Consolidated Net Income” means, with respect to any period, the net income (loss) of Mediacom Broadband LLC and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication:
     (i) all extraordinary, unusual or nonrecurring items of income or expense and of gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period;
     (ii) that portion of such net income (loss) derived from or in respect of Investments in Persons other than any Restricted Subsidiary, except to the extent actually received in cash by Mediacom Broadband LLC or any Restricted Subsidiary;
     (iii) the portion of such net income (loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by Mediacom Broadband LLC or any Restricted Subsidiary;
     (iv) net income (loss) of any other Person combined with Mediacom Broadband LLC or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination;
     (v) net income (loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income (loss) is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or the holders of its Equity Interests;
     (vi) the cumulative effect of a change in accounting principles after the Existing Notes Issue Date;
     (vii) net income (loss) attributable to discontinued operations;
     (viii) management fees payable to Mediacom Communications and its Affiliates pursuant to management agreements with Mediacom Broadband LLC or its Subsidiaries accrued for such period that have not been paid during such period; and
     (ix) any other item of expense, other than “interest expense,” which appears on Mediacom Broadband LLC’s consolidated statement of income (loss) below the line item “Operating Income,” determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness and the aggregate liquidation preference or redemption payment value of all Disqualified Equity Interests in Mediacom Broadband LLC and the Restricted Subsidiaries outstanding as of such date of determination, less the obligations of Mediacom Broadband LLC or any Restricted Subsidiary under any Hedging Agreement as of such date of determination that would appear as a liability on the balance sheet of such Person, in each case determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.
“Continuing Member” means, as of the date of determination, any Person who:
     (i) was a member of the Executive Committee of Mediacom Broadband LLC on the date of the Indenture;

     (ii) was nominated for election or elected to the Executive Committee of Mediacom Broadband LLC with the affirmative vote of a majority of the Continuing Members who were members of the Executive Committee at the time of such nomination or election; or
     (iii) is a representative of, or was approved by, a Permitted Holder.
“Controlled Subsidiary” means a Restricted Subsidiary which is engaged in a Related Business:
     (i) 80% or more of the outstanding Equity Interests of which (other than Equity Interests constituting directors’ qualifying shares to the extent mandated by applicable law) are owned by Mediacom Broadband LLC or by one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries or by Mediacom Broadband LLC and one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries;
     (ii) of which Mediacom Broadband LLC possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of Voting Equity Interests, by agreement or otherwise; and
     (iii) all of whose Indebtedness is Non-Recourse Indebtedness.
“Cumulative Credit” means the sum of:
     (i) $25.0 million; plus
     (ii) the aggregate Net Cash Proceeds received by Mediacom Broadband LLC or a Restricted Subsidiary from the issue or sale (other than to a Restricted Subsidiary) of Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) on or after the Existing Notes Issue Date; plus
     (iii) the principal amount (or accreted amount (determined in accordance with generally accepted accounting principles), if less) of any Indebtedness, or the liquidation preference or redemption payment value of any Disqualified Equity Interests, of Mediacom Broadband LLC or any Restricted Subsidiary which has been converted into or exchanged for Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) on or after the Existing Notes Issue Date; plus
     (iv) cumulative Operating Cash Flow from and after the Existing Notes Issue Date, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero; plus
     (v) to the extent not already included in Operating Cash Flow, if any Investment constituting a Restricted Payment that was made after the Existing Notes Issue Date is sold or otherwise liquidated or repaid or any Unrestricted Subsidiary which was designated as an Unrestricted Subsidiary after the Existing Notes Issue Date is sold or otherwise liquidated, the fair market value of such Restricted Payment (less the cost of disposition, if any) on the date of such sale, liquidation or repayment, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution; plus
     (vi) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as an Unrestricted Subsidiary at such time, determined in accordance with the provisions described under “Covenants—Designation of Unrestricted Subsidiaries” above.
“Cumulative Interest Expense” means the aggregate amount of Consolidated Interest Expense paid or accrued by the Issuers and the Restricted Subsidiaries from and after the Existing Notes Issue Date, to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.
“Debt to Operating Cash Flow Ratio” means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the “Determination Date”) to (ii) four times the Operating Cash Flow for the latest three months for which financial information is available immediately preceding such Determination Date (the “Measurement Period”). For purposes of calculating Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date:
     (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;
     (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and
     (III) if Mediacom Broadband LLC or any Restricted Subsidiary shall have in any manner (x) acquired (including, without limitation, through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.
“Disqualified Equity Interest” means (i) any Equity Interest issued by Mediacom Broadband LLC which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each such case, upon the occurrence of a Change of Control) in whole or in part, or is exchangeable into Indebtedness, on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding; and (ii) any Equity Interest issued by any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is exchangeable into Indebtedness.
“Equity Interest” in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including, without limitation, partnership interests, whether general or limited, and membership interests in such Person, including, without limitation, any Preferred Equity Interests.
“Equity Offering” means a public or private offering or sale (including, without limitation, to any Affiliate) by Mediacom Broadband LLC or a Restricted Subsidiary for cash of its respective Equity Interests (other than Disqualified Equity Interests) or options, warrants or rights with respect to such Equity Interests.
“Excess Proceeds” means, with respect to any Asset Sale, the then Available Asset Sale Proceeds less any such Available Asset Sale Proceeds that are required to be applied and are applied in accordance with clause (iii)(b)(1) of the first paragraph of “Repurchase at the Option of Holders — Asset Sales” above.
“Exchange Notes” means the 8 1/2% Notes due 2015 to be issued pursuant to the Indenture in connection with a registration pursuant to the Registration Rights Agreement.
“Executive Committee” means:
     (i) so long as Mediacom Broadband LLC is a limited liability company, (x) while the Operating Agreement is in effect, the Executive Committee authorized there under, and (y) at any other time, the manager or board of managers of Mediacom Broadband LLC, or management committee, board of directors or similar governing body responsible for the management of the business and affairs of Mediacom Broadband LLC or any committee of such governing body;
     (ii) if Mediacom Broadband LLC were to be reorganized as a corporation, the board of directors of Mediacom Broadband LLC; and
     (iii) if Mediacom Broadband LLC were to be reorganized as a partnership, the board of directors of the corporate general partner of such partnership (or if such general partner is itself a partnership, the board of directors of such general partner’s corporate general partner).
“Existing Notes Issue Date” means June 29, 2001.
“Future Subsidiary Credit Facilities” means one or more debt facilities (other than the Subsidiary Credit Facility) entered into from time to time after the date of the Indenture by one or more Restricted Subsidiaries or groups of Restricted Subsidiaries with banks or other institutional lenders, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including, without limitation, any amendment (including, without limitation, any amendment and restatement), modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom Broadband LLC as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders.
“Guarantor” means any Subsidiary of Mediacom Broadband LLC that guarantees the Issuers’ obligations under the Indenture and the Notes issued after the date of the Indenture pursuant to “Covenants—Limitation on Guarantees of Certain Indebtedness” above.
“Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.
“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred” and “Incurring” shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with Mediacom Broadband LLC or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with Mediacom Broadband LLC or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with Mediacom Broadband LLC or any Restricted Subsidiary.
“Indebtedness” means, with respect to any Person, without duplication, any indebtedness, secured or unsecured, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the deferred and unpaid balance of the purchase price of property or services (but excluding trade payables incurred in the ordinary course of business and noninterest bearing installment obligations and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied, and shall also include, to the extent not otherwise included (but without duplication):
     (i) any Capitalized Lease Obligations;
     (ii) obligations secured by a lien to which any property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed;

     (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor); and
     (iv) obligations of Mediacom Broadband LLC or any Restricted Subsidiary under any Hedging Agreement applicable to any of the foregoing (if and only to the extent any amount due in respect of such Hedging Agreement would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied).
Indebtedness (i) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, Incurred in the ordinary course of business, including in connection with pole rental or conduit attachments and the like or the requirements of cable television franchising authorities, and otherwise consistent with industry practice; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided such obligations are extinguished within five business days of their Incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; and (iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination.
“Investment” means, directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by means of a guarantee) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the acquisition, by purchase or otherwise, of any stock, bonds, notes, debentures, partnership, membership or joint venture interests or other securities or other evidence of beneficial interest of any Person; provided that the term “Investment” shall not include any such advance, loan or extension of credit having a term not exceeding 90 days arising in the ordinary course of business or any pledge of Equity Interests pursuant to the Subsidiary Credit Facility or any Future Subsidiary Credit Facility. If Mediacom Broadband LLC or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interest in any direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, Mediacom Broadband LLC no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests in such Restricted Subsidiary, Mediacom Broadband LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Voting Equity Interests in such former Restricted Subsidiary not sold or disposed of.
“Lien” means any mortgage, pledge, lien, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof or any agreement to give a security interest).
“Management Agreements” means the Management Agreements dated as of June 6, 2001 by and between Mediacom Communications and each of MCC Georgia LLC, MCC Illinois LLC, MCC Iowa LLC and MCC Missouri LLC, as the same may be amended, supplemented or modified from time to time.
“Mediacom Broadband Group Credit Agreement” means the credit agreement dated as of July 18, 2001, as amended and restated as of December 16, 2004 and as further modified and supplemented by that certain incremental facility agreement dated as of May 3, 2005, all by and among MCC Georgia LLC, MCC Illinois LLC, MCC Iowa LLC and MCC Missouri LLC and JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto establishing a reducing revolving credit facility and term loans.
“Mediacom Broadband Preferred Membership Interest” means the $150.0 million 12.0% preferred membership interest of Mediacom Broadband LLC issued to Mediacom Communications and/or one or more of its direct or indirect subsidiaries in connection with the AT&T Acquisitions.
“Mediacom Communications” means Mediacom Communications Corporation, a Delaware corporation.
“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests, the proceeds in the form of cash or Cash Equivalents received by Mediacom Broadband LLC or any Restricted Subsidiary of such issuance or sale and net of attorneys’ fees, accountants fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Non-Recourse Indebtedness” means Indebtedness of a Person (i) as to which neither the Issuers nor any of the Restricted Subsidiaries (other than such Person or any Subsidiaries of such Person) (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) the incurrence of which will not result in any recourse against any of the assets of either the Issuers or the Restricted Subsidiaries (other than to such Person or to any Subsidiaries of such Person and other than to the Equity Interests in such Person or in another Restricted Subsidiary or an Unrestricted Subsidiary pledged by Mediacom Broadband LLC, a Restricted Subsidiary or an Unrestricted Subsidiary); provided, however, that Mediacom Broadband LLC or any Restricted Subsidiary may make a loan to a Controlled Subsidiary or an Unrestricted Subsidiary, or guarantee a loan made to a Controlled Subsidiary or an Unrestricted Subsidiary, if such loan or guarantee is permitted by “Covenants—Limitation on Restricted Payments” above at the time of the making of such loan or guarantee, and such loan or guarantee shall not constitute Indebtedness which is not Non-Recourse Indebtedness.
“Notes” means the 81/2% Senior Notes due 2015 to be issued by Mediacom Broadband LLC and Mediacom Broadband Corporation.
“Operating Agreement” means the Operating Agreement of Mediacom Broadband LLC dated as of June 29, 2001, as the same may be amended, supplemented or modified from time to time.
“Operating Cash Flow” means, with respect to Mediacom Broadband LLC and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of:
     (i) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;
     (ii) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and
     (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item (other than the management fees referred to in clause (viii) of the definition of “Consolidated Net Income”) which requires the accrual of, or a reserve for, cash charges for any future period) of Mediacom Broadband LLC and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period and any non-cash compensation expense realized from grants of equity instruments or other rights (including, without limitation, stock options, stock appreciation or other rights, restricted stock, restricted stock units, deferred stock and deferred stock units) to officers, directors and employees of such Person, all of the foregoing determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and de-creased by non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.
“Other Pari Passu Debt” means Indebtedness of Mediacom Broadband LLC or any Restricted Subsidiary that does not constitute Subordinated Obligations and that is not senior in right of payment to the Notes.
“Other Pari Passu Debt Pro Rata Share” means the amount of the applicable Available Asset Sale Proceeds obtained by multiplying the amount of such Available Asset Sale Proceeds by a fraction, (i) the numerator of which is the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale with respect to which Mediacom Broadband LLC or any Restricted Subsidiary is required to use Available Asset Sale Proceeds to repay or make an offer to purchase, prepay or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale Offer with respect to which Mediacom Broadband LLC or any Restricted Subsidiary is required to use the applicable Available Asset Sale Proceeds to offer to repay or make an offer to purchase, prepay or repay.
“Other Permitted Liens” means:
     (i) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied;
     (ii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied;
     (iii) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Mediacom Broadband LLC or its Subsidiaries;
     (iv) Liens related to Capitalized Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom Broadband LLC or any Restricted Subsidiary or a Related Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;
     (v) Liens resulting from the pledge by Mediacom Broadband LLC of Equity Interests in a Restricted Subsidiary in connection with the Subsidiary Credit Facility or a Future Subsidiary Credit Facility or in an Unrestricted Subsidiary in any circumstance, in each such case where recourse to Mediacom Broadband LLC is limited to the value of the Equity Interests so pledged;
     (vi) Liens resulting from the pledge by Mediacom Broadband LLC of intercompany indebtedness owed to Mediacom Broadband LLC in connection with the Subsidiary Credit Facility or a Future Subsidiary Credit Facility;
     (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
     (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);
     (ix) leases or subleases granted to third Persons not interfering with the ordinary course of business of Mediacom Broadband LLC;
     (x) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (xi) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;
     (xii) Liens on the assets of Mediacom Broadband LLC to secure hedging agreements with respect to Indebtedness permitted by the Indenture to be Incurred;
     (xiii) attachment or judgment Liens not giving rise to a Default or an Event of Default; and
     (xiv) any interest or title of a lessor under any capital lease or operating lease.

“Permitted Holder” means:
     (i) Rocco B. Commisso or his spouse or siblings, any of their lineal descendants and their spouses;
     (ii) any controlled Affiliate of any individual described in clause (i) above;
     (iii) in the event of the death or incompetence of any individual described in clause (i) above, such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Equity Interests in Mediacom Broadband LLC;
     (iv) any trust or trusts created for the benefit of each Person described in this definition, including, without limitation, any trust for the benefit of the parents or siblings of any individual described in clause (i) above; or
     (v) any trust for the benefit of any such trust.
“Permitted Investments” means:
     (i) Cash Equivalents;
     (ii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;
     (iii) the extension of credit to vendors, suppliers and customers in the ordinary course of business;
     (iv) Investments existing as of the date of the Indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Mediacom Broadband LLC or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;
     (v) Hedging Agreements;
     (vi) any Investment for which the sole consideration provided is Equity Interests (other than Disqualified Equity Interests) of Mediacom Broadband LLC;
     (vii) any Investment consisting of a guarantee permitted under clause (e) of the second paragraph of “Covenants—Limitation on Indebtedness” above;
     (viii) Investments in Mediacom Broadband LLC, in any Wholly Owned Restricted Subsidiary or in any Controlled Subsidiary or any Person that, as a result of or in connection with such Investment, becomes a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary or is merged with or into or consolidated with Mediacom Broadband LLC or a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary;
     (ix) loans and advances to officers, directors and employees of Mediacom Communications, Mediacom Broadband LLC and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business;
     (x) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of Mediacom Broadband LLC;
     (xi) Related Business Investments; and
     (xii) other Investments made pursuant to this clause (xii) at any time, and from time to time, after the date of the Indenture, in addition to any Permitted Investments described in clauses (i) through (xi) above, in an aggregate amount at any one time outstanding not to exceed $25.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
“Preferred Equity Interest” means, in any Person, an Equity Interest of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.
“Productive Assets” means assets of a kind used or useable by Mediacom Broadband LLC and the Restricted Subsidiaries in any Related Business and specifically includes assets acquired through Asset Acquisitions (it being understood that “assets” may include Equity Interests in a Person that owns such Productive Assets; provided that after giving effect to such transaction, such Person would be a Restricted Subsidiary).
“Related Business” means a cable television, media and communications, telecommunications or data transmission business, and businesses ancillary, complementary or reasonably related thereto, and reasonable extensions thereof.
“Related Business Investment” means:
     (i) any Investment related to the business of Mediacom Broadband LLC and its Restricted Subsidiaries as conducted on the date of the Indenture and as such business may thereafter evolve in the fields of Related Businesses;
     (ii) any Investment in any other Person (including, without limitation, any Affiliate of Mediacom Broadband LLC) primarily engaged in a Related Business; and
     (iii) any customary deposits or earnest money payments made by Mediacom Broadband LLC or any Restricted Subsidiary in connection with or in contemplation of the acquisition of a Related Business.
“Restricted Payment” means:
     (i) any dividend (whether made in cash, property or securities) on or with respect to any Equity Interests in Mediacom Broadband LLC or of any Restricted Subsidiary (other than with respect to Disqualified Equity Interests and other than any dividend made to Mediacom Broadband LLC or another Restricted Subsidiary or any dividend payable in Equity Interests (other than Disqualified Equity Interests) in Mediacom Broadband LLC or any Restricted Subsidiary);
     (ii) any distribution (whether made in cash, property or securities) on or with respect to any Equity Interests in Mediacom Broadband LLC or of any Restricted Subsidiary (other than with respect to Disqualified Equity Interests and other than any distribution made to Mediacom Broadband LLC or another Restricted Subsidiary or any distribution payable in Equity Interests (other than Disqualified Equity Interests) in Mediacom Broadband LLC or any Restricted Subsidiary);
     (iii) any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests in Mediacom Broadband LLC (other than Disqualified Equity Interests), or any warrants, rights or options to purchase or acquire any such Equity interests or any securities exchangeable for or convertible into any such Equity Interests;
     (iv) any redemption, repurchase, retirement or other direct or indirect acquisition for value or other payment of principal, prior to any scheduled final maturity scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations; or
     (v) any Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of Mediacom Broadband LLC that has not been designated by the Executive Committee of Mediacom Broadband LLC by a Committee Resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to “Covenants— Designation of Unrestricted Subsidiaries” above. Any such designation may be revoked by a Committee Resolution delivered to the Trustee, subject to the provisions of such covenant.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
“Significant Subsidiary” means any Restricted Subsidiary which at the time of determination had:
     (A) total assets which, as of the date of Mediacom Broadband LLC’s most recent quarterly consolidated balance sheet, constituted at least 10% of Mediacom Broadband LLC’s total assets on a consolidated basis as of such date;
     (B) revenues for the three-month period ending on the date of Mediacom Broadband LLC’s most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom Broadband LLC’s total revenues on a consolidated basis for such period; or
     (C) Subsidiary Operating Cash Flow for the three-month period ending on the date of Mediacom Broadband LLC’s most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom Broadband LLC’s total Operating Cash Flow on a consolidated basis for such period.
“Subordinated Obligations” means with respect to either of the Issuers, any Indebtedness of either of the Issuers which is expressly subordinated in right of payment to the Notes.
“Subsidiary” means with respect to any Person, any other Person the majority of whose voting stock, membership interests or other Voting Equity Interests is or are owned by such Person or another Subsidiary of such Person. Voting stock in a corporation is Equity Interests having voting power under ordinary circumstances to elect directors.
“Subsidiary Credit Facility” means the Mediacom Broadband Group Credit Agreement, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including, without limitation, any amendment (including, without limitation, any amendment and restatement), modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom Broadband LLC as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders, pursuant to which (i) an aggregate amount of Indebtedness up to $1.4 billion may be Incurred pursuant to clause (c)(i) of the second paragraph of “Covenants—Limitation on Indebtedness” above and (ii) any additional amount of Indebtedness in excess of $1.4 billion may be Incurred pursuant to the first paragraph or pursuant to clause (c)(ii) or any other applicable clause (other than clause (c)(i)) of the second paragraph of “Covenants—Limitation on Indebtedness” above.
“Subsidiary Operating Cash Flow” means, with respect to any Subsidiary for any period, the “Operating Cash Flow” of such Subsidiary and its Subsidiaries for such period determined by utilizing all of the elements of the definition of “Operating Cash Flow” in the Indenture, including the defined terms used in such definition, consistently applied only to such Subsidiary and its Subsidiaries on a consolidated basis for such period.
“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2010; provided, however, that if the period from such redemption date to October 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Unrestricted Subsidiary” means any Subsidiary of Mediacom Broadband LLC designated as such pursuant to the provisions of “Covenants—Designation of Unrestricted Subsidiaries” above, and any Subsidiary of an Unrestricted Subsidiary. Any such designation may be revoked by a Committee Resolution delivered to the Trustee, subject to the provisions of such covenant.

“Voting Equity Interests” means Equity Interests in any Person with voting power under ordinary circumstances entitling the holders thereof to elect the Executive Committee, the board of managers, board of directors or other governing body of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary 99% or more of the outstanding Equity Interests of which (other than Equity Interests constituting directors’ qualifying shares to the extent mandated by applicable law) are owned by Mediacom Broadband LLC or by one or more Wholly Owned Restricted Subsidiaries or by Mediacom Broadband LLC and one or more Wholly Owned Restricted Subsidiaries.
No Liability of Managers, Officers, Employees, or Shareholders
     No manager, director, officer, employee, member, shareholder, partner or incorporator of either Issuer or any Subsidiary, as such, will have any liability for any obligations of the Issuers under the Initial Notes, if any, the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and the SEC is of the view that such a waiver is against public policy.
Defeasance and Covenant Defeasance
     The Indenture provides that the Issuers may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust) (“legal defeasance”) or (b) to be released from its obligations with respect to the Notes under certain covenants (and related Events of Default) contained in the Indenture, including but not limited to those described above under “Covenants” (“covenant defeasance”), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (x) no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to Events of Default resulting from certain events of bankruptcy, insolvency or reorganization, would occur at any time in the period ending on the 91st day after the date of deposit) and (y) Mediacom Broadband LLC has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that (i) legal defeasance or covenant defeasance, as the case may be, will not require registration of the Issuers, the Trustee or the trust fund under the Investment Company Act of 1940, as amended, or the Investment Advisors Act of 1940, as amended, and (ii) the holders of the Notes will recognize income, gain or loss for Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under clause (a) above, must refer to and be based upon a private ruling concerning the Notes of the Internal Revenue Service or a ruling of general effect published by the Internal Revenue Service.
Modification of Indenture
     From time to time, the Issuers and the Trustee may, without the consent of holders of the Notes, enter into one or more supplemental indentures for certain specified purposes, including:
     (a) providing for a successor or successors to the Issuers;
     (b) adding guarantees;

     (c) releasing Guarantors when permitted by the Indenture;
     (d) providing for security for the Notes;
     (e) adding to the covenants of the Issuers;
     (f) surrendering any right or power conferred upon the Issuers;
     (g) providing for uncertificated Notes in addition to or in place of certificated Notes;
     (h) making any change that does not adversely affect the rights of any Noteholder; and
     (i) complying with any requirement of the Trust Indenture Act or curing certain ambiguities, defects or inconsistencies.
     The Indenture contains provisions permitting the Issuers and the Trustee, with the consent of holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall, without the consent of each holder affected thereby:
     (i) change or extend the fixed maturity of any Notes, reduce the rate or extend the time of payment of interest or Additional Interest thereon, reduce the principal amount thereof or premium, if any, thereon or change the currency in which the Notes are payable;
     (ii) reduce the premium payable upon any redemption of Notes in accordance with the optional redemption provisions of the Notes or change the time before which no such redemption may be made;
     (iii) waive a default in the payment of principal or interest or Additional Interest on the Notes (except that holders of a majority in aggregate principal amount of the Notes at the time outstanding may (a) rescind an acceleration of the Notes that resulted from a non-payment default and (b) waive the payment default that resulted from such acceleration) or alter the rights of holders of the Notes to waive defaults;
     (iv) adversely affect the ranking of the Notes or the guarantees, if any; or
     (v) reduce the percentage of Notes, the consent of the holders of which is required for any such modification.
     Any existing Event of Default, other than a default in the payment of principal or interest or Additional Interest on the Notes, or compliance with any provision of the Notes or the Indenture, other than any provision related to the payment of principal or interest or Additional Interest on the Notes, may be waived with the consent of holders of at least a majority in aggregate principal amount of the Notes at the time outstanding.
Compliance Certificate
     The Indenture provides that Mediacom Broadband LLC will deliver to the Trustee within 120 days after the end of each fiscal year of Mediacom Broadband LLC an officers’ certificate stating whether or not the signers know of any Event of Default that has occurred. If they do, the certificate will describe the Event of Default and its status.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Internal Revenue Service Circular 230 Notice
     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE LEGAL ADVICE. THE DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS CONTAINED HEREIN IS NOT WRITTEN TO BE USED FOR, AND THE RECIPIENT CANNOT USE SUCH DISCUSSION FOR, THE PURPOSE OF AVOIDING ANY PENALTIES ASSERTED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). EACH HOLDER IS NOTIFIED THAT SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING (WITHIN THE MEANING OF INTERNAL REVENUE SERVICE CIRCULAR 230) OF THE TRANSACTION OR MATTER ADDRESSED HEREIN. EACH HOLDER SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE TRANSACTION OR MATTER ADDRESSED HEREIN BASED ON SUCH HOLDER’S PARTICULAR CIRCUMSTANCES.
     The following is a general discussion of the material U.S. federal income tax consequences of the exchange offer. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will take a similar view of such consequences. This summary deals only with exchange notes held as capital assets within the meaning of Section 1221 of the Code and does not deal with special situations, such as those of dealers in securities, insurance companies, financial institutions, tax-exempt entities, expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, real estate investment trusts, taxpayers subject to the alternative minimum tax, persons holding exchange notes as part of a straddle or a hedge against currency risk or a conversion transaction, or persons whose functional currency is not the U.S. dollar. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. The discussion assumes that the initial notes were acquired for cash at original issue for their original “issue price.” The “issue price” of a note is the first price at which a substantial amount of the notes are sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents, or wholesalers). The discussion below is based on the Code, existing and proposed U.S. Treasury regulations, and judicial decisions and administrative interpretations now in effect, all of which are subject to change, possibly on a retroactive basis.
     As used herein, a “U.S. Holder” means a beneficial owner of an exchange note, for U.S. federal income tax purposes, that is (1) an individual who is a citizen or resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal tax purposes created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons, or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     As used herein, a “Non-U.S. Holder” means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, trust or estate that is not a U.S. Holder. If a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) holds the exchange notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the exchange notes are urged to consult their tax advisors.
Exchange of Notes
     The exchange of notes pursuant to the Exchange Offer will not be treated as a taxable sale, exchange or other disposition of the corresponding initial notes because the terms of the exchange notes are not materially different from the terms of the initial notes. Accordingly:
•	a holder will not recognize gain or loss upon receipt of an exchange note;

•	the holding period of an exchange note will include the holding period of the initial note exchanged therefor; and

•	the adjusted tax basis of an exchange note will be the same as the adjusted tax basis of the initial note exchanged.
     The filing of a shelf registration statement will not result in a taxable exchange to us or to any holder of a note.
U.S. federal income taxation of U.S. Holders
Payments of interest
     Interest payable on an exchange note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
     We have the option to redeem all or a portion of the exchange notes on certain dates. Under certain circumstances, a holder may be entitled to require us to repurchase all or any part of such holder’s exchange notes at a premium upon the occurrence of a change in control. The U.S. Treasury regulations contain special rules for determining the payment schedule, and the yield and maturity of a debt instrument in the event the debt instrument provides for a contingency that could, for example, result in the acceleration or deferral of one or more payments. For purposes of determining the yield and maturity of the exchange notes, it should be presumed on the issue date that we will not exercise our unconditional redemption option because such exercise would not minimize the yield of the exchange notes. The payment schedule of the exchange notes without taking into account a holder’s conditional option to require us to repurchase its exchange notes at a premium should be used for purposes of determining the yield and maturity of the exchange notes because such payment schedule is significantly more likely than not to occur and/or because such contingencies should be viewed as remote or incidental. However, if we exercise our redemption option or are otherwise required to pay additional amounts on the exchange notes, or if a holder exercises its option to require us to repurchase its exchange notes upon the occurrence of a change of control, the yield and maturity of the exchange notes should be redetermined using the new payment schedule by treating the exchange notes as retired and reissued on that date.
Sale, exchange or retirement of exchange notes
     Upon the sale, exchange, retirement or other disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition (not including amounts attributable to accrued but unpaid interest which is taxable as described above) and such holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in an exchange note will generally equal the purchase price paid by such holder for the exchange note.
     In general, gain or loss realized on the sale, exchange, retirement or other disposition of an exchange note by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if, at the time of disposition, the U.S. Holder has held the exchange note for more than one year. The maximum U.S. federal income tax rate on long-term capital gains with respect to exchange notes held by non-corporate holders is 15%. The deductibility of capital losses is subject to certain limitations.
U.S. federal income taxation of Non-U.S. Holders
Payments of interest
     The payment to a Non-U.S. Holder of interest on an exchange note that is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States generally will not be subject to a 30% U.S. federal withholding tax provided that the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of the voting stock of Mediacom Communications within the meaning of the Code and U.S. Treasury regulations; (2) is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and U.S. Treasury regulations; (3) is not a bank whose receipt of interest on the exchange notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (4)(a) provides its name and address on an IRS Form W-8BEN and certifies under penalties of perjury that it is not a U.S. person or (b) a bank, brokerage house, or other financial institution that holds the exchange notes on behalf of the Non-U.S. Holder in the ordinary course of its trade or business (“financial institutions”) certifies to us, under penalty of perjury, that it has received an IRS Form W-8BEN from the beneficial owner and furnishes us with a copy thereof. In the case of financial institutions that have entered into a withholding agreement with the IRS to become qualified intermediaries, an alternative method may be applicable for satisfying the certification requirement described in (4)(b).
     If a Non-U.S. Holder cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty. The 30% U.S. federal withholding tax will not apply to interest that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States if the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI. To provide the foregoing certifications, the Non-U.S. Holder may, under certain circumstances, be required to obtain a U.S. taxpayer identification number (“TIN”).
     If a Non-U.S. Holder of an exchange note is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder unless the Non-U.S. Holder can claim an exemption under an applicable income tax treaty. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
Sale, exchange or retirement of exchange notes
     Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, retirement or other disposition of an exchange note unless (1) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; or (2) in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met. Notwithstanding (1) and (2), a Non-U.S. Holder will not be subject to U.S. federal income tax if an applicable treaty exemption applies and the appropriate documentation is provided.
U.S. federal estate taxation of Non-U.S. Holders
     Subject to applicable estate tax treaty provisions, an exchange note that is held by an individual who, at the time of death, is not a citizen or resident of the United States generally will not be subject to U.S. federal estate tax if, at the time of the individual’s death, (1) the individual does not own actually or constructively 10% or more of the total combined voting power of the voting stock of Mediacom Communications and (2) interest on the exchange note would not have been, if received at the time of such holder’s death, effectively connected with such holder’s conduct of a trade or business within the United States.
Information reporting and backup withholding
     U.S. Holders, unless otherwise exempt as noted below, will be subject to information reporting with respect to payments of principal, interest, and the gross proceeds from the sale, exchange, retirement or other disposition of an exchange note. Backup withholding at the applicable rate (currently 28%) may apply to payments of interest and to the gross proceeds from the sale, exchange, retirement or other disposition of an exchange note if the U.S. Holder (1) fails to furnish its TIN on an IRS Form W-9 (or suitable substitute form) within a reasonable time after a request therefor; (2) furnishes an incorrect TIN; (3) fails to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. U.S. Holders of the exchange notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     Non-U.S. Holders generally will not be subject to backup withholding with respect to payments of interest made on the exchange notes if we do not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person and such holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding. Such payments, however, generally would be subject to reporting requirements.
     Non-U.S. Holders will be subject to backup withholding and information reporting with respect to payments of the gross proceeds from the sale, exchange, retirement or other disposition of an exchange note effected by or through a U.S. office of a broker unless the Non-U.S. Holder certifies as to its non-U.S. status on IRS Form W-8BEN or otherwise establishes an exemption.
     Non-U.S. Holders generally will not be subject to information reporting and backup withholding with respect to payments of disposition proceeds if the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States. However, information reporting will generally apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker which fails to maintain documentary evidence that the holder is a Non-U.S. Holder or that the holder otherwise is entitled to an exemption, if the broker is (1) a U.S. person; (2) a foreign person which derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States; (3) a controlled foreign corporation for U.S. federal income tax purposes; or (4) a foreign partnership (a) more than 50% of the capital or profits interest of which is owned by U.S. persons or (b) which is engaged in a U.S. trade or business. Backup withholding will apply to a payment of those disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.
     Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a U.S. Holder or a Non-U.S. Holder of the exchange notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

EXCHANGE OFFER
Registration Rights Agreement
     The initial notes were originally issued on August 30, 2005 to J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Wachovia Capital Markets LLC, Deutsche Bank Securities Inc., and Harris Nesbitt Corp., pursuant to a purchase agreement dated August 16, 2005. The initial purchasers subsequently resold the initial notes in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act. We are parties to a registration rights agreement with the initial purchasers entered into as a condition to the closing of the offering of the initial notes under the purchase agreement. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the initial notes, at our cost to:
•	file an exchange offer registration statement on or before February 27, 2006 with the Securities and Exchange Commission with respect to the exchange offer for the initial notes; and

•	use our best efforts to have the registration statement declared effective under the Securities Act by June 26, 2006.
     Upon the registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the initial notes. We will keep the exchange offer open for not less than 20 business days and not more than 30 business days, or, in each case, longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the initial notes. A holder of initial notes that are surrendered to us pursuant to the exchange offer will receive exchange notes having an aggregate principal amount equal to that of the surrendered initial notes. The exchange notes will be identical to the initial notes in all material respects, except that the cash interest rate step-up provisions shall be modified or eliminated, as appropriate, and the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.
     Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, we believe that the exchange notes will in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any broker-dealer and any such holder of the initial notes using the exchange offer to participate in a distribution of the exchange notes:
•	will not be able to rely on these interpretations of the staff of the Securities and Exchange Commission;

•	will not be able to tender its initial notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the initial notes, unless such sale or transfer is made pursuant to an exemption from such requirements.
     As contemplated by the no-action letters discussed above and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that at the time of the consummation of the exchange offer:
•	the exchange notes received by the holder are acquired in the ordinary course of business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the initial notes or the exchange notes; and

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.
     Each holder participating in the exchange offer for the purpose of distributing the exchange notes must acknowledge and agree that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on the no-action letters discussed above.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes, where the initial notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended and supplemented from time to time, may be used by a broker-dealer in connection with any resale of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that for the nine month period after the consummation of this exchange offer, exclusive of any period during which any stop order shall be in effect suspending the effectiveness of the exchange offer registration statement, we will make this prospectus, as it may be amended and supplemented from time to time, available to any such broker-dealer for use in connection with any resale of such exchange notes.
     In the event that:
•	we have not filed an exchange offer registration statement (or, if applicable, the resale registration discussed below under “—Shelf Registration Statement”) on or before February 27, 2006 (or, if we are otherwise required to file a registration statement relating to the resale registration, we do not so file such registration statement within the time period provided for in the registration rights agreement); or

•	such registration statement has not become effective by June 26, 2006 (or, in the case of any such registration statement relating to the resale registration, we do not so file such registration statement within 120 days following the date such registration statement was required to be filed); or

•	the Exchange Offer has not been consummated by August 30, 2006; or

•	any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective
(any such event referred to in clauses (1) through (4), the ''Registration Default’’), then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as the Registration Default is no longer in effect (at which time the interest rate will be reduced to its initial rate), by .25% during the first 90-day period following the occurrence and during the continuation of such Registration Default, which rate shall increase by an additional .25% for each subsequent 90-day period during which such Registration Default continues up to a maximum of 1.0% (“Additional Interest”).
Shelf Registration Statement
     The registration rights agreement provides that if:
•	due to any change of law or applicable interpretations by the Securities and Exchange Commission’s staff, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer;

•	for any other reason the exchange offer is not consummated by August 25, 2006;

•	an initial purchaser so requests with respect to initial notes that are not eligible to be exchanged for exchange notes in this exchange offer and that are held by such initial purchaser following consummation of this exchange offer;

•	any holder of initial notes, other than an initial purchaser, is not eligible to participate in this exchange offer; or

•	any initial purchaser does not receive freely tradable exchange notes in exchange for initial notes constituting any portion of an unsold allotment,

then we will as promptly as practicable, but in no event more than 180 days after so required or requested, file with the Commission a shelf registration statement relating to all such initial notes. We will use our best efforts to cause the shelf registration statement to be declared effective by the Commission and keep the shelf registration statement continuously effective, supplemented and amended for a period of two years from the date the initial notes or exchange notes exchanged privately, as applicable, have been sold.
     Holders of securities to be sold pursuant to any shelf registration statement will be required to furnish to us such information regarding the holder and the distribution of such securities as we may reasonably require for inclusion in such registration statement. Each holder of securities covered by a registration statement will be deemed to have agreed to indemnify us, our directors, our officers who sign such registration statement and each person who controls us within the meaning of the Securities Act and the Securities Exchange Act of 1934 against certain losses arising out of information furnished by such holder in writing for inclusion in such registration statement. Holders of securities covered by a registration statement will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.
Expiration Date; Extensions; Amendments; Termination
     This exchange offer will expire at 5:00 p.m., New York City time, on      , unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days but not more than 30 business days (or, in each case, longer, if required by applicable law) after the date on which we mail notice of the exchange offer to holders as provided in Rule 14e-1(a) under the Securities Exchange Act of 1934 and the registration rights agreement.
     To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will also need to notify the holders of the initial notes by mailing an announcement to such holders or by means of a press release or other public announcement, unless otherwise required by applicable law or regulation.
     We expressly reserve the right:
•	to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have occurred and have not been waived by us, if permitted to be waived, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.
     If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If any material change is made to the terms of the exchange offer, we will disclose the change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will also extend the exchange offer for an additional five to ten business days as required by the Securities Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral, promptly confirmed in writing, or written notice to the exchange agent.

Procedures for Tendering Initial Notes
     To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

Regular Delivery Procedure:	Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the completed letter of transmittal or the facsimile, together with the certificates representing your initial notes being tendered and any other required documents, to the exchange agent so that the exchange agent receives such documents and initial notes on or before 5:00 p.m., New York City time, on the expiration date.

Book-Entry Delivery Procedure:	Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company (“DTC”) as contemplated by the procedures for book-entry transfer described below under "—Book-Entry Delivery Procedure,” for receipt in such account on or before 5:00 p.m., New York City time, on the expiration date.

Guaranteed Delivery Procedure:	If time will not permit you to complete your tender by using the procedures described above before the expiration date, comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery Procedure.”
     The method of delivery of initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.
     Only a holder of initial notes may tender initial notes in this exchange offer. For purposes of this exchange offer, a holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.
     If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact this registered holder promptly and instruct this registered holder to tender these notes on your behalf. If you wish to tender these initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution means an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, including:
•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	certain savings associations.
     However, signatures on a letter of transmittal do not have to be guaranteed if initial notes are tendered:
•	by a registered holder, or by a participant in DTC in the case of book-entry transfers, whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder, or deposited into this participant’s account at DTC in the case of book-entry transfers; or

•	for the account of an eligible institution.
     If the letter of transmittal or any bond powers are signed by:
•	the recordholder(s) of the initial notes tendered: The signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever;

•	a participant in DTC: The signature must correspond with the name as it appears on the security position listing as the holder of the initial notes;

•	a person other than the registered holder of any initial notes: These initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes;

•	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: These persons should so indicate such capacities when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.
Book-Entry Delivery Procedure
     Any financial institution that is a participant in DTC’s system may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC according to DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.
     A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedure
     If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes, the letter of transmittal or other required documents to reach the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed, and an agent’s message (or letter of transmittal (or facsimile thereof)) cannot be delivered, on or prior to the expiration date, you may still tender in this exchange offer if:

•	you tender through an eligible institution;

•	on or before the expiration date the exchange agent receives from the holder and the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes, the certificate numbers of the initial notes and the principal amount of initial notes tendered, stating that the tender is being made pursuant to the notice of guaranteed delivery and guaranteeing that within three New York Stock Exchange trading days after the expiration date a properly completed and duly executed letter of transmittal (or facsimile thereof) and the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message (or letter of transmittal (or facsimile thereof)), as the case may be, and the letter of transmittal and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	a properly completed and duly executed letter of transmittal (or facsimile thereof) and the certificates for all your tendered initial notes in proper form for transfer, or a book-entry confirmation with an agent’s message (or letter of transmittal (or facsimile thereof)), as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.
Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes
     Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.
     We will be deemed to have received your tender as of the date when the exchange agent receives:
•	your duly signed letter of transmittal accompanied by your initial notes;

•	a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message (or a letter of transmittal (or facsimile thereof)); or

•	a notice of guaranteed delivery from an eligible institution.
     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.
     We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we shall determine. Neither the exchange agent, any other person or we will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither the exchange agent nor we will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.
     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer below to “—Conditions to the Exchange Offer.” For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if, we give oral or written notice of acceptance to the exchange agent.
     We will issue the exchange notes in exchange for the initial notes tendered by a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message (or a letter of transmittal (or facsimile thereof)), in each case, in form satisfactory to us and the exchange agent.
     If any tendered initial notes are not accepted for any reason or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.
     In addition, we reserve the right in our sole discretion, but in compliance with the provisions of the indenture, to:
•	purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described below under “—Expiration Date; Extensions; Amendments; Termination,” to terminate the exchange offer as provided by the terms of our registration rights agreement; and

•	purchase initial notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.
     The terms of any of the purchases or offers described above could differ from the terms of the exchange offer.
Withdrawal of Tenders
     Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.
     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered initial notes for exchange by us.
     Any notice of withdrawal must:
•	specify the name of the person having tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and the total principal amount of these notes;

•	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender; and

•	state that you are withdrawing your tender of initial notes.
     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.
     You may re-tender properly withdrawn initial notes in this exchange offer by following one of the procedures described above under “—Procedures for Tendering Initial Notes” at any time before the expiration date.

Conditions to the Exchange Offer
     With exceptions, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:
•	the exchange offer violates applicable law or any interpretation of the staff of the Securities and Exchange Commission;

•	any required governmental approval has not been obtained; or

•	a court or any governmental authority has issued an injunction, order or decree that would prevent or impair our ability to proceed with the exchange offer.
     These conditions are for our sole benefit. We may assert any of these conditions regardless of the circumstances giving rise to any of them. We may also waive these conditions, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion, but within the limits of applicable law, that any of the foregoing events or conditions has occurred or exists or has not been satisfied. Our failure at any time to exercise any of our rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which we may assert at any time and from time to time.
     If we determine that we may terminate the exchange offer, as provided above, we may:
•	refuse to accept any initial notes and return any initial notes that have been tendered to their holders;

•	extend the exchange offer and retain all initial notes tendered before the expiration date, allowing, however, the holders of tendered initial notes to exercise their rights to withdraw their tendered initial notes; or

•	waive any termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided above under “—Expiration Date; Extensions; Amendments; Termination.”
     If we determine that we may terminate the exchange offer, we may be required to file a shelf registration statement with the Securities and Exchange Commission as described under “—Shelf Registration Statement.” The exchange offer is not dependent upon any minimum principal amount of initial notes being tendered for exchange.
Accounting Treatment
     We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the initial exchange notes over the term of the exchange notes.
Exchange Agent
     We have appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:
Deutsche Bank Trust Company Americas
60 Wall Street
27th Floor
NYC60-2710
New York, NY 10005
Attention: Trust and Securities Services
Telephone: (800) 735-7777
Fax Number: (615) 835-3701

Fees and Expenses
     We will bear the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders under the exchange offer is being made by mail; however, our officers and other employees may make additional solicitations by telegraph, telephone, telecopy or in person.
     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.
     We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.
     We will generally pay all transfer taxes, if any, applicable to the exchange of initial notes under the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other person, if:
•	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered; or

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.
     If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.
Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences
     If you do not properly tender your initial notes in the exchange offer, your initial notes will remain outstanding and continue to accrue interest. However, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our exchange and registration rights agreement. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. You should refer to “Risk Factors—Your failure to participate in this exchange offer will have adverse consequences.”

BOOK-ENTRY; DELIVERY AND FORM
     Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediate available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee, any paying agent and any of the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.
     So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:
•	receiving payment on the notes;

•	receiving notices; and

•	for all other purposes under the Indenture and the notes.
     Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by DTC and its participants.
     Except as described below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant in DTC, the person must rely on the procedures of the participant in DTC through which that person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.
     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.
     Although DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. of Luxembourg (“Clearstream”) have agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of us, the trustee, any agent of an initial purchaser or ours will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     DTC has provided the following information to us. DTC is a:
•	limited-purpose trust company organized under the New York Banking Law;

•	a banking organization within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.
Certificated Notes
     Notes represented by a global security are exchangeable for certificated notes only if:
•	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency, and a successor depository is not appointed by us within 90 days;

•	we determine not to require all of the notes to be represented by a global security and notifies the trustee of their decision; or

•	an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.
     Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated notes:
•	certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

•	payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency we maintain for these purposes; and

•	no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.
     Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.
     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of an interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION
     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [ , 2006], all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
     We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal accompanying this prospectus states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer [(including the expenses of one counsel for the holder of the initial notes)] other than commissions or concessions of any brokers or dealers and will indemnify the holders of the initial notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
     The validity of the notes offered hereby will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York. Robert L. Winikoff, a member of the board of directors of Mediacom Communications, is a partner of Sonnenschein Nath & Rosenthal LLP. Mr. Winikoff beneficially owns 26,200 shares of Class A common stock. Mr. Winikoff also has 5,000 restricted stock units and options to purchase 51,400 shares of Class A common stock of Mediacom Communications.
EXPERTS
     The financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 of Mediacom Broadband LLC and its subsidiaries included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
AVAILABLE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, to register the exchange notes. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the Commission. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the Commission at the

Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. You can also review such material by accessing the Commission’s Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.
     As a result of this exchange offer, we will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act. So long as we are subject to these periodic reporting requirements, we will continue to furnish the information required thereby to the Commission. We are required to file periodic reports with the Commission pursuant to the Securities Exchange Act during our current fiscal year and thereafter so long as the exchange notes are held by at least 300 registered holders. We do not anticipate that, for periods following December 31, 2005, the exchange notes will be held of record by more than 300 registered holders. Therefore, we do not expect to be required to comply with the periodic reporting requirements imposed under the Securities Exchange Act after that date. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission, unless the Commission will not accept such a filing:
•	all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, regarding a discussion of the annual information only, a report thereon by our certified independent public accountants; and

•	all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.
     In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

INDEX TO FINANCIAL STATEMENTS
Mediacom Broadband LLC

Report of Independent Registered Public Accounting Firm

To the Member of Mediacom Broadband LLC:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Mediacom Broadband LLC and its subsidiaries at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the consolidated financial statement schedule listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 15, 2005

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands)

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,130	$9,379
Subscriber accounts receivable, net of allowance for doubtful accounts of $2,803 and $2,455, respectively	31,287	34,522
Prepaid expenses and other assets	2,787	9,278

Total current assets	43,204	53,179
Investment in cable television systems:
Property, plant and equipment, net of accumulated depreciation of $306,894 and $204,305, respectively	723,248	743,120
Intangible assets, net of accumulated amortization of $55,934 and $53,377, respectively	1,471,884	1,473,854

Total investment in cable television systems	2,195,132	2,216,974
Other assets, net of accumulated amortization of $7,026 and $5,176, respectively	19,909	17,631

Total assets	$2,258,245	$2,287,784

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES
Accrued liabilities	$115,379	$148,969
Deferred revenue	20,831	20,202
Current portion of long-term debt	36,316	9,771

Total current liabilities	172,526	178,942
Long-term debt, less current portion	1,327,639	1,344,897
Other non-current liabilities	12,923	24,929

Total liabilities	1,513,088	1,548,768

PREFERRED MEMBERS’ INTEREST	150,000	150,000

MEMBER’S EQUITY
Capital contributions	725,000	725,000
Accumulated deficit	(129,843)	(135,984)

Total member’s equity	595,157	589,016

Total liabilities, preferred members’ interests and member’s equity	$2,258,245	$2,287,784

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(All dollar amounts in thousands)

	Years ended December 31,

	2004	2003	2002

Revenues	$585,039	$552,342	$512,792

Costs and expenses:
Service costs (exclusive of depreciation and amortization of $107,592, $113,007 and $123,704, respectively, shown separately below)	225,764	215,310	207,053
Selling, general and administrative expenses	126,575	118,918	105,407
Management fee expense	10,585	9,322	6,967
Depreciation and amortization	107,592	113,007	123,704

Operating income	114,523	95,785	69,661

Interest expense, net	(86,125)	(82,536)	(76,790)
Gain (loss) on derivatives, net	10,929	2,807	(15,049)
Other expense	(4,475)	(5,974)	(5,066)

Net income (loss)	$34,852	$10,082	$(27,244)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN
MEMBER’S EQUITY
(All dollar amounts in thousands)

	Capital	Accumulated
	Contributions	Deficit	Total

Balance, December 31, 2001	$725,000	$(58,706)	$666,294
Net loss	—	(27,244)	(27,244)
Dividend payments to related party on Preferred Members Interest	—	(18,000)	(18,000)
Dividend payments to MCC	—	(10,528)	(10,528)

Balance, December 31, 2002	$725,000	$(114,478)	$610,522
Net income	—	10,082	10,082
Dividend payments to related party on Preferred Members Interest	—	(18,000)	(18,000)
Dividend payments to MCC	—	(13,588)	(13,588)

Balance, December 31, 2003	$725,000	$(135,984)	$589,016
Net income	—	34,852	34,852
Dividend payments to related party on Preferred Members Interest	—	(18,000)	(18,000)
Dividend payments to MCC	—	(10,711)	(10,711)

Balance, December 31, 2004	$725,000	$(129,843)	$595,157

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
(All dollar amounts in thousands)

	Years ended December 31,

	2004	2003	2002

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income (loss)	$34,852	$10,082	$(27,244)
Adjustments to reconcile net income (loss ) to net cash provided by operating activities:
Depreciation and amortization	107,592	113,007	123,704
(Gain) loss on derivatives, net	(10,929)	(2,807)	15,049
Amortization of deferred financing costs	2,099	2,365	2,248
Changes in assets and liabilities, net of effects from acquisitions:
Subscriber accounts receivable, net	3,235	927	(9,521)
Prepaid expenses and other assets	6,491	(955)	(1,723)
Accounts payable and accrued expenses	(33,590)	(29,134)	18,627
Deferred revenue	629	1,831	2,369
Other non-current liabilities	(4,075)	1,311	1,550

Net cash flows provided by operating activities	106,304	96,627	125,059

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(83,656)	(118,039)	(234,832)
Acquisitions of cable television systems	—	(5,047)	—
Proceeds from sale of cable television systems	—	11,989	—
Other investing activities	(1,738)	(5,516)	(4,478)

Net cash flows used in investing activities	(85,394)	(116,613)	(239,310)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
New borrowings	126,750	144,554	183,000
Repayment of debt	(117,463)	(93,659)	(85,000)
Dividend payments on preferred members’ interests	(18,000)	(18,000)	(18,000)
Dividend payment to parent	(10,711)	(13,588)	(10,528)
Financing costs	(1,735)	(249)	(492)

Net cash flows (used in) provided by financing activities	(21,159)	19,058	68,980

Net decrease in cash and cash equivalents	(249)	(928)	(45,271)

CASH AND CASH EQUIVALENTS, beginning of period	9,379	10,307	55,578

CASH AND CASH EQUIVALENTS, end of period	$9,130	$9,379	$10,307

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$86,388	$83,673	$81,015

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures financed through capital leases	$—	$5,773	$—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization

           Mediacom Broadband LLC (“Mediacom Broadband,” and collectively with its subsidiaries, the “Company”), a Delaware limited liability company wholly-owned by Mediacom Communications Corporation (“MCC”), was organized for the purpose of acquiring cable systems from AT&T Broadband, LLC in 2001. As of December 31, 2004, the Company was operating cable systems in the states of Georgia, Illinois, Iowa and Missouri.

           Mediacom Broadband relies on its parent, MCC, for various services such as corporate and administrative support. The financial position, results of operations and cash flows of Mediacom Broadband could differ from those that would have resulted had Mediacom Broadband operated autonomously or as an entity independent of MCC. See Notes 7, 8 and 9.

           Mediacom Broadband Corporation, a Delaware corporation wholly-owned by Mediacom Broadband, co-issued, jointly and severally, with Mediacom Broadband $400.0 million aggregate principal amount of the 11% senior notes due July 15, 2013. Mediacom Broadband Corporation has no assets (other than a $100 receivable from affiliate), operations, revenues or cash flows. Therefore, separate financial statements have not been presented for this entity.

(2) Summary of Significant Accounting Policies

        Basis of Preparation of Consolidated Financial Statements

           The consolidated financial statements include the accounts of Mediacom Broadband and its subsidiaries. All significant intercompany transactions and balances have been eliminated. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The accounting estimates that require management’s most difficult and subjective judgments include assessment and valuation of intangibles, useful lives of property, plant and equipment and the valuation of programming liabilities. Actual results could differ from those and other estimates.

        Change in Estimate

           Effective July 1, 2003, the Company changed the estimated useful lives of its cable systems and equipment. The changes in estimated useful lives were made to reflect management’s evaluation of the longer economic lives of the Company’s upgraded and rebuilt network. The new asset lives are consistent with those used by companies in the cable television industry. The weighted average useful lives of such fixed assets changed from approximately 7 years to approximately 12 years. These changes were made on a prospective basis and resulted in an increase in net income of approximately $46.0 million for the year ended December 31, 2004, as compared to approximately $22.3 for the year ended December 31, 2003

        Revenue Recognition

           Revenues include amounts billed to customers for services provided, installations, advertising and other services. Revenues from video and data services are recognized when the services are provided to the customers. Installation revenues are less than direct installation costs. Therefore, installation revenues are recognized as connects are completed. Advertising sales are recognized in the period that the advertisements are exhibited. Franchise fees are collected on a monthly basis and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses as a component of selling, general and administrative.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Allowance for Doubtful Accounts

           The allowance for doubtful accounts represents the Company’s best estimate of probable losses in the accounts receivable balance. The allowance is based on the number of days outstanding, customer balances, historical experience and other currently available information.

        Cash and Cash Equivalents

           The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

        Concentration of Credit Risk

           The Company’s accounts receivable are comprised of amounts due from subscribers in varying regions throughout the United States. Concentration of credit risk with respect to these receivables is limited due to the large number of customers comprising the Company’s customer base and their geographic dispersion. The Company invests its cash with high quality financial institutions.

        Property, Plant and Equipment

           Property, plant and equipment are recorded at cost. Additions to property, plant and equipment generally include material, labor and indirect costs. Depreciation is calculated on a straight-line basis over the following useful lives:

Buildings	40 years
Leasehold improvements	Life of respective lease
Cable systems and equipment and subscriber devices	4 to 20 years
Vehicles	5 years
Furniture, fixtures and office equipment	5 years

           The Company capitalizes improvements that extend asset lives and expenses repairs and maintenance as incurred. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are removed from the respective accounts and the gains or losses are presented as a separate component on the statement of operations.

           The Company capitalizes the costs associated with the construction of cable transmission and distribution facilities, new customer installations and indirect costs associated with our telephony product. Costs include direct labor and material, as well as certain indirect costs including interest. The Company performs periodic evaluations of certain estimates used to determine the amount and extent that such costs that are capitalized. Any changes to these estimates, which may be significant, are applied in the period in which the evaluations were completed. The costs of disconnecting service at a customer’s dwelling or reconnecting to a previously installed dwelling are charged as expense in the period incurred. Costs associated with subsequent installations of additional services not previously installed at a customer’s dwelling are capitalized to the extent such costs are incremental and directly attributable to the installation of such additional services.

        Capitalized Software Costs

           The Company accounts for internal-use software development and related costs in accordance with AICPA Statement of Position No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Software development and other related costs consist of external and internal costs incurred in the application development stage to purchase and implement the software that will be used in the Company’s telephony business. Costs incurred in the development of application and infrastructure of the software is capitalized and will be amortized over its respective estimated useful life. During the year ended December 31, 2004 and 2003, the Company capitalized

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

approximately $0.7 million and $0.4 million, respectively of software development costs. Amortization will begin when the Company launches its telephony product.

   Intangible Assets

     In accordance with FASB No. 142 “Goodwill and Other Intangible Assets,” the amortization of goodwill and indefinite-lived intangible assets is prohibited and requires such assets to be tested annually for impairment, or more frequently if impairment indicators arise. The Company has determined that its cable franchise costs and goodwill are indefinite-lived assets and therefore not amortizable. Other finite-lived intangible assets, which consist primarily of subscriber lists and covenants not to compete, continue to be amortized over their useful lives of 5 to 10 years and 5 years, respectively.

   Other Assets

     Other assets, net represent debt financing costs incurred to raise debt and are deferred and amortized as other expense over the expected term of such financings.

   Segment Reporting

     SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” requires the disclosure of factors used to identify an enterprise’s reportable segments. The Company’s operations are organized and managed on the basis of cable system clusters that represent operating segments responsible for certain geographical regions. Each operating segment derives its revenues from the delivery of similar products and services to a customer base that is also similar. Each operating segment deploys similar technology to deliver our products and services and operates within a similar regulatory environment. In addition, each operating segment has similar economic characteristics. Management evaluated the criteria for aggregation of the geographic operating segments under SFAS No. 131 and believes the Company meets each of the respective criteria set forth. Accordingly, management has identified broadband services as the Company’s one reportable segment.

   Accounting for Derivative Instruments

     The Company accounts for derivative instruments in accordance with SFAS No. 133, SFAS No. 138 and SFAS No. 149. These pronouncements require that all derivative instruments be recognized on the balance sheet at fair value. The Company’s stated strategy is to manage its interest expense using a combination of fixed and variable interest rate debt. The Company enters into interest rate exchange agreements to fix the interest rate on a portion of its variable interest rate debt to reduce the potential volatility in its interest expense that would otherwise result from changes in market interest rates. The Company’s derivative instruments are recorded at fair value and are included in other current assets, other assets and other liabilities. The Company’s accounting policies for these instruments are based on whether they meet the Company’s criteria for designation as hedging transactions. The criteria for designating a derivative as a hedge include the instrument’s effectiveness in risk reduction and, in most cases, a one-to-one matching of the derivative instrument to its underlying transaction. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized currently in earnings. During 2004, 2003 and 2002, none of the Company’s derivative financial instruments were designated as hedges. Therefore, changes in fair value for the respective periods were recognized in earnings.

   Accounting for Asset Retirement

     The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”, on January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company reviewed its asset retirement obligations to determine the fair value of such liabilities and if a reasonable estimate of fair value could be made. This entailed the review of leases covering tangible long-lived assets as well as the Company’s rights-of-way under franchise agreements. In determining the fair value of the Company’s asset retirement obligation, consideration was given to

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

given to the Cable Communications Policy Act of 1984, which generally entitles the cable operator to the “fair market value” for the cable system covered by a franchise, if renewal is denied and the franchising authority acquires ownership of the cable system or effects a transfer of the cable system to another person. Changes in these assumptions based on future information could result in adjustments to estimated liabilities.

     Upon adoption of SFAS No. 143, the Company determined that in certain instances, it is obligated by contractual terms or regulatory requirements to remove facilities or perform other remediation activities upon the retirement of its assets. The Company has recorded a $1.8 million asset in property, plant and equipment and a corresponding liability of $1.8 million.

   Accounting for Long-Lived Assets

     In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically evaluates the recoverability and estimated lives of its long-lived assets, including property and equipment and intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. The measurement for such impairment loss is based on the fair value of the asset, typically based upon the future cash flows discounted at a rate commensurate with the risk involved. Unless presented separately, the loss is included as a component of either depreciation expense or amortization expense, as appropriate.

   Comprehensive Income/Loss

     In June 1997, the FASB issued SFAS No. 130, “ Reporting Comprehensive Income”. This statement requires companies to classify items of other comprehensive income/loss by their nature in the financial statements and display the accumulated balance of other comprehensive income/loss separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company has had no other comprehensive income/loss to report.

   Income Taxes

     Since the Company is a limited liability company, it is not subject to federal or state income taxes and no provision for income taxes relating to its operations has been reflected in the accompanying consolidated financial statements. Income or loss of the limited liability company is reported in MCC’s income tax returns.

   Reclassifications

     Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

   Recent Accounting Pronouncements

     The FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” in December 2002, which amended: (i) SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation; (ii) the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation; and (iii) APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. The Company adopted SFAS No. 148 on January 1, 2003.

     The Company did not change to the fair value-based expense recognition method of accounting for stock-based employees’ compensation. Accordingly, the adoption of SFAS No. 148 did not affect the Company’s financial condition or results of operations. However, SFAS No. 148 requires that information be provided as if the Company had accounted for employee stock options under the fair value method of this statement, including disclosing pro forma information regarding net income (loss) and net income (loss) per share beginning with the first quarter of 2003. The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to Employees,” as permitted by SFAS No. 123. Compensation expense for stock options is measured as the excess, if any, of the quoted market price of MCC’s stock at the date of the grant over the amount the employee must pay to acquire the stock.

     In December 2004, the FASB issued SFAS No. 123R, “Amendment of Statement 123 on Share-Based Payment.” SFAS No. 123R requires companies to expense the value of employee stock options, stock granted through the employee stock purchase program and similar awards. SFAS No. 123R is effective for periods beginning after June 15, 2005. The Company plans on adopting SFAS No. 123R effective July 1, 2005 and expects that the adoption of SFAS No. 123R will have a material impact on its consolidated results of operations.

     There are three methods of adopting SFAS No. 123R. The first method is called modified prospective method, which allows companies to avoid recording additional compensation expense for vested awards that are outstanding on the effective date of the SFAS No. 123R. Unvested awards outstanding on the effective date would be charged to expense over the remaining vesting period. The second method is similar to the modified prospective method, except it allows companies to restate earlier interim periods in the year of adoption using the applicable SFAS No. 123R pro forma amounts. The third method is the modified retrospective method, which directs companies to apply the modified prospective method and to restate prior financial statements. The Company is currently evaluating these transitional methods.

     In March 2004, the FASB approved the consensus reached on the EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The Issue’s objective is to provide guidance for identifying other-than-temporarily impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The disclosure requirements of EITF 03-1 are effective with this annual report for fiscal 2004. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of the accounting provision of EITF 03-1.

     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position and results of operations.

(3) Property, Plant and Equipment

     As of December 31, 2004 and 2003, property, plant and equipment consisted of (dollars in thousands):

	2004	2003

Land and land improvements	$4,577	$4,518
Buildings and leasehold improvements	24,026	22,941
Cable systems, equipment and subscriber devices	959,096	878,600
Vehicles	31,662	33,491
Furniture, fixtures and office equipment	10,781	7,875

	1,030,142	947,425
Accumulated depreciation	(306,894)	(204,305)

Property, plant and equipment, net	$723,248	$743,120

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was approximately $105.0 million, $109.6 million and $117.5 million, respectively. As of December 31, 2004 and 2003, the Company had property under capitalized leases of $5.5 million and $5.3 million, respectively, before accumulated depreciation, and $3.7 million and $4.7 million, respectively, net of accumulated depreciation. During the years ended December 31, 2004, 2003 and 2002, the Company incurred gross interest expense of $87.4 million, $86.0 million and $80.9 million, respectively of which $1.3 million, $3.4 million and $4.1 million was capitalized. See Note 2 to our consolidated financial statements.

(4) Intangible Assets

     The Company operates its cable systems under non-exclusive cable franchises that are granted by state or local government authorities for varying lengths of time. As of December 31, 2004, the company held 377 franchises in areas located throughout the United States. The Company acquired these cable franchises through acquisitions of cable systems and they were accounted for using the purchase method of accounting.

     On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets", which eliminates amortization of goodwill and certain intangibles that have indefinite lives but requires that such assets be tested for impairment at least annually. The Company evaluated the expected useful life of its cable franchises, also referred to as franchise costs, upon adoption of SFAS No. 142 and determined that all of its cable franchises have an indefinite useful life. As such, the Company ceased amortizing its cable franchises effective January 1, 2002.

     The Company has assessed franchise value for impairment under SFAS No. 142 by utilizing a discounted cash flow methodology. In performing an impairment test in accordance with SFAS No. 142, the Company considers the guidance contained in EITF Issue No. 02-7, “Recognition of Customer Relationship Intangible Assets acquired in a Business Combination,” whereby the Company considers assumptions, such as future cash flow expectations and other future benefits related to the intangible assets, when measuring the fair value of each cable systems other net assets. If the determined fair value of the Company’s franchise costs is less the carrying amount on the financial statements, an impairment charge would be recognized for the difference between the fair value and the carrying value of the assets. To test the impairment of the goodwill carried on the Company’s financial statements, the fair value of the cable system cluster’s tangible and intangible assets (includes franchise costs) other than goodwill is deducted from the cable system cluster’s fair value. The balance represents the fair value of goodwill which is then compared to the carrying value of goodwill to determine if there is any impairment. The Company completed its last impairment test in accordance with SFAS No. 142 as of October 1, 2004, which reflected no impairment of franchise costs or goodwill. There have been no events since then that would require an analysis to be completed before the next annual test date.

     The following table summarizes the net asset value for each intangible asset category as of December 31, 2004 and 2003 (dollars in thousands):

	Gross Asset	Accumulated	Net Asset
2004	Value	Amortization	Value
Franchise costs	$1,290,113	$38,752	$1,251,361
Goodwill	204,582	—	204,582
Subscriber lists	33,123	17,182	15,941

	$1,527,818	$55,934	$1,471,884

	Gross Asset	Accumulated	Net Asset
2003	Value	Amortization	Value
Franchise costs	$1,289,526	$38,752	$1,250,774
Goodwill	204,582	—	204,582
Subscriber lists	33,123	14,625	18,498

	$1,527,231	$53,377	$1,473,854

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Amortization expense for the years ended December 31, 2004, 2003 and 2002 was approximately $2.6 million, $3.4 million and $6.2 million, respectively. The Company’s estimated aggregate amortization expense for the year of 2005 through 2009 and beyond are $2.1 million, $2.1 million, $2.1 million, $2.1 million and $7.5 million, respectively.

     The net asset value as of December 31, 2004 decreased approximately $2.0 million from December 31, 2003, primarily due to the recording of amortization expense.

(5) Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consist of the following as of December 31, 2004 and 2003 (dollars in thousands):

	December 31,	December 31,
	2004	2003

Accrued interest	$24,342	$24,012
Accrued payroll and benefits	10,477	10,588
Accrued programming costs	36,356	63,152
Accrued property, plant and equipment	5,822	12,899
Accrued taxes and fees	12,804	16,303
Accrued telecommunications	9,160	8,214
Other accrued expenses	16,418	13,801

	$115,379	$148,969

(6) Debt

     As of December 31, 2004 and 2003, debt consisted of (dollars in thousands):

	2004	2003

Bank credit facilities	$960,500	$950,000
11% senior notes	400,000	400,000
Capital lease obligations	3,455	4,668

	$1,363,955	$1,354,668
Less: Current portion	36,316	9,771

Total long-term debt	$1,327,639	$1,344,897

  Bank Credit Facility

     The Company maintains a $1.4 billion senior secured credit facility (the “Broadband credit facility”) consisting of a revolving credit facility (the “Broadband revolver”) with an initial commitment of $600 million, a $300 million term loan A (the “Broadband term loan A”) and a $500 million term loan B (the “Broadband term loan B”). On December 16, 2004, the Company amended the credit agreement of the Broadband credit facility (the “Broadband credit agreement”) to conform its definitions, financial covenants and other terms (including those relating to letters of credit, mandatory prepayment, representations and warranties, negative covenants and events of default) to those of the Mediacom LLC credit agreement dated October 21, 2004. The Broadband revolver expires on March 31, 2010 and, beginning on December 31, 2004, its

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commitments were subject to quarterly reductions ranging from 2.00% to 8.00% of the original commitment amount. The Broadband term loan A matures on March 31, 2010 and, beginning on September 30, 2004, has been subject to quarterly reductions ranging from 1.00% to 8.00% of the original amount. The Broadband term loan B matures on September 30, 2010 and is subject to quarterly reductions of 0.25% from September 30, 2004 to June 30, 2010, and 94.00% on maturity, of the original amount. As of December 31, 2004, the maximum commitment available under the Broadband revolver was $588.0 million and the revolver had an outstanding balance of $169.0 million, the Broadband term loan A had an outstanding balance of $294.0 million, and the Broadband term loan B had an outstanding balance of $497.5 million.

     The Broadband credit agreement provides for interest at varying rates based upon various borrowing options and certain financial ratios, and for commitment fees of 3/8% to 5/8% per annum on the unused portion of the available revolving credit commitment. Interest on outstanding Broadband revolver and Broadband term loan A balances are payable at either the Eurodollar rate plus a floating percentage ranging from 1.00% to 2.50% or the base rate plus a floating percentage ranging from 0.25% to 1.50%. Interest on the Broadband term loan B is payable at either the Eurodollar rate plus a floating percentage ranging from 2.50% to 2.75% or the base rate plus a floating percentage ranging from 1.50% to 1.75%.

     For the year ended December 31, 2005, the maximum commitment amount under the Broadband revolver will be reduced by $60.0 million or 10.0% of the original commitment amount, the outstanding debt under the Broadband term loan A will be reduced by $30.0 million or 10.0% of the original amount, and the Broadband term loan B will be reduced by $5.0 million or 1.0% of the original amount.

     The Broadband credit agreement requires compliance with certain financial covenants including, but not limited to, leverage, interest coverage and debt service coverage ratios, as defined therein. The Broadband credit agreement also requires compliance with other covenants including, but not limited to, limitations on mergers and acquisitions, consolidations and sales of certain assets, liens, the incurrence of additional indebtedness, certain restricted payments, and certain transactions with affiliates. The Company was in compliance with all covenants of the Broadband credit agreement as of and for all periods in the year ended December 31, 2004.

     The Broadband credit agreement is collateralized by Mediacom Broadband’s pledge of all its ownership interests in its operating subsidiaries and is guaranteed by Mediacom Broadband on a limited recourse basis to the extent of such ownership interests.

     The average interest rate on debt outstanding under the Broadband credit agreement was 4.3% and 3.3% for the year ended December 31, 2004 and 2003, respectively, before giving effect to the interest rate exchange agreements discussed below. As of December 31, 2004, the Company had approximately $410.9 million of unused bank commitments under the Broadband credit agreement.

     The Company uses interest rate exchange agreements in order to fix the interest rate on its floating rate debt. As of December 31, 2004, the Company had interest rate exchange agreements with various banks pursuant to which the interest rate on $500.0 million is fixed at a weighted average rate of approximately 3.4%, plus the average applicable margin over the Eurodollar rate option under the Company’s bank credit agreements. Under the terms of the interest rate exchange agreements, which expire from 2005 through 2007, the Company is exposed to credit loss in the event of nonperformance by the other parties. However, due to high creditworthiness of its counterparties, which are major banking firms with investment grade ratings, the Company does not anticipate their nonperformance.

     The fair value of the interest rate exchange agreements is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account interest rates, the remaining time to maturities and the creditworthiness of the Company’s counterparties. At December 31, 2004, based on the mark-to-market valuation, the Company recorded an investment in derivatives of $2.4 million, offset by a $3.7 million derivative liability. As a result of the quarterly mark-to-market valuation of these interest rate swaps, the Company recorded a gain on derivative instruments amounting to $10.9 million and $2.8 million for the years ended December 31, 2004 and 2003, respectively.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Senior Notes

     On June 29, 2001, Mediacom Broadband and Mediacom Broadband Corporation (the “Issuers”) jointly issued $400.0 million in aggregate principal amount of 11% senior notes due July 2013 (the “11% Senior Notes”). The 11% Senior Notes are unsecured obligations of the Issuers, and the indenture for the 11% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Issuers. Interest accrues at 11% per annum, beginning from the date of issuance and is payable semi-annually on January 15 and July 15 of each year, which commenced on January 15, 2002. The Issuers were in compliance with the indenture governing the 11% Senior Notes as of and for all periods in the year ended December 31, 2004.

  Fair Value and Debt Maturities

     The fair value of the Company’s bank credit facility approximates the carrying value. The fair value at December 31, 2004 of the 11% Senior Notes was approximately $430.0 million.

     The stated maturities of all debt outstanding as of December 31, 2004 are as follows (dollars in thousands):

2005	$36,316
2006	43,857
2007	65,740
2008	65,042
2009	208,500
Thereafter	944,500

$1,363,955

(7) Preferred Members’ Interests

     On July 18, 2001, the Company received a $150.0 million preferred equity investment from Mediacom LLC. The preferred equity investment has a 12% annual dividend, payable quarterly in cash. During each of the years ended December 31, 2004 and 2003, the Company paid in aggregate $18.0 million in cash dividends on the preferred equity.

(8) Member’s Equity

     As a wholly-owned subsidiary of MCC, the Company’s business affairs, including its financing decisions, are directed by MCC. For the years ended December 31, 2004, 2003 and 2002, the Company paid cash dividends to MCC of approximately $10.7 million, $13.6 million and $10.5 million, respectively, as permitted under the Company’s debt arrangements.

(9) Related Party Transactions

     MCC manages the Company pursuant to a management agreement with each operating subsidiary. Under such agreements, MCC has full and exclusive authority to manage the day to day operations and conduct the business of the Company. The Company remains responsible for all expenses and liabilities relating to construction, development, operation, maintenance, repair, and ownership of its systems. Management fees for the years ended December 31, 2004, 2003 and 2002, amounted to approximately $10.6 million, $9.3 million and $7.0 million, respectively.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As compensation for the performance of its services, subject to certain restrictions, MCC is entitled under each management agreement to receive management fees in an amount not to exceed 4.0% of the annual gross operating revenues of each of the operating subsidiaries. MCC is also entitled to the reimbursement of all expenses necessarily incurred in its capacity as manager.

     Mediacom LLC, a wholly-owned subsidiary of MCC, is a preferred equity investor in the Company. See Note 7 for a discussion on the transactions between these two parties.

(10) Employee Benefit Plans

     Substantially all employees of the Company are eligible to participate in a defined contribution plan pursuant to the Internal Revenue Code Section 401(k) (the “Plan”). Under such Plan, eligible employees may contribute up to 15% of their current pretax compensation. The Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. The Company presently matches 50% on the first 6% of employee contributions. The Company’s contributions under the Plan totaled approximately $1.2 million for the year ended December 31, 2004 and $1.1 million for the years ended December 31, 2003 and 2002.

(11) MCC Stock Options and Employee Stock Purchase Program

     Under MCC’s 2003 Incentive Plan, certain employees of the Company received grants of MCC stock options.

     The following table summarizes information concerning stock option activity for the years ended December 31, 2004, 2003 and 2002:

		Weighted
		Average
	Shares	Exercise Price
Outstanding at December 31, 2001	—	—
Granted	496,785	$11.96
Exercised	—	—
Forfeited	(48,486)	11.96

Outstanding at December 31, 2002	448,299	$11.96
Granted	112,000	6.96
Exercised	—	—
Forfeited	(22,330)	11.48

Outstanding at December 31, 2003	537,969	$10.94
Granted	2,000	8.82
Exercised	—	—
Forfeited	(34,954)	10.90

Outstanding at December 31, 2004	505,015	$10.93

     The Company’s employees had options exercisable on underlying MCC shares amounting to 185,126 and 85,620, with average prices of $11.24 and $10.94 at December 31, 2004 and 2003, respectively. The Company had no options exercisable at December 31, 2002. The weighted average fair value of options granted was $4.25, $3.37 and $6.04 per share for the years ended December 31, 2004, 2003 and 2002, respectively.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table summarizes information concerning stock options outstanding as of December 31, 2004:

	Options Outstanding			Options Exercisable
	Number	Weighted		Number
Range of	Outstanding at	Average	Weighted	Exercisable at	Weighted
Exercise	December 31,	Remaining	Average	December 31,	Average
Prices	2004	Contractual Life	Exercise Price	2004	Exercise Price
$6.94 to $11.96	505,015	7.57 years	$10.89	185,126	$11.24

     The Company accounts for the stock option plans and employee stock purchase program under APB No. 25. Accordingly, no compensation expense has been recognized for any option grants in the accompanying consolidated statements of operations since the price of the options was at their fair market value at the date of grant. SFAS No. 148 requires that information be determined as if the Company had accounted for employee stock options under the fair value method of this statement, including disclosing pro forma information regarding net loss and loss per share. The weighted average fair value of all of the employee options was estimated on the date of grant using the Black-Scholes model with the following weighted average assumptions: (i) risk free average interest rate of 3.8%, 3.6% and 5.0% for the years ended December 31, 2004, 2003 and 2002, respectively; (ii) expected dividend yields of 0%; (iii) expected lives of 6 years; and (iv) expected volatility of 45%. Had compensation expense been recorded for the employee options under SFAS No. 148, the compensation expense would have been $600,000, $500,000, and $400,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     MCC maintains an employee stock purchase plan (“ESPP”). Under the plan, all of the Company’s employees are allowed to participate in the purchase of MCC’s Class A Common Stock at a 15% discount on the date of the allocation. MCC shares purchased by the Company’s employees amounted to 117,279, 131,367 and 117,644 in 2004, 2003 and 2002 respectively. The net proceeds to MCC were approximately $700,000, $700,000 and $800,000 in 2004, 2003 and 2002 respectively. Compensation expense was not recorded on the distribution of these shares in accordance with APB No. 25. The weighted average fair value of all of the stock issued under the ESPP was estimated on the purchase date using the Black-Scholes model with the following assumptions: (i) discount rate equal to the six year bond rate on the stock purchase date; (ii) expected dividend yields of 0%; (iii) expected lives of six months; and (iv) expected volatility of 45%. Had compensation expense been recorded for the stock issued for the ESPP under SFAS No. 148, the compensation costs would have been approximately $221,000, $223,000 and $257,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     Had the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation, the Company’s net income (loss) would have been changed from the “as reported” amounts to the “pro forma” amounts as follows (dollars in thousands):

	2004	2003	2002
Net income (loss), as reported	$34,852	$10,082	$(27,244)
Deduct: Total stock based compensation expense determined under fair value based method of all awards	(821)	(723)	(657)

Pro forma net income (loss)	$34,031	$9,359	$(27,901)

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) Commitments and Contingencies

     Under various lease and rental agreements for offices, warehouses and computer terminals, the Company had rental expense of approximately $1.7 million, $2.4 million and $2.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. Future minimum annual rental payments are as follows (dollars in thousands):

2005	$1,728
2006	651
2007	486
2008	307
2009	234
Thereafter	433

$3,839

     In addition, the Company rents utility poles in its operations generally under short-term arrangements, but the Company expects these arrangements to recur. Total rental expense for utility poles was approximately $4.3 million, $4.0 million and $2.9 million for the years ended December 31, 2004, 2003 and 2002 respectively.

     As of December 31, 2004, approximately $8.1 million of letters of credit were issued in favor of various parties to secure the Company’s performance relating to franchise and lease requirements. The fair value of such letters of credit were not material.

  Legal Proceedings

     On April 5, 2004, a lawsuit was filed against the Company’s parent, MCC, MCC Georgia LLC, one of the Company’s subsidiaries, and other, currently unnamed potential defendants in the United States District Court for the District of Colorado by Echostar Satellite LLC, which operates a direct broadcast satellite business under the name “Dish Network”. Echostar alleges that systems operated by MCC Georgia LLC have used, without authorization, Dish Network satellite dishes activated under residential accounts to receive the signals of certain broadcast television stations in one or more locations in Georgia and that it has then been redistributing those signals, through its cable systems, to its subscribers. Among other claims, the complaint filed by Echostar alleges that these actions violate a provision of the Communications Act of 1934 (47 U.S.C. Sec. 605) that prohibits unauthorized interception of radio communications. The plaintiff seeks injunctive relief, actual and statutory damages, disgorgement of profits, punitive damages and litigation costs, including attorneys’ fees.

     On June 29, 2004, Echostar amended its complaint to also allege that this conduct amounted to a breach of the contract between Echostar and one of MCC’s employees, who allegedly acted as an agent for MCC, by which MCC received the Echostar satellite signal. On September 7, 2004, the U.S. District Court granted MCC’s motion to transfer the case to the Middle District of Georgia, where venue is proper and where personal jurisdiction over MCC exists. There have been no further proceedings since that date. MCC Georgia LLC and MCC have advised the Company that they intend to vigorously defend against these claims. They also have informed the Company that they are unable to reasonably evaluate the likelihood of an unfavorable outcome or quantify the possible damages, if any, associated with these matters, or whether or not the those damages would be material.

     The Company, its parent company and its subsidiaries or other affiliated companies are also involved in various other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows or business.

(13) Subsequent Event

     In January 2005, the Company received an $88.0 million loan from Mediacom LLC. The investment is in the form of demand notes, which have a 6.7% annual interest rate, payable semi-annually in cash.

Schedule II

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS
(All dollar amounts in thousands)

		Additions		Deductions
	Balance at	Charged to	Charged to	Charged to	Charged to	Balance at
	beginning of	costs	other	costs	other	end of
	period	and expenses	accounts	and expenses	accounts	period
December 31, 2002
Allowance for doubtful accounts
Current receivables	$2,148	$6,909	$—	$6,374	$—	$2,683
Acquisition reserves (1)
Accrued expenses	$36,579	$—	$300	$4,613	$31,966	$300

December 31, 2003
Allowance for doubtful accounts
Current receivables	$2,683	$4,534	$—	$4,762	$—	$2,455
Acquisition reserves
Accrued expenses	$300	$—	$—	$—	$—	$300

December 31, 2004
Allowance for doubtful accounts
Current receivables	$2,455	$1,323	$347	$1,322	$—	$2,803
Acquisition reserves
Accrued expenses	$300	$—	$—	$—	$—	$300

     (1) Additions were charged in connection with purchase accounting.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,596	$9,130
Subscriber accounts receivable, net of allowance for doubtful accounts of $2,237 and $2,803, respectively	33,021	31,287
Prepaid expenses and other assets	18,810	2,787

Total current assets	58,427	43,204
Investment in cable television systems:
Property, plant and equipment, net of accumulated depreciation of $387,945 and $306,894, respectively	724,089	723,248
Franchise cost, net of accumulated amortization of $38,752 and $38,752, respectively	1,251,361	1,251,361
Goodwill	204,582	204,582
Subscriber lists, net of accumulated of $18,734 and $17,182, respectively	14,389	15,941

Total investment in cable television systems	2,194,421	2,195,132
Other assets, net of accumulated amortization of $8,756 and $7,026, respectively	28,052	19,909

Total assets	$2,280,900	$2,258,245

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accrued liabilities	$108,077	$115,379
Deferred revenue	21,880	20,831
Current portion of long-term debt	41,972	36,316

Total current liabilities	171,929	172,526
Long-term debt, less current portion	1,369,489	1,327,639
Other non-current liabilities	9,355	12,923

Total liabilities	1,550,773	1,513,088

PREFERRED MEMBERS’ INTEREST	150,000	150,000

MEMBERS’ EQUITY
Capital contributions	725,000	725,000
Accumulated deficit	(144,873)	(129,843)

Total members’ equity	580,127	595,157

Total liabilities, preferred members’ interest and members’ equity	$2,280,900	$2,258,245

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(All dollar amounts in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2005	2004

Revenues	$152,685	$144,977

Costs and expenses:
Service costs (exclusive of depreciation and amortization of $28,488 and $26,957, respectively, shown separately below)	60,204	55,411
Selling, general and administrative expenses	34,115	32,850
Management fee expense	3,002	2,798
Depreciation and amortization	28,488	26,957

Operating income	26,876	26,961

Interest expense, net	(24,628)	(21,875)
Gain (loss) on derivatives, net	2,156	(2,146)
Other expense	(857)	(1,319)

Net income	3,547	1,621

Dividend to preferred members	4,500	4,500

Net loss available to members	$(953)	$(2,879)

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(All dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004

Revenues	$455,725	$436,101

Costs and expenses:
Service costs (exclusive of depreciation and amortization of $85,575 and $80,300, respectively, shown separately below)	177,283	165,458
Selling, general and administrative expenses	101,863	96,489
Management fee expense	8,981	8,206
Depreciation and amortization	85,575	80,300

Operating income	82,023	85,648

Interest expense, net	(71,481)	(64,223)
Gain on derivatives, net	6,217	6,700
Other expense	(2,898)	(3,560)

Net income	13,861	24,565

Dividend to preferred members	13,500	13,500

Net income available to members	$361	$11,065

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,861	$24,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,575	80,300
Gain on derivatives, net	(6,217)	(6,700)
Amortization of deferred financing costs	1,729	1,610
Amortization of deferred compensation	154	—
Changes in assets and liabilities, net of effects from acquisitions:
Subscriber accounts receivable, net	(1,734)	1,906
Prepaid expenses and other assets	(16,715)	7,126
Accrued liabilities	(6,831)	(43,189)
Deferred revenue	1,049	246
Other non-current liabilities	(931)	(1,925)

Net cash flows provided by operating activities	69,940	63,939

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(84,758)	(61,558)
Other investment activities	—	(628)

Net cash flows used in investing activities	(84,758)	(62,186)

CASH FLOWS FROM FINANCING ACTIVITIES:
New borrowings	285,750	116,000
Repayment of debt	(438,245)	(110,134)
Issuance of senior notes	200,000	—
Financing costs	(6,330)	—
Dividend payment on preferred members’ interest	(13,500)	(13,500)
Dividend payment to parent	(15,391)	—

Net cash flows provided by (used in) financing activities	12,284	(7,634)

Net (decrease) increase in cash and cash equivalents	(2,534)	(5,881)

CASH AND CASH EQUIVALENTS, beginning of period	9,130	9,379

CASH AND CASH EQUIVALENTS, end of period	$6,596	$3,498

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$81,420	$75,794

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1) Organization
     Mediacom Broadband LLC (“Mediacom Broadband,” and collectively with its subsidiaries, the “Company”), a Delaware limited liability company wholly-owned by Mediacom Communications Corporation (“MCC”), is involved in the acquisition and operation of cable systems serving smaller cities and towns in the United States.
     Mediacom Broadband relies on its parent, MCC, for various services such as corporate and administrative support. The financial position, results of operations and cash flows of Mediacom Broadband could differ from those that would have resulted had Mediacom Broadband operated autonomously or as an entity independent of MCC.
     Mediacom Broadband Corporation (“Broadband Corporation”), a Delaware corporation wholly-owned by Mediacom Broadband, co-issued, jointly and severally with Mediacom Broadband, public debt securities. Broadband Corporation has no operations, revenues or cash flows and has no assets, liabilities or stockholders’ equity on its balance sheet, other than a one-hundred dollar receivable from an affiliate and the same dollar amount of common stock on its consolidated balance sheets. Therefore, separate financial statements have not been presented for this entity.
(2) Statement of Accounting Presentation and Other Information
 Basis of Preparation of Unaudited Consolidated Financial Statements
     Mediacom Broadband has prepared these unaudited consolidated financial statements as of September 30, 2005 and 2004. In the opinion of management, such statements include all adjustments, consisting of normal recurring accruals and adjustments, necessary for a fair presentation of the Company’s consolidated results of operations and financial position for the interim periods presented. The accounting policies followed during such interim periods reported are in conformity with generally accepted accounting principles in the United States of America and are consistent with those applied during annual periods. For additional disclosures, including a summary of the Company’s accounting policies, the interim unaudited consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File Nos. 333-72440 and 333-72440-01). The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2005.
 Revenue Recognition
     Revenues from video, data and phone services are recognized when the services are provided to the customers. Credit risk is managed by disconnecting services to customers who are delinquent. Installation revenues are recognized as customer connections are completed because installation revenues are less than direct installation costs. Advertising sales are recognized in the period that the advertisements are exhibited. Under the terms of its franchise agreements, the Company is required to pay local franchising authorities up to 5% of its gross revenues derived from providing cable services. The Company normally passes these fees through to its customers. Franchise fees are reported in their respective revenue categories and included in selling, general and administrative expenses.
 Allowance for Doubtful Accounts
     The allowance for doubtful accounts represents the Company’s best estimate of probable losses in the accounts receivable balance. The allowance is based on the number of days outstanding, customer balances, historical experience and other currently available information. During the three months ended September 30, 2005, the Company revised its estimate of probable losses in the accounts receivable of its advertising business to better reflect historical experience. The change in the estimate of probable losses resulted in a benefit to the consolidated statement of operations of $0.9 million for the three and nine months ended September 30, 2005.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 Programming Costs
     The Company has various fixed-term carriage contracts to obtain programming for its cable systems from content suppliers whose compensation is generally based on a fixed monthly fee per customer. These programming contracts are subject to negotiated renewal. The Company recognizes programming costs when it distributes the related programming. These programming costs are usually payable each month based on calculations performed by the Company and are subject to adjustments based on the results of periodic audits by the content suppliers. Historically, such audit adjustments have been immaterial to the Company’s total programming costs. Some content suppliers offer financial incentives to support the launch of a channel and ongoing marketing support. When such financial incentives are received, the Company records them as liabilities in its consolidated balance sheets and recognizes such amounts as a reduction of programming costs (which are a component of service costs in the consolidated statement of operations) over the carriage term of the programming contract.
 Property, Plant and Equipment
     Property, plant and equipment are recorded at cost. Additions to property, plant and equipment generally include material, labor and indirect costs. Depreciation is calculated on a straight-line basis over the following useful lives:

Buildings.	40 years
Leasehold improvements	Life of respective lease
Cable systems and equipments and subscriber devices.	4 to 20 years
Vehicles.	5 years
Furniture, fixtures and office equipment.	5 years
     The Company capitalizes the costs associated with the construction of cable transmission and distribution facilities, the addition of network and other equipment and new customer installations. Repairs and maintenance are expensed as incurred. Capitalized costs include direct labor and material as well as certain indirect costs including interest. The Company performs periodic evaluations of certain estimates used to determine the amount and extent that such costs are capitalized. Any changes to these estimates, which may be significant, are applied prospectively in the period in which the evaluations were completed. The costs of disconnecting service at a customer’s dwelling or reconnecting to a previously installed dwelling are charged as expense in the period incurred. Costs associated with subsequent installations of additional services not previously installed at a customer’s dwelling are capitalized to the extent such costs are incremental and directly attributable to the installation of such additional services. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are removed from the respective accounts and the gains and losses are presented as a separate component in the consolidated statement of operations.
 Long-Lived Assets
     In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically evaluates the recoverability and estimated lives of its long-lived assets, including property and equipment and intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. When the carrying amount is not recoverable, the measurement for such impairment loss is based on the fair value of the asset, typically based upon the future cash flows discounted at a rate commensurate with the risk involved. Unless presented separately, the loss is included as a component of either depreciation expense or amortization expense, as appropriate.
 Intangible Assets
     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the amortization of goodwill and indefinite-lived intangible assets is prohibited and requires such assets to be tested annually for impairment, or more

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
frequently if impairment indicators arise. The Company has determined that its cable franchise costs and goodwill are indefinite-lived assets and therefore not amortizable. Other finite-lived intangible assets, which consist primarily of subscriber lists and covenants not to compete, continue to be amortized over their useful lives of 5 to 10 years and 5 years, respectively.
     The Company annually tests its franchise value for impairment under SFAS No. 142 by utilizing a discounted cash flow methodology. In performing an impairment test in accordance with SFAS No. 142, the Company uses the guidance contained in EITF Issue No. 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets,” whereby the Company considers assumptions, such as future cash flow expectations and other future benefits related to the intangible assets, when measuring the fair value of each cable systems cluster’s other net assets. If the determined fair value of the Company’s franchise costs is less than the carrying amount on the financial statements, an impairment charge would be recognized for the difference between the fair value and the carrying value of the assets. To test the impairment of the goodwill carried on the Company’s financial statements, the fair value of the cable system cluster’s tangible and intangible assets (including franchise costs) other than goodwill is deducted from the cable system cluster’s fair value. The balance represents the fair value of goodwill which is then compared to the carrying value of goodwill to determine if there is any impairment.
 Derivative Instruments
     The Company accounts for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133,” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” These pronouncements require that all derivative instruments be recognized on the balance sheet at fair value. The Company enters into interest rate exchange agreements to fix the interest rate on a portion of its variable interest rate debt to reduce the potential volatility in its interest expense that would otherwise result from changes in market interest rates. The Company’s derivative instruments are recorded at fair value and are included in other current assets, other assets and other liabilities in its consolidated balance sheet. The Company’s accounting policies for these instruments are based on whether they meet its criteria for designation as hedging transactions, which include the instrument’s effectiveness in risk reduction and, in most cases, a one-to-one matching of the derivative instrument to its underlying transaction. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized in the consolidated statement of operations. The Company has no derivative financial instruments designated as hedges. Therefore, changes in fair value for the respective periods were recognized in the consolidated statement of operations.
 Income Taxes
     Since the Company is a limited liability company, it is not subject to federal or state income taxes and no provision for income taxes relating to its operations has been reflected in the accompanying consolidated financial statements. Income or loss of the Company is reported in MCC’s income tax returns.
 Comprehensive Income
     SFAS No. 130, “Reporting Comprehensive Income,” requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and paid-in capital in the equity section of a statement of financial position. The Company has had no other comprehensive income items to report.
 Reclassifications
     Certain reclassifications have been made to the prior year’s amounts to conform to the current year’s presentation.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(3) Recent Accounting Pronouncements
     In December 2004, the FASB issued SFAS No. 123R, “Amendment of Statement 123 on Share-Based Payment.” SFAS No. 123R requires companies to expense the value of employee stock options, stock granted through the employee stock purchase program and similar awards. On April 14, 2005, the Securities and Exchange Commission (“SEC”) approved a new rule delaying the effective date until the beginning of a company’s next fiscal year that commences after June 15, 2005. The Company plans on adopting SFAS No. 123R effective January 1, 2006 and expects that the adoption of SFAS No. 123R will have a material impact on its consolidated statement of operations and earnings per share.
     SFAS No. 123R permits companies to adopt its requirements using either a “modified prospective” method or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.
     The Company will adopt SFAS No. 123R effective January 1, 2006 and plans to utilize the “modified prospective” method. The Company currently utilizes the Black-Scholes option pricing model to measure the fair value of stock options granted to employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. The Company has not yet determined which model it will use to measure the fair value of employee stock options granted after the adoption of SFAS 123R.
(4) Property, Plant and Equipment
     As of September 30, 2005 and December 31, 2004, property, plant and equipment consisted of (dollars in thousands):

	September 30,	December 31,
	2005	2004
Land and land improvements	$4,567	$4,577
Buildings and leasehold improvements	24,343	24,026
Cable systems, equipment and subscriber devices	1,036,895	959,096
Vehicles	33,861	31,662
Furniture, fixtures and office equipment	12,368	10,781

	1,112,034	1,030,142
Accumulated depreciation	(387,945)	(306,894)

Property, plant and equipment, net	$724,089	$723,248

     Depreciation expenses for the three and nine months ended September 30, 2005 were approximately $27.9 million and $84.0 million, respectively, and $26.5 million and $78.4 million, for the respective periods in 2004. As of September 30, 2005 and 2004, the Company had property under capitalized leases of $5.5 million and $5.5 million, respectively, before accumulated depreciation, and $2.7 million and $4.1 million, respectively, net of accumulated depreciation. During the three and nine months ended September 30, 2005, the Company capitalized interest expense of $0.5 million and $1.1 million, respectively. For the three and nine months ended September 30, 2004, the Company capitalized interest expense of $0.3 million and $0.9 million, respectively.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(5) Intangible Assets
     The Company operates its cable systems under non-exclusive cable franchises that are granted by state or local government authorities for varying lengths of time. The Company acquired these cable franchises through acquisitions of cable systems and the acquisitions were accounted for using the purchase method of accounting.
     Amortization expense for the three and nine months ended September 30, 2005 were approximately $0.6 million and $1.6 million, as compared to $0.5 million and $2.0 million for the respective periods in 2004. The Company’s estimated future aggregate amortization expense for 2005 through 2009 and beyond are $0.6 million, $2.1 million, $2.1 million, $2.1 million and $7.5 million, respectively.
     Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company completed its last annual impairment test as of October 1, 2004, which reflected no impairment of franchise costs or goodwill. As of September 30, 2005, there have been no events since then that would require an impairment analysis to be completed before the next annual test date.
(6) Accrued Liabilities
     Accrued liabilities consist of the following as of September 30, 2005 and December 31, 2004 (dollars in thousands):

	September 30,	December 31,
	2005	2004

Accrued interest	$13,765	$24,342
Accrued payroll and benefits	13,128	10,477
Accrued programming costs	35,815	36,356
Accrued property, plant and equipment	7,394	5,822
Accrued taxes and fees	11,965	12,804
Accrued telecommunications	8,794	9,160
Other accrued expenses	17,216	16,418

	$108,077	$115,379

(7) Debt
     As of September 30, 2005 and December 31, 2004, debt consisted of (dollars in thousands):

	September 30,	December 31,
	2005	2004

Bank credit facilities	$809,000	$960,500
11% senior notes	400,000	400,000
8 1/2% senior notes	200,000	—
Capital lease obligations	2,461	3,455

	$1,411,461	$1,363,955
Less: current portion	41,972	36,316

Total long-term debt	$1,369,489	$1,327,639

     The average interest rate on outstanding debt under the bank credit facility as of September 30, 2005 and 2004 was 5.5% and 3.7%, respectively, before giving effect to the interest rate exchange agreements discussed below. As of September 30, 2005, the Company had unused credit commitments of approximately $493.1 million under its

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
bank credit facility, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements. The Company was in compliance with all covenants under its debt arrangements as of and for all periods through September 30, 2005.
     The Company uses interest rate exchange agreements in order to fix the interest rate on its floating rate debt. As of September 30, 2005, the Company had interest rate exchange agreements with various banks pursuant to which the interest rate on $400.0 million is fixed at a weighted average rate of approximately 3.4%. Under the terms of the interest rate exchange agreements, which expire from 2006 through 2007, the Company is exposed to credit loss in the event of nonperformance by the other parties. However, due to the creditworthiness of the Company’s counterparties, which are major banking firms with investment grade ratings, the Company does not anticipate their nonperformance. At the end of each quarterly reporting period, the carrying values of these swap agreements are marked to market. The fair values of these agreements are the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates, the remaining time to maturity and the creditworthiness of the Company’s counterparties. At September 30, 2005, based on the mark-to-market valuation, the Company recorded on its consolidated balance sheet an accumulated investment in derivatives of $5.3 million, which is a component of prepaid expenses and other assets and non-current other assets, and a derivative liability of $0.4 million, which is recorded in accrued liabilities and other non-current liabilities.
     As a result of the mark-to-market valuations of these interest rate swaps, the Company recorded a gain of $2.2 million and a loss of $6.2 million for the three and nine months ended September 30, 2005, and a loss of $2.1 million and a gain of $6.7 million, for the respective three and nine months periods in 2004.
     In August 2005, the Company issued $200.0 million aggregate principal amount of 8 1/2% senior notes due October 2015 (the “8 1/2% Senior Notes”). The 8 1/2% Senior Notes are unsecured obligations and the indenture for the 8 1/2% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. The Company incurred approximately $6.3 million in financing costs related to issuance of the 8 1/2% Senior Notes, which included $3.3 million of original issue discount.
     As of September 30, 2005, approximately $9.9 million of letters of credit were issued to various parties as collateral for the Company’s performance relating primarily to insurance and franchise requirements.
(8) Stock-Based Compensation
     The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) as amended. Compensation expense for stock options, restricted stock units and other equity awards to employees is recorded by measuring the intrinsic value, defined as the excess, if any, of the quoted market price of the stock at the date of the grant over the amount an employee must pay to acquire the stock, and amortizing the intrinsic value to compensation expense over the vesting period of the award.
     During the nine months ended September 30, 2005, certain employees received 36,000 grants of stock options exercisable on underlying MCC shares with an exercise price of $5.42 that vest equally over four years. No compensation cost has been recognized for any option grants in the accompanying consolidated statements of operations since the exercise price of the options was at fair market value at the date of grant.
     During the nine months ended September 30, 2005, certain employees received 187,600 restricted stock units on underlying MCC shares. The restricted stock units were issued at a weighted average price of $5.48 per share, with a weighted average vesting period of 3.7 years. During the three and nine months ended September 30, 2005, the Company recorded $64,000 and $154,000, respectively, of compensation expense in its consolidated statements of operations related to the grants of restricted stock units. During the nine months ended September 30, 2005, 1,800 restricted stock units were forfeited.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     Had the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation, the Company’s net income would have been changed from the “as reported” amounts to the “pro forma” amounts as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income as reported	$3,547	$1,621	$13,861	$24,565
Add: Total stock-based compensation expense included in net income as reported above	64	—	154	—
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(314)	(143)	(791)	(795)

Pro forma net income	$3,297	$1,478	$13,224	$23,770

     The effects of applying SFAS No. 123 in the pro forma net (loss) income disclosure above are not likely to be representative of the effects on the pro forma disclosure in the future.
(9) Related Party Transactions
     The Company paid dividends to MCC in the amount of $4.5 million and $15.4 million, for the three and nine months ended September 30, 2005, respectively. The Company recorded management fee expense due to MCC of $3.0 and $9.0 for the three and nine months ended September 30, 2005, respectively.
     Mediacom LLC has a $150.0 million preferred equity investment in the Company. The preferred equity investment has a 12% annual dividend, payable quarterly in cash. During the nine months ended September 30, 2005 and 2004, the Company paid $13.5 million in cash dividends on the preferred equity.
(10) Legal Proceedings
     The Company, MCC and its subsidiaries or other affiliated companies are also involved in various other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a significant or adverse effect on the Company’s financial position, operations or cash flows.
(11) Subsequent Event
     In October 2005, the Company amended the revolving credit portion of its senior secured credit facility: (i) to increase the revolving credit commitment from approximately $543.0 million to approximately $650.5 million, of which approximately $430.3 million is not subject to scheduled reductions prior to the termination date; and (ii) to extend the of the termination date of the commitments not subject to reductions from March 31, 2010 to December 31, 2012. The Company incurred $4.7 million in financing costs associated with this amendment, which will be amortized over the term of the credit facility.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Mediacom Broadband LLC
     Article VIII of Mediacom Broadband LLC’s Amended and Restated Operating Agreement (the “Operating Agreement”) provides as follows:
     No Indemnified Person (as defined) shall be liable, directly or indirectly, to the Company or to any other member for any act or omission in relation to the Company or the Operating Agreement taken or omitted by such Indemnified Person in good faith, provided that such act or omission does not constitute gross negligence, fraud or willful violation of the law or the Operating Agreement. The Company shall, to the fullest extent permitted by the Delaware Act, indemnify and hold harmless each Indemnified Person against all claims, liabilities and expenses of whatsoever nature relating to activities undertaken in connection with the Company, including but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel, accountants’ and experts’ and other fees, costs and expenses reasonably incurred in connection with the investigation, defense or disposition (including by settlement) of any action, suit or other proceeding, whether civil or criminal, before any court or administrative body in which such Indemnified Person may be or may have been involved, as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, while acting as such Indemnified Person, provided that no indemnity shall be payable hereunder against any liability incurred by such Indemnified Person by reason of such Indemnified Person’s gross negligence, fraud or willful violation of law or the Operating Agreement or with respect to any matter as to which such Indemnified Person shall have been adjudicated not to have acted in good faith.
     Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware Act”) empowers a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.
     Mediacom Broadband Corporation
     Article VI of Mediacom Broadband Corporation’s Certificate of Incorporation provides as follows:
     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Article VII of Mediacom Broadband Corporation’s By-Laws provides as follows:
     The Corporation shall indemnify any person to the full extent permitted, and in the manner provided, by the Laws of the State of Delaware, as the same now exists or may hereafter be amended.
     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees)actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
Item 21. Exhibits and Financial Statement Schedules.
     (a) Exhibits

Exhibit
Number	Exhibit Description
3.1	Certificate of Formation of Mediacom Broadband LLC(1)
3.2	Amended and Restated Limited Liability Company Operating Agreement of Mediacom Broadband LLC(1)
3.3	Certificate of Incorporation of Mediacom Broadband Corporation(1)
3.4	By-Laws of Mediacom Broadband Corporation(1)
4.1	Indenture, dated as of August 30, 2005 among Mediacom Broadband LLC, Mediacom Broadband Corporation, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company America, as paying agent and note registrar(2)
4.2	Registration Rights Agreement, dated as of August 30, 2005, among Registrants and J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc. and Harris Nesbitt Corp.
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP*
8.1	Opinion of Sonnenschein Nath & Rosenthal LLP regarding federal income tax matters*
12.1	Statement regarding computation of ratios
21.1	Subsidiaries of Mediacom Broadband LLC(1)
23.1	Consent of PricewaterhouseCoopers LLP
23.3	Consents of Sonnenschein Nath & Rosenthal LLP (included in Exhibits 5.1 and 8.1)*
24.1	Powers of Attorney (included as part of signature pages)
25.1	Statement of Eligibility on Form T-1 of Law Debenture Trust Company of New York to act as Trustee under the Indenture
99.1	Form of Letter of Transmittal with respect to the exchange offer
99.2	Form of Instruction Letter to Registered Holders
99.3	Form of Notice of Guaranteed Delivery

*	To be filed by amendment

(1)	Filed as an exhibit to the Registration Statement on Form S-4 (File No. 333-72440) of the Registrants and incorporated herein by reference.

(2)	Filed as an exhibit to Registrants’ Current Report on Form 8-K dated August 30, 2005, and incorporated herein by reference
     (b) Financial Statement Schedules
          None
Item 22. Undertakings.
     Mediacom Broadband LLC and Mediacom Broadband Corporation (the “Registrants”) hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The Registrants hereby undertake that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on December 23, 2005.

Mediacom Broadband LLC

By:	Mediacom Communications Corporation its managing member

	By:	/s/ ROCCO B. COMMISSO

Rocco B. Commisso,
Chairman and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Rocco B. Commisso and Mark E. Stephan as such person’s true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Rocco B. Commisso Rocco B. Commisso	Chairman and Chief Executive Officer (Principal Executive Officer )	December 23, 2005

/s/ Mark E. Stephan Mark E. Stephan	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 23, 2005

/s/ William S. Morris, III
William S. Morris, III	Director	December 23, 2005

/s/ Craig S. Mitchell
Craig S. Mitchell	Director	December 23, 2005

/s/ Thomas V. Reifenheiser Thomas V. Reifenheiser	Director	December 23, 2005

/s/ Natale S. Ricciardi Natale S. Ricciardi	Director	December 23, 2005

Robert L. Winikoff	Director

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on December 23, 2005.

Mediacom Broadband Corporation
By:	/s/ ROCCO B. COMMISSO
Rocco B. Commisso,
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Rocco B. Commisso and Mark E. Stephan as such person’s true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ ROCCO B. COMMISSO
Rocco B. Commisso	Chairman and Chief Executive Officer (Principal Executive Officer )	December 23 2005
/s/ MARK E. STEPHAN
Mark E. Stephan	Executive Vice President, Chief Financial Officer, and Director (Principal Financial and Accounting Officer)	December 23, 2005